Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

SPARK NETWORKS SE,

CHEMISTRY INC.,

ZOOSK, INC.

and

FORTIS ADVISORS LLC

AS THE HOLDERS’ REPRESENTATIVE

Dated as of March 21, 2019

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TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

EXHIBITS

Exhibit A	-	Form of Support Agreement
Exhibit B	-	Form of Voting Agreement
Exhibit C	-	Form of Joinder Agreement
Exhibit D	-	Form of Non-Competition Agreement
Exhibit E	-	Form of Certificate of Merger
Exhibit F	-	Form of Written Consent
Exhibit G	-	Form of Parent Capital Increase Resolution

Schedule I	Parent Consenting Stockholders
Schedule II	Company Consenting Stockholders
Schedule III	List of Employees Delivering Non-Competition Agreements
Schedule 1.1(f)(i)	Parent Board Members
Schedule 1.1(f)(ii)	Additional Parent Board Members
Schedule 4.12	Retention Plan Amount
Schedule 6.2(h)	Adjusted EBITDA
Schedule 6.2(k)	Required Payoff Letters
Schedule 9.12(a)	List of Company Knowledge Individuals
Schedule 9.12(b)	List of Parent Knowledge Individuals

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”), dated as of March 21, 2019 (the “Agreement Date”), is among Spark Networks SE, a European stock corporation (Societas Europaea, SE) with corporate seat in Germany (“Parent”), Chemistry Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Zoosk, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Holders’ Representative. Each of Parent, Merger Sub, the Company and the Holders’ Representative are referred to in this Agreement sometimes individually as a “Party” and, collectively, as the “Parties.” Certain capitalized terms used herein without definition are defined in Section 9.12.

Recitals

A.       Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement (the “Merger”), upon the consummation of which the separate corporate existence of Merger Sub will cease and the Company will become a wholly owned subsidiary of Parent.

B.       The board of directors of the Company (the “Company Board”) has considered the terms of this Agreement and has unanimously (1) declared this Agreement and the transactions contemplated by this Agreement (collectively, the “Transactions”), including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (2) approved this Agreement in accordance with Applicable Law and (3) adopted a resolution directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt and approve this Agreement.

C.       The board of directors of Merger Sub has (1) declared this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Merger Sub and the stockholder of Merger Sub and (2) adopted a resolution recommending that Parent, as the sole stockholder of Merger Sub, adopt this Agreement.

D.      The administrative board (Verwaltungsrat) of Parent (the “Parent Board”) has (i) determined that this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of Parent and the Parent Stockholders, (ii) approved this Agreement, the Transactions, the issuance of Parent Ordinary Shares in the Merger, and the other actions contemplated by this Agreement, and (iii) adopted a resolution recommending that all of the Parent Stockholders vote in favor of the Parent Capital Increase Resolution (the “Parent Board Recommendation”).

E.        Concurrently with the execution of this Agreement, Company, Parent and certain Parent Stockholders listed on Schedule I hereto (the “Parent Consenting Stockholders”) have entered into a support agreement regarding the Merger and the other Transactions, a copy of which is attached hereto as Exhibit A (the “Support Agreement”).

F.        Concurrently with the execution of this Agreement, Company, Parent and certain Company Stockholders listed on Schedule II hereto (such stockholders, the “Company Consenting Stockholders”) are executing (i) voting agreements in substantially the form attached hereto as Exhibit B (the “Voting Agreements”) and (ii) joinder agreements in substantially the form attached hereto as Exhibit C (the “Joinder Agreements”).

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H.      Concurrently with the execution of this Agreement, Parent has delivered to the Company a copy of a debt commitment letter executed by the Debt Financing Source named therein and dated as of the Agreement Date (together with all exhibits, schedules, annexes and amendments thereto, and as may be amended, modified, supplemented, replaced or extended from time to time to the extent permitted in Section 4.16(d), the “Debt Commitment Letter”).

I.        Concurrently with the execution of this Agreement, each of the employees listed on Schedule III has executed a non-competition agreement substantially in the form attached hereto as Exhibit D.

Now, Therefore, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
The Merger

Section 1.1	The Merger.

(a)          Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and as a wholly owned subsidiary of Parent.

(b)          Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

(c)          Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, 94041, or at such other location as Parent and the Company agree, at 10:00 a.m. Pacific time on the second Business Day following the date on which all of the conditions set forth in ARTICLE VI have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date, time and place as Parent and the Company agree. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”

(d)          Effective Time. A certificate of merger satisfying the applicable requirements of the DGCL in substantially the form attached hereto as Exhibit E (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company agree and specify in the Certificate of Merger (the time of such filing or such later time, the “Effective Time”).

(e)          Surviving Corporation – Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(i)       the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth in the Certificate of Merger (with the name of the Company as the name of the Surviving Corporation), until thereafter amended as provided by the DGCL and such certificate of incorporation;

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(ii)       the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (with the name of the Company as the name of the Surviving Corporation) until thereafter amended as provided by the DGCL, the certificate of incorporation or such bylaws; and

(iii)       the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(f)           Parent Board Members.

(i)       As of the Agreement Date, the Parent Board consists of seven members. The Parties agree that following the consummation of the Parent Capital Increase, the Parent Board shall consist of eight members. To this effect, Parent shall, to the extent legally permissible, use its reasonable best efforts to cause all members of the Parent Board (including all replacement members) to resign as promptly as reasonably possible after the Agreement Date with the resignations taking effect at the end of the Parent General Meeting, at which the Parent Board proposes to the Parent Stockholders to adopt the Parent Capital Increase Resolution. Such resignations shall at the latest be delivered in writing to Parent prior to the invitation of the Parent General Meeting at which the Parent Board proposes to the Parent Stockholders to adopt the Parent Capital Increase Resolution.

(ii)       Parent shall use its reasonable best efforts to cause the Parent Board to propose to the Parent General Meeting, at which the Parent Board proposes to the Parent Stockholders to adopt the Parent Capital Increase Resolution, to (A) expand the Parent Board to eight members and (B) elect the six persons set forth on Schedule 1.1(f)(i) as members of the Parent Board, each for a term until the end of the Parent General Meeting which is to vote on the discharge of the Parent Board members for the financial year 2019 (Entlastung für das Geschäftsjahr 2019) and (C) subject to the occurrence of the registration of the execution of the Parent Capital Increase in the commercial register of Parent, elect the two persons set forth on Schedule 1.1(f)(ii) as members of the Parent Board, each for a term until the end of the Parent General Meeting which is to vote on the discharge of the Parent Board members for the financial year 2019 (Entlastung für das Geschäftsjahr 2019) (unless such persons are ineligible under mandatory statutory law at the time of their respective election, in which case the Holders’ Representative may propose alternative candidates reasonably acceptable to Parent from amongst the persons comprising the Company Board as of the Agreement Date).

(iii)       If the persons set forth on Schedule 1.1(f)(ii) are not elected as members of the Parent Board by the Parent General Meeting as provided in Section 1.1(f)(ii) above, Parent shall, to the extent legally permissible, use its reasonable best efforts to cause as promptly as reasonably possible after the registration of the execution of the Parent Capital Increase in the commercial register of Parent, to be filed with the competent court a motion proposing to the court to appoint those two persons set forth on Schedule 1.1(f)(ii) as members of the Parent Board (unless such persons are ineligible under mandatory statutory law at the time of their respective appointment, in which case Holders’ Representative may propose alternative candidates reasonably acceptable to Parent from amongst the persons comprising the Company Board as of the Agreement Date).

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(iv)       If the persons set forth on Schedule 1.1(f)(ii) are not elected as members of the Parent Board as provided in Section 1.1.(f)(ii) above nor appointed pursuant to Section 1.1.(f)(iii), the Parent Board shall, to the extent legally permissible, use its reasonable best efforts to cause the Parent Board to propose to the ordinary Parent General Meeting 2019 (ordentliche Hauptversammlung) in which all Parent Board members have to be elected, the election of the persons set forth on Schedule 1.1(f)(ii) as members of the Parent Board for a term until the end of the Parent General Meeting which is to vote on the discharge of the Parent Board members for the financial year 2019 (Entlastung für das Geschäftsjahr 2019) (unless such persons are ineligible under mandatory statutory law at the time of their respective appointment, in which case Holders’ Representative may propose alternative candidates reasonably acceptable to Parent from amongst the persons comprising the Company Board as of the Agreement Date).

Section 1.2	Effect on Capital Stock, Options and Warrants.

(a)          Treatment of Company Capital Stock, Company Options and Company Warrants. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, any Company Stockholder, Optionholder, Warrantholder or any other Person:

(i)       Company Capital Stock. Each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by the Company as treasury stock or by Parent or Merger Sub) shall be cancelled and automatically converted directly into the rights and claims of the Company Stockholders vis-à-vis the Contribution Agent under the Contribution Agent Agreement, and thereby indirectly into the right to receive (A) the Per Share Closing Payment and (B) such Company Stockholder’s Pro Rata Portion of the Post-Closing Cash Consideration, if and to the extent that any Post-Closing Cash Consideration is payable to the Company Holders pursuant to this Agreement and the Escrow Agreement, and in each case at the times and subject to the terms and conditions of this Agreement.

(ii)       No Fractional Shares. Notwithstanding Section 1.2(a)(i) above or anything else herein to the contrary, no fractional Parent ADSs shall be issued upon the surrender of Certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a holder of Parent ADSs. In lieu of any such fractional Parent ADSs, each holder of a fractional Parent ADS shall be paid an amount in cash (without interest and subject to the amount of any withholding taxes as contemplated in Section 1.6(j)) equal to such holder’s proportionate interest in the sum of (i) the net proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this Section 1.2(a)(ii), on behalf of all such holders, of the Excess Securities and (ii) the aggregate dividends or other distributions, if any, that are payable with respect to such Excess Securities pursuant to Section 1.6(g) (such dividends and distributions being herein called the “Fractional Dividends”). In connection with the foregoing:

(A)       As soon as reasonably practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of Parent ADSs into which the Company Capital Stock was converted pursuant to Section 1.2(a)(i) over (y) the aggregate number of whole Parent ADSs to which the former holders of Company Capital Stock are entitled pursuant to Section 1.2(a)(i) (such excess being herein called the “Excess Securities”) and the Exchange Agent, as agent for the former holders of Company Capital Stock, shall sell the Excess Securities at the prevailing prices on the NYSE American LLC (“NYSE American”). The sale of the Excess Securities by the Exchange Agent shall be executed on the NYSE American through one or more member firms of the NYSE American and shall be executed in round lots to the extent practicable. The Exchange Agent shall deduct from the proceeds of sale of the Excess Securities all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities.

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(B)       Until the net proceeds of such sale of Excess Securities and the Fractional Dividends have been distributed to the former stockholders of Company, the Exchange Agent will hold such proceeds and dividends for the benefit of such former stockholders. As soon as reasonably practicable after the determination of the amount of cash to be paid to former stockholders of Company for any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

(iii)      Company Options.

(A)       Vested Options. The portion of each Company Option that is vested and exercisable immediately prior to the Effective Time (each such portion, a “Vested Option”) and that has an exercise price per share less than the Per Share Merger Aggregate Consideration shall be cancelled and automatically converted into the right to receive an amount in cash, without interest and subject to any applicable withholding, equal to (1) the product of (x) the number of shares of Company Common Stock then subject to such Vested Option multiplied by (y) the applicable Per Option/Warrant Closing Payment and (2) the applicable Company Holder’s Pro Rata Portion of the Post-Closing Cash Consideration in respect of such Vested Option, if and to the extent that any Post-Closing Cash Consideration is payable to the Company Holders pursuant to this Agreement and the Escrow Agreement, and in each case at the times and subject to the terms and conditions of this Agreement. Each Vested Option that has an exercise price per share greater than or equal to the Per Share Merger Aggregate Consideration shall be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Merger Aggregate Consideration or any other consideration.

(B)       Unvested Options. The portion of each Company Option that is not a Vested Option immediately prior to the Effective Time (each such portion, an “Unvested Option”) shall be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Merger Aggregate Consideration or any other consideration.

(iv)      Company Warrants. Each Company Warrant, whether vested or unvested, that has a per share exercise price that is less than the Per Share Merger Aggregate Consideration and is outstanding immediately prior to the Effective Time (each, a “Cash-Out Warrant”) shall be cancelled and automatically converted into the right to receive an amount in cash, without interest and subject to any applicable withholding, equal to (A) the product of the number of shares of Company Common Stock subject to such Cash-Out Warrant multiplied by the applicable Per Option/Warrant Closing Payment and (B) the applicable Company Holder’s Pro Rata Portion of the Post-Closing Cash Consideration in respect of such Cash-Out Warrant, if and to the extent that any Post-Closing Cash Consideration is payable to the Company Holders pursuant to this Agreement and the Escrow Agreement, and in each case at the times and subject to the terms and conditions of this Agreement. Each Company Warrant that is not a Cash-Out Warrant, whether vested or unvested, shall be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Merger Aggregate Consideration or any other consideration.

(b)          Treatment of Company Capital Stock Owned by the Company and Parent. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock, and any shares of Company Capital Stock owned by Parent or Merger Sub, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

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(c)          Treatment of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or any other Person, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”) (and the Surviving Corporation Common Stock into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub capital stock will evidence ownership of such number of shares of Surviving Corporation Common Stock.

(d)          Adjustments. Notwithstanding anything to the contrary contained herein, in the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or any Parent equity securities (including Parent Ordinary Shares and Parent ADSs) occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(e)          Appraisal Rights. Notwithstanding anything to the contrary contained herein, any Dissenting Shares shall not be converted into the right to receive the applicable portion of the Merger Aggregate Consideration, but shall instead represent only the right to receive such consideration with respect to any such Dissenting Shares as may be determined pursuant to the DGCL (or, if applicable, the CCC).

(i)       Each holder of Dissenting Shares who, pursuant to the DGCL (or, if applicable, the CCC), becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL or the CCC, as applicable (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).

(ii)       If, after the Effective Time, any Dissenting Shares shall withdraw or lose (through failure to perfect or otherwise) their right to appraisal pursuant to Section 262 of the DGCL (or, if applicable, the CCC), or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL (or if applicable, the CCC), such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the applicable portion of the Merger Aggregate Consideration, if any, to which such holder is entitled pursuant to Section 1.2(a) in respect of such shares without interest thereon, and Parent shall issue and deliver to the holder thereof, at the applicable time or times specified in Section 1.6, following the satisfaction of the applicable conditions set forth in Section 1.6, the applicable portion of the Merger Aggregate Consideration.

(iii)       The Company shall provide to Parent prompt written notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL (or, if applicable, the CCC) that relates to such demand. The Company shall give Parent the opportunity to participate in (but not to direct) all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

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Section 1.3	Company Action

The Company shall, prior to the Effective Time, take or cause to be taken all such actions, and obtain all such consents as may be required to effect the foregoing provisions of the foregoing Section 1.2.

Section 1.4	Adjustment Escrow Fund; Holdback and Expense Funds.

(a)          Withholding of Certain Consideration. Notwithstanding anything to the contrary in the other provisions of this ARTICLE I, Parent shall withhold the Adjustment Escrow Amount, the Holdback Amount and the Representative Expense Amount from the Merger Aggregate Adjusted Cash Consideration otherwise payable to the Company Holders pursuant to this ARTICLE I and the Company Liquidity Bonus Plan.

(b)          Deposits. By virtue of this Agreement, at the Effective Time, Parent will deposit, or cause to be deposited, (i) with an escrow agent to be reasonably agreed between the Parties (the “Escrow Agent”) as security for the obligations of the Company Holders pursuant to Section 1.7, the Adjustment Escrow Amount without any act of the Company Holders (any and all of such deposits to constitute escrow funds to be governed by the terms of the Escrow Agreement, in form and substance reasonably satisfactory to Parent and the Company (the “Escrow Agreement”)) and (ii) with the Holders’ Representative, the Representative Expense Amount.

(i)       Adjustment Escrow Fund. The Adjustment Escrow Amount (such amount, plus any interest or earnings paid thereon in accordance with the Escrow Agreement, the “Adjustment Escrow Fund”) shall be held for the purpose of securing obligations of the Company Holders in respect of any Final Adjustment Shortfall pursuant to Section 1.7. The terms of, and timing and payment of, the cash held in the Adjustment Escrow Fund shall be determined in accordance with Section 1.7 and the Escrow Agreement. To the extent any amount becomes payable out of the Adjustment Escrow Fund to the Company Holders, Parent and the Holders’ Representative shall jointly instruct the Escrow Agent to distribute the aggregate amount to be paid in respect of Company Capital Stock, Cash-Out Warrants and Vested Options or the Company Liquidity Bonus Plan to the Exchange Agent (or, at Parent’s election, for amounts paid in respect of Cash-Out Warrants, Vested Options or the Company Liquidity Bonus Plan, to the Surviving Corporation or to Parent) for further distribution to the Company Holders in accordance with their respective Pro Rata Portions.

(c)          Holdback Amount. Notwithstanding anything to the contrary in this ARTICLE I, at the Effective Time, Parent shall withhold the Holdback Amount from the Merger Aggregate Adjusted Cash Consideration otherwise payable to each Company Holder pursuant to Section 1.2 and/or the Company Liquidity Bonus Plan in accordance with each such Company Holder’s Pro Rata Portion. The Holdback Amount (such amount, plus any interest accrued thereon pursuant to Section 8.6(a), the “Holdback Fund”) shall be held for the purpose of securing the indemnity obligations of the Company Holders in respect of any Indemnifiable Damages suffered or incurred by the Indemnified Parties for which they are entitled to recovery under ARTICLE VIII. The terms of, and timing and payment of, the Holdback Amount shall be determined in accordance with ARTICLE VIII. To the extent any amount becomes payable out of the Holdback Fund to the Company Holders, Parent shall distribute the aggregate amount to be paid in respect of Company Capital Stock, Cash-Out Warrants and Vested Options or the Company Liquidity Bonus Plan to the Exchange Agent (or, at Parent’s election, for amounts paid in respect of Cash-Out Warrants, Vested Options or the Company Liquidity Bonus Plan, to the Surviving Corporation or to Parent) for further distribution to the Company Holders in accordance with their respective Pro Rata Portions.

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(d)          Representative Expense Fund. The Representative Expense Amount (the “Representative Expense Fund”) shall be held for the purpose of reimbursing the Holders’ Representative for Representative Expenses to which the Holders’ Representative is entitled pursuant to Section 8.7. The terms of, and timing and payment of, the cash held in the Representative Expense Fund shall be determined in accordance with Section 8.7.

Section 1.5	Parent Capital Increase; Share Exchange.

(a)          Appointment of Contribution Auditor. As soon as practicable after the Agreement Date, Parent shall request the appointment by the competent Commercial Register of a German accounting firm as auditor (Sacheinlagenprüfer) (the “Contribution Auditor”) of the contribution in kind (Sacheinlagen), i.e., of all of the issued and outstanding shares of Surviving Corporation Common Stock (the “Contribution In Kind”), pursuant to Articles 5 and 9(1) lit. c) ii) SE Regulation in connection with Section 183(3) AktG, thereby taking into consideration the Merger Aggregate Cash Consideration payable by Parent.

(b)          Invitation to Parent General Meeting. Following the Agreement Date, Parent shall prepare and publish an invitation in the German Federal Gazette (Bundesanzeiger) for a Parent General Meeting at which the Parent Board proposes to the Parent Stockholders to adopt the Parent Capital Increase Resolution, subject to any requests for amendment by the Commercial Register that are agreed upon by Parent and the Company prior to such invitation, and shall convene such Parent General Meeting as soon as practicable thereafter. The Company shall cooperate with Parent in the preparation of such invitation. Parent shall use its reasonable efforts to so publish such invitation substantially concurrently with the filing of the application for the California Permit pursuant to Section 5.1(a).

(c)          Contribution Auditor’s Report. Parent shall request the Contribution Auditor to provide to Parent, no later than on the Business Day prior to the Parent General Meeting which is to adopt the Parent Capital Increase Resolution, a written report to Parent confirming the value of the Contribution In Kind pursuant to Articles 5, 9(1) lit. c) ii) SE Regulation in connection with Sections 34(1) no. 2, 183(3) AktG. Parent also shall request the Contribution Auditor to provide a draft of such report to Parent no later than on the fifth Business Day prior to the Parent General Meeting which is to adopt the Parent Capital Increase Resolution. Parent shall not be required to hold the Parent General Meeting until it has received a favorable report from the Contribution Auditor with respect to the Contribution In Kind.

(d)          Appointment of Agents.

(i)        Parent shall use reasonable efforts to appoint, prior to the date of the Fairness Hearing to be held pursuant to Section 5.1, one or more banks or trust companies or other independent financial institutions (each of which appointments shall be subject to the written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed); provided that Parent, with the consent of the Company (not to be unreasonably withheld, conditioned or delayed), may appoint one or more substitute persons to perform any of the functions of such Person to act as:

(A)       contribution agent in connection with the Share Exchange (in such function, the “Contribution Agent”), pursuant to a contribution agent agreement with the Contribution Agent, Parent, Company and the Holders’ Representative, in form and substance reasonably satisfactory to Parent and the Company (the “Contribution Agent Agreement”); and

(B)       exchange agent in connection with the Share Exchange (in such function, the “Exchange Agent”), pursuant to an exchange agent agreement with the Exchange Agent, in form and substance reasonably satisfactory to Parent and Company, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement (the “Exchange Agent Agreement”).

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(ii)       The Contribution Agent Agreement shall, among other things, provide for (A) the Contribution Agent Registration as set forth in Section 1.5(e) below and (B) the obligations of the Contribution Agent towards the holders of Company Capital Stock to effect (1) the Contribution pursuant to Section 1.5(f) below and (2) the Parent Ordinary Share Deposit pursuant to Section 1.5(i)(i) below.

(iii)       The Exchange Agent Agreement shall, among other things, require the Exchange Agent to deliver the Parent ADSs and applicable portion of the Merger Aggregate Adjusted Cash Consideration to the former holders of shares of Company Capital Stock pursuant to Section 1.5(i)(iii) below.

(e)          Registration of Contribution Agent as Record Holder. On the Business Day immediately preceding the Closing Date, the Contribution Agent shall be registered, as Parent’s fiduciary (for the period prior to the Effective Time only), as the record holder of all of the issued and outstanding shares of common stock of Merger Sub (the “Merger Sub Common Stock”), and Parent shall so transfer record ownership of all shares of Merger Sub Common Stock to the Contribution Agent (the “Contribution Agent Registration”); provided that, for the period prior to the Effective Time, Parent shall continue to be the beneficial owner of the Merger Sub Common Stock held of record by the Contribution Agent. From and after the Effective Time, the Contribution Agent shall act as a fiduciary of the former holders of Company Capital Stock for purposes of, among other things, ensuring for the benefit of such former holders the consummation of the Parent Capital Increase.

(f)           Contribution. The Contribution Agreement shall provide that, as soon as practicable after, but in any event no later than on the third Business Day after, the Effective Time, (i) the Contribution Agent shall execute a subscription certificate (Zeichnungsschein) with the contents and in the form stipulated by Section 185(1) AktG and the Contribution Agent Agreement and (ii) Parent and Contribution Agent shall execute the Contribution Agreement ((i) and (ii) collectively, the “Contribution”).

(g)          Commercial Register Application of Parent Capital Increase. As soon as practicable after, but in any event no later than on the third Business Day after, the Contribution, Parent shall file the application for registration of the consummation of the Parent Capital Increase with the Commercial Register (the “Parent Capital Increase Registration”) and, thereafter, shall use its reasonable best efforts to have the Parent Capital Increase Registration effected in due course. Upon the Parent Capital Increase Registration, the Parent Ordinary Shares underlying the Merger Aggregate Stock Consideration shall be issued to the Contribution Agent by operation of law (the “Parent Share Issuance”).

(h)          Cooperation. Parent shall use its reasonable best efforts to take all actions necessary or appropriate to accomplish the swift registration of the consummation of the Parent Capital Increase, including Parent’s timely liaising with the Commercial Register to pre-discuss filings and procedures with the goal to promptly effect the registration of the completion of the Parent Capital Increase (Eintragung der Durchführung der Kapitalerhöhung). The Parties shall make available to each other such necessary information and to perform all necessary actions so that the requisite procedural steps for the issuance of Parent Ordinary Shares underlying the Merger Aggregate Stock Consideration can be completed in an expedited manner.

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(i)           Share Exchange.

(i)       Parent Ordinary Share Deposit. The Contribution Agent Agreement shall provide that, as soon as practicable after the Parent Share Issuance, the Contribution Agent shall deposit with the Depositary, for the benefit of the holders of shares of Company Capital Stock, the Parent Ordinary Shares underlying the Merger Aggregate Stock Consideration (the “Parent Ordinary Share Deposit”).

(ii)       Issuance of Parent ADSs to Exchange Agent. As soon as practicable after the Parent Ordinary Share Deposit, the Depositary shall issue to the Exchange Agent the Parent ADSs comprising the Merger Aggregate Stock Consideration.

(iii)       Delivery of Parent ADSs. The Exchange Agent Agreement will provide that, as promptly as reasonably practicable following the issuance of the Parent ADSs to the Exchange Agent pursuant to Section 1.5(i)(ii) above, and in accordance with the procedures described in Section 1.6(d), the Exchange Agent shall deliver the Parent ADSs comprising the Merger Aggregate Stock Consideration to the former holders of shares of Company Capital Stock (such Parent ADSs, together with any dividends or distributions with respect thereto, being referred to as the “Exchange Fund”) and any cash in lieu of Parent ADRs representing fractional Parent ADSs (the actions described in this Section 1.5, collectively, the “Share Exchange”). Parent shall instruct the Exchange Agent, pursuant to irrevocable instructions, to deliver Parent ADSs and Parent ADRs to be issued pursuant to this Section 1.5 out of the Exchange Fund in accordance with Section 1.6(d). The Exchange Fund shall not be used for any other purpose.

Section 1.6	Exchange of Certificates.

(a)          Cancellation of Company Capital Stock. As of the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Capital Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Per Share Stock Consideration, the Per Share Closing Cash Consideration and such Company Holder’s applicable portion of any Post-Closing Cash Consideration upon surrender of each Certificate in accordance with this ARTICLE I, without interest.

(b)          Exchange Agent. The Exchange Agent shall receive, for the benefit of holders of shares of Company Capital Stock and Cash-Out Warrants, the aggregate Merger Aggregate Adjusted Cash Consideration to which holders of shares of Company Capital Stock and Cash-Out Warrants shall become entitled pursuant to Section 1.2(a)(i) and Section 1.2(a)(iv). Parent shall deposit the portion of the Merger Aggregate Adjusted Cash Consideration to which holders of Company Capital Stock and Cash-Out Warrants shall become entitled pursuant to Section 1.2(a)(i) and Section 1.2(a)(iv), in each case subject to Section 1.4 (the “Initial Payment Amount”), with the Exchange Agent at or immediately following the Effective Time.

(c)          Surrender of Options.

(i)       Vested Options. As soon as practicable after the Closing (but in no event later than the first regularly scheduled payroll date occurring at least five Business Days following the Closing Date), Parent shall cause the applicable portion of the Merger Aggregate Consideration payable to each Optionholder in accordance with Section 1.2(a)(iii)(A), subject to Section 1.4, to be paid to each such Optionholder through Parent’s or the Surviving Corporation’s payroll system in accordance with standard payroll practices, and subject to any required withholding for applicable Taxes.

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(d)          Payment and Exchange Procedures.

(i)       Parent shall instruct the Exchange Agent to, as promptly as reasonably practicable (and in any event within three Business Days) after the Effective Time, send to each Company Stockholder of record holding a Certificate (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and shall have such other provisions as Parent and the Company mutually agree upon prior to the Closing Date) and (y) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Aggregate Consideration payable in respect thereof.

(ii)       Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), or, if later, following receipt by the Exchange Agent of the Parent ADSs to be issued to the Exchange Agent as provided above, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a Parent ADR representing that number of whole Parent ADSs that such holder has the right to receive as part of the Merger Aggregate Stock Consideration, and (B) such portion of the Merger Aggregate Closing Cash Consideration that such holder has the right to receive pursuant to the terms hereof, and the Certificate so surrendered shall forthwith be cancelled. Until such time as a Parent ADR representing Parent ADSs is issued to or at the direction of the holder of a surrendered Certificate, the respective Parent ADSs, and Parent Ordinary Shares underlying such Parent ADSs, shall be held in trust by the Exchange Agent in accordance with the Exchange Agent Agreement. Each outstanding Certificate shall be deemed, from and after the Effective Time, only to evidence the right to receive upon such surrender the portion of the Merger Aggregate Consideration to be paid in respect of the shares of Company Capital Stock represented by such Certificate pursuant to the terms hereof. If payment of such portion of the Merger Aggregate Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer in accordance with Section 1.6(f) and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of such Merger Aggregate Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.6(d), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive a portion of the Merger Aggregate Consideration, as applicable, as contemplated by this ARTICLE I.

(e)          Transfer Books; No Further Ownership Rights in Company Stock. The Merger Aggregate Consideration paid in respect of shares of Company Capital Stock upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Certificates, and at the close of business on the day immediately prior to the Closing Date, the stock transfer books of the Company shall be closed and thereafter no further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by Applicable Law. Subject to Section 1.6(h), if, at any time after the Effective Time, Certificates are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged as provided in this ARTICLE I.

(f)          Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of the fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger Aggregate Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Certificate, as contemplated by this ARTICLE I.

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(g)          Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Closing with respect to Parent ADSs, or Parent Ordinary Shares underlying such Parent ADSs, with a record date after the Closing will be paid to the holder of any unsurrendered shares of Company Capital Stock with respect to Parent ADSs issuable upon surrender thereof, and no cash in lieu of fractional Parent ADSs shall be paid to any such holder, until the holder of record of the Certificate representing such share of Company Capital Stock shall surrender such Certificate or deliver an affidavit pursuant to Section 1.6(f). Subject to Applicable Law, following surrender of any such Certificate or delivery of such an affidavit, there shall be paid to the holder of Parent ADRs representing whole Parent ADSs issued in exchange therefor, any cash in lieu of fractional Parent ADSs and any dividends or other distributions with a record date after the Closing theretofore paid with respect to such whole number of Parent ADSs.

(h)          Termination of Payment Fund. At any time following the 12-month anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Parent ADSs or the Initial Payment Amount (including any interest received with respect thereto) that has not been delivered or disbursed to holders of Certificates, and thereafter such holders shall be entitled (subject to abandoned property, escheat or other similar Applicable Law) to look only to Parent as general creditors thereof.

(i)           No Liability. Notwithstanding anything to the contrary contained herein, none of the parties hereto, the Surviving Corporation, the Exchange Agent shall be liable to any Person for Merger Aggregate Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(j)           Withholding Taxes. Parent, the Surviving Corporation, and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a Company Holder pursuant hereto and shall pay to the appropriate Taxing Authority such amounts that are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Applicable Law. To the extent amounts are so withheld and paid over to the appropriate Taxing Authority in the manner required by Applicable Law, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.7	Purchase Price Adjustment.

(a)          The Company shall prepare and deliver to Parent (i) not later than five Business Days prior to the Closing Date, a draft of the Company Closing Financial Statement and, (ii) not later than two Business Days prior to the Closing Date, a final version of the Company Closing Financial Statement. The draft and the final Company Closing Financial Statement each shall include the Company’s bona fide, good faith estimates of the amounts of each of the items required to be set forth therein. The Company shall consult with Parent and keep Parent reasonably informed during the Company’s preparation of the draft and final Company Closing Financial Statements and, in preparing such draft and final Company Closing Financial Statements, shall take into account all comments reasonably made by Parent.

(b)          Within 60 calendar days after the Closing Date, Parent shall, at its expense, prepare and deliver to the Holders’ Representative a statement (the “Parent Post-Closing Statement”) setting forth in reasonable detail Parent’s calculations of the items in the Company Closing Financial Statement, calculated in accordance with this Section 1.7.

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(c)          If the Holders’ Representative desires to object to any item in the Parent Post-Closing Statement, then within 30 days following delivery by Parent of the Parent Post-Closing Statement (the “Objection Period”) the Holders’ Representative shall provide written notice of such objection to Parent (the “Notice of Objection”), which shall set forth the basis for such objection in reasonable detail, along with the Holders’ Representative’s calculation and proposed modification of each disputed item (each such disputed item or amount, a “Disputed Item”) and reasonable supporting documentation and calculations for each such Disputed Item. During the Objection Period, Parent and the Surviving Corporation shall provide the Holders’ Representative (and any accountants or advisors retained by the Holders’ Representative) with reasonable access, subject to reasonable confidentiality obligations, to the books, records and personnel of the Surviving Corporation, during regular business hours and upon reasonable advance notice, for the purpose of enabling the Holders’ Representative to review the Parent Post-Closing Statement and the items set forth therein. If the Holders’ Representative does not deliver a Notice of Objection within the Objection Period, then Parent’s calculation of each item contained in the Parent Post-Closing Statement shall be deemed to be accepted by the Holders’ Representative as final and shall be conclusive and binding on the Holders’ Representative and the Company Holders and shall be deemed final and binding for all purposes of this Agreement.

(d)          If the Holders’ Representative delivers a Notice of Objection during the Objection Period, and Parent disputes all or any portion of the Holders’ Representative’s proposed modification to the Parent Post-Closing Statement, then Parent shall notify the Holders’ Representative in writing of such dispute, and Parent and the Holders’ Representative shall confer in good faith for a period of up to 30 days following Parent’s receipt of the Notice of Objection (and all such discussions related thereto shall, unless otherwise agreed by the Parent and the Holders’ Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)).

(e)          If, within the 30-day period set forth in Section 1.7(c) above, Parent and the Holders’ Representative cannot resolve one or more Disputed Items, then Parent and the Holders’ Representative shall engage an independent nationally recognized accounting firm acceptable to both Parent and the Holders’ Representative (the “Reviewing Accountant”) to review the Disputed Items or amounts for purposes of calculating such Disputed Item. The Reviewing Accountant shall, under the terms of its engagement, have no more than 45 days from the date of engagement within which to render its written decision with respect to the Disputed Items that are still disputed by Parent and the Holders’ Representative. After such review and a review of the Surviving Corporation’s relevant books and records, the Reviewing Accountant shall determine the resolution of such remaining Disputed Items, which determination shall be deemed final and binding upon the parties hereto and the Company Holders, and enforceable by any court of competent jurisdiction. For purposes of this Agreement, “Final Merger Aggregate Adjusted Cash Consideration” means the Merger Aggregate Adjusted Cash Consideration as finally determined pursuant to this Section 1.7.

(f)          If the Final Merger Aggregate Adjusted Cash Consideration is less than the Estimated Merger Aggregate Adjusted Cash Consideration (such difference, the “Final Adjustment Shortfall”), then Parent and the Holders’ Representative shall instruct the Escrow Agent to pay to Parent, out of the balance of the Adjustment Escrow Fund, an amount equal to the Final Adjustment Shortfall. In the event the amount of the Final Adjustment Shortfall is less than the Adjustment Escrow Fund, then Parent and the Holders’ Representative shall instruct the Escrow Agent to pay from the balance of the Adjustment Escrow Fund an amount equal to the Adjustment Escrow Amount minus the Final Adjustment Shortfall to the Exchange Agent (or, at Parent’s election, for amounts paid in respect of Vested Options or the Company Liquidity Bonus Plan, to the Surviving Corporation or to Parent), for further distribution to the Company Holders in accordance with their respective Pro Rata Portions. To the extent that the Final Adjustment Shortfall is greater than the Adjustment Escrow Fund (such difference, the “Excess Adjustment Amount”), at Parent’s election, (i) the Company Holders shall promptly pay to Parent or its designee an aggregate amount equal to their respective Pro Rata Portions of the Excess Adjustment Amount or (ii) Parent shall deduct such excess amount from the then-remaining balance of the Holdback Fund, if any.

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(g)          If the Final Merger Aggregate Adjusted Cash Consideration is greater than the Estimated Merger Aggregate Adjusted Cash Consideration (such difference, the “Final Adjustment Surplus”), then Parent shall promptly wire the Final Adjustment Surplus to the Exchange Agent (or, at the election of Parent, for amounts paid in respect of Vested Options or the Company Liquidity Bonus Plan, to the Surviving Corporation or to Parent) for further distribution to the Company Holders in accordance with Section 1.6. Parent and the Holders’ Representative shall then jointly instruct the Escrow Agent in writing to release the full Adjustment Escrow Fund to the Company Holders.

(h)          The fees, costs and expenses of the Reviewing Accountant shall be allocated between the Holders’ Representative (on behalf of the Company Holders), on the one hand, and Parent, on the other hand, in proportion (expressed as a percentage) to the dollar value of the disputed amounts determined in favor of the other party by the Reviewing Accountant.

(i)          Any payments made pursuant to this Section 1.7 shall be treated as adjustments to the Final Merger Aggregate Adjusted Cash Consideration for all Tax purposes to the maximum extent permitted under Applicable Law.

ARTICLE II
Representations and Warranties of the Company

Except as set forth on the Company Disclosure Schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided that the inclusion of any fact or item disclosed in any Section or subsection of the Company Disclosure Schedule shall be deemed disclosed and incorporated into each other Section or subsection of the Company Disclosure Schedule only to the extent it is reasonably apparent from the face of the disclosure that such disclosure is relevant or applicable to such other Section or subsection) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 2.1	Organization, Standing and Corporate Power.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority necessary to own or lease and to operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company’s material Subsidiaries is a legal entity, duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority necessary to own or lease and to operate all of its properties and assets and to carry on its business as it is now being conducted, except as, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

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(b)          Section 2.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company. All of the shares of capital stock of each of the Company’s Subsidiaries (A) have been duly authorized and are validly issued, fully paid (to the extent required under such Subsidiary’s governing documents) and nonassessable, (B) are owned by the Company free and clear of any claim or Lien (other than Permitted Liens), and (C) were issued in compliance with such Subsidiary’s governing documents and all Applicable Law. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock, other securities or membership interests of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell such securities or membership interests.

(c)          The Company has delivered to Parent true, correct and complete copies of the Company Charter and the Company’s bylaws (collectively, the “Company Organizational Documents”), in each case as amended as of the Agreement Date. The Company Organizational Documents are in full force and effect, and the Company is not in violation of any provision thereof. None of the Company’s Subsidiaries are in violation of any provision of their respective organizational documents.

Section 2.2	Capitalization.

(a)          The authorized capital stock of the Company consists of 64,500,000 shares of Company Common Stock and 32,300,313 shares of Company Preferred Stock. As of the Agreement Date:

(i)         15,043,564 shares of Company Common Stock were issued and outstanding,

(ii)        no shares of Company Common Stock were held by the Company in its treasury,

(iii)       10,766,865 shares of Company Common Stock were subject to outstanding Company Options granted under the Company Option Plans,

(iv)       56,140 shares of Company Common Stock are issuable under the Company Warrants,

(v)        3,091,191 shares of Company Preferred Stock were designated Company Series A Preferred Stock, all of which were issued and outstanding,

(vi)       10,233,632 shares of Company Preferred Stock were designated Company Series B Preferred Stock, 10,193,402 of which were issued and outstanding,

(vii)      4,820,827 shares of Company Preferred Stock were designated Company Series C Preferred Stock, all of which were issued and outstanding,

(viii)     9,124,626 shares of Company Preferred Stock were designated Company Series D Preferred Stock, 8,915,908 of which were issued and outstanding, and

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(ix)       5,030,037 shares of Company Preferred Stock were designated Company Series E Preferred Stock, all of which were issued and outstanding.

(b)          Section 2.2(b) of the Company Disclosure Schedule sets forth, as of the Agreement Date, a complete and accurate list of (i) each record holder of each class or series of Company Capital Stock and the number of shares of the Company Capital Stock held by each holder as of the Agreement Date, (ii) each Optionholder, indicating whether such Optionholder is a current or former employee or other service provider, and each Company Option held by such Optionholder, including the per share exercise price, date of grant and vesting schedule thereof and the number of shares and class of Company Capital Stock subject thereto, and (iii) each Warrantholder, and each Company Warrant, including the exercise price, date of grant, and number of shares and class of Company Capital Stock subject to each Company Warrant. Other than as set forth in Section 2.2(b) of the Company Disclosure Schedule, as of the Agreement Date the Company does not provide, and the Company has not entered into an enforceable commitment to provide in the future, any compensatory option or other equity-based or equity-linked compensation.

(c)          All shares of Company Capital Stock have been duly authorized. All issued and outstanding shares of Company Capital Stock (i) are, and all shares of Company Capital Stock that may be issued pursuant to the exercise of Company Options and Company Warrants and the conversion of outstanding shares of any class or series of Company Preferred Stock will be, when issued in accordance with the respective terms thereof, validly issued, fully paid and nonassessable, (ii) are not subject to any right of rescission, (iii) were issued in compliance with the Company Organizational Documents and (iv) are not subject to anti-dilutive rights, preemptive rights or other similar restrictions by statute or pursuant to the Company Organizational Documents, or any Contract to which the Company and/or any of its Subsidiaries is a party or by which the Company and/or any of its Subsidiaries is bound and have been offered, issued, sold and delivered by the Company in material compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal, state and foreign securities laws. The rights, preferences and privileges of the Company Preferred Stock are as set forth in the Company Organizational Documents. Except as provided for herein, there are no voting trusts or other agreements or understandings with respect to the voting of the Company Capital Stock. There are no outstanding or authorized stock appreciation rights, security-based performance units, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries pursuant to which any Person is or pursuant to the terms thereof could become entitled to receive any payment or other value based on the performance of Parent or any of its Subsidiaries. True and complete copies of all material form agreements and instruments (and any amendments thereto, if applicable) relating to or issued under the Company Option Plans and Company Warrants have been provided to Parent, there are no agreements to materially amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent, and all equity grants under the Company Option Plans and Company Warrants have been made pursuant to agreements and instruments that do not materially deviate from such form agreements and instruments.

(d)          Except  as set forth in Section 2.2(b) of the Company Disclosure Schedule (including securities issued or issuable upon conversion or exercise of securities described in Section 2.2(b) of the Company Disclosure Schedule), the Company and its Subsidiaries do not have and are not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or other agreements of any character calling for the Company or any of its Subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, any shares of Company Capital Stock or any other equity security of the Company or any Subsidiary of the Company or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive, any shares of Company Capital Stock or any other equity security of the Company or any Subsidiary of the Company or obligating the Company or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements.

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(e)          There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests of the Company or make an investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no agreements to which the Company is a party or by which it is bound relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.

(f)           Each share of Company Preferred Stock is convertible into shares of Company Common Stock on a one-for-one basis.

Section 2.3	Authority; Noncontravention; Voting Requirements.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party. The Company Board has unanimously (1) declared this Agreement and the Merger and the other Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (2) approved this Agreement in accordance with Applicable Law and (3) adopted a resolution directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt and approve this Agreement. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by it of the Merger and the Transactions, have been duly and validly authorized and approved by the Company Board, and no other action on the part of the Company or the Company Stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by it of the Transactions, subject only to:

(i)        the obtainment of the Company Stockholder Approval, and

(ii)       the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL.

This Agreement has been, and each of the other Transaction Agreements to which the Company is a party will be at or prior to the Closing, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Law of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the foregoing clauses (i) and (ii), collectively, the “General Enforceability Exceptions”).

(b)          The affirmative vote (in person or by proxy) or written consent of:

(i)       the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis),

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(ii)      the holders of at least 55% of the outstanding shares of Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis),

(iii)     the holders of a majority of the outstanding shares of Company Common Stock (voting as a separate class),

(iv)     the holders of a majority of the outstanding shares of Company Series D Preferred Stock (voting as a separate class on an as-converted to Company Common Stock basis), and

(v)      the holders of a majority of the outstanding shares of Company Series E Preferred Stock (voting as a separate class on an as-converted to Company Common Stock basis),

are the only votes of the holders of Company Capital Stock necessary to adopt and approve this Agreement and the Charter Amendment under the DGCL, the CCC (if applicable) and the Company Organizational Documents, each as in effect at the time of such adoption and approval (collectively, the “Company Stockholder Approval”). Delivery by the Company of the Written Consent pursuant to Section 4.2(a) by the Company Consenting Stockholders provides irrevocably such Company Stockholder Approval. No other consent of any holder of Company Preferred Stock is necessary for the consummation of the Merger as provided herein, including the allocation of the Merger Aggregate Consideration as provided herein.

(c)          Neither the execution and delivery of this Agreement and the other Transaction Agreements by the Company nor the consummation by the Company of the Transactions will (i) conflict with or violate any provision of the Company Organizational Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 2.4 are obtained and the filings referred to in Section 2.4 are made, (x) violate any Applicable Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of, the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any Company Contract or Company Permit, to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected except, in the case of clauses (x) and (y), such conflict, violation or default that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.4	Governmental Approvals.

(a)          Except for:

(i)       the issuance of the California Permit; and

(ii)       the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL,

no consents or approvals of, or filings, declarations, notices or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or impede the consummation of the Transactions.

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(b)          The Company is its own “ultimate parent entity” (as such term is defined in 16 CFR § 801.1(a)(3)).  The Company, together with all entities controlled by the Company, does not have (i) total assets having an aggregate book value of $180 million or more (as determined in accordance with 16 CFR §801.11) or (ii) annual revenue of $180 million or more as of its most recently completed fiscal year.  The term “controlled” as used in this Section 2.4(b) shall have the meaning set forth in 16 CFR §801(b).  This representation and warranty is made solely for the purpose of determining the applicability to the Transactions of the HSR Act.

Section 2.5	Financial Statements; Undisclosed Liabilities.

(a)          Section 2.5(a) of the Company Disclosure Schedule sets forth the following financial statements of the Company (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2017 and the related audited consolidated statement of operations, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2017, (ii) the unaudited consolidated balance sheet for the Company and its Subsidiaries as at December 31, 2018 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”) and the related unaudited consolidated statement of operations, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2018, and (iii) the unaudited consolidated balance sheet for the Company and its Subsidiaries as at January 31, 2019 and the related unaudited consolidated statement of operations, stockholders’ equity and cash flows as of and for the one month then ended January 31, 2019.

(b)          The Company Financial Statements (i) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise indicated therein) and (ii) present fairly, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company for such periods (subject, in the case of unaudited financial statements, to normal year-end adjustments and lack of footnotes). Since the Company Balance Sheet Date, the Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of concurrent change in Applicable Law or GAAP.

(c)          Neither the Company nor any of its Subsidiaries has any Liabilities of any nature that are not provided for in the Company Balance Sheet, other than Liabilities: (i) incurred in connection with the preparation, execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions, (ii) incurred in the ordinary course of business after the Company Balance Sheet Date, (iii) incurred in connection with the performance of executory Contracts to which the Company or its Subsidiaries are a party as of or following the Company Balance Sheet Date (including any Contracts entered into after the Agreement Date in compliance with Section 4.1) and (iv) that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 2.6	Absence of Certain Changes or Events

Between the Company Balance Sheet Date and the Agreement Date, (i) neither the Company nor any of its Subsidiaries has taken any action described in Section 4.1(b)(ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xi), (xii), (xiii), (xiv), (xv) and (xvi) that, if taken after the Agreement Date and prior to the Effective Time without the prior written consent of Parent, would violate such provision and (ii) no Company Material Adverse Effect has occurred.

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Section 2.7	Legal Proceedings

As of the Agreement Date, there is no pending or, to the Knowledge of the Company, threatened in writing, legal, administrative, arbitral or other proceeding, action, arbitration, claim, complaint, criminal prosecution, demand letter, hearing, inquiry, administrative or other proceeding, or written notice by any Person alleging potential Liability against, or governmental or regulatory investigation (collectively, “Legal Proceedings”) of the Company or any of its Subsidiaries, nor is there any Order by or before any Governmental Authority imposed (or, to the Knowledge of the Company, threatened in writing to be imposed) upon the Company or any of its Subsidiaries or their respective assets, by or before any Governmental Authority, that, in each case, (i) would reasonably be expected to have a Company Material Adverse Effect or (ii) challenges, prevents, delays, makes illegal or otherwise materially interferes with, the consummation of Merger or the Transactions.

Section 2.8	Compliance with Laws; Permits.

(a)          From September 30, 2017 (the “Company Reference Date”) through the Agreement Date, the Company and each of its Subsidiaries has been in compliance in all material respects with Applicable Law. From the Company Reference Date through the Agreement Date, neither the Company nor any of its material Subsidiaries has received written notice from a Governmental Authority alleging that the Company or such Subsidiary was not in compliance in any material respect with Applicable Law in respect of the Company or such Subsidiary. To the Knowledge of the Company, the Company and its Subsidiaries currently have all material permits, licenses, variances, registrations, exemptions, Orders, consents and approvals from or with any Governmental Authority necessary for the lawful operating of the businesses of the Company and each of its Subsidiaries (the “Company Permits”). Neither the Company nor any of its Subsidiaries is in material default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material Company Permit. Each of the Company and each of its Subsidiaries is, and has at all times since the Company Reference Date been, in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries has been closed in the past three years that would reasonably be expected to have a Company Material Adverse Effect on the Company or any of its Subsidiaries.

Section 2.9	Disclosure Controls

The Company has provided to Parent a true and correct copy of any written disclosure by any representative of the Company to the Company’s independent auditors relating to any significant deficiencies in the design or operation of internal controls that would adversely affect, in any material respects, the ability of the Company to record, process, summarize and report financial data and any material weaknesses in internal controls. To the Knowledge of the Company, no fraud, whether or not material, involving management or other Employees who have a significant role in the internal control over financial reporting of the Company has been committed.

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Section 2.10	Taxes.

(a)          The Company and each of its Subsidiaries has filed on a timely basis (taking into account all extensions of time to file that have been granted) all Tax Returns that are required to have been filed by the Company or any of its Subsidiaries. All such Tax Returns were accurate and complete in all material respects and were prepared in substantial compliance with all Applicable Law. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time (other than automatic extensions of time not requiring the consent of any Taxing Authority) within which to file any material Tax Return which Tax Return has not yet been filed. The Company and each of its Subsidiaries has paid or will pay all Tax amounts due and payable on or before the Closing Date, and has established or will establish adequate reserves for the payment of any Taxes not yet due and payable as of the Closing Date, in each case in the ordinary course of business. Since the Company Balance Sheet Date, the Company and each of its Subsidiaries has incurred no liability for material Taxes outside the ordinary course of business. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries. The Financial Statements accurately accrue all liabilities for material Taxes with respect to all periods through the dates thereof in accordance with GAAP.

(b)          Neither the Company nor any of its Subsidiaries has received a written notice of a claim by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No amount is or has been required to be included by the Company or any Subsidiary pursuant to Section 965 of the Code. Neither the Company nor any of its Subsidiaries is subject to any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency.

(c)          The Company and each of its Subsidiaries has withheld and paid (to the extent they have become due) to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder or other third party.

(d)          To the Knowledge of the Company, no dispute or claim concerning any liability for Taxes of the Company or its Subsidiaries has been claimed or raised by any Taxing Authority which has not been resolved. Neither the Company nor any of its Subsidiaries has received: (i) any written notice from a Taxing Authority indicating an intent to open an audit or examination related to Tax matters, (ii) a request for information related to income or other material Tax matters, or (iii) a notice of deficiency or proposed Tax adjustment. Correct and complete copies of all income Tax Returns and other material Tax Returns of the Company and its Subsidiaries for its five most recently completed taxable years have been made available to Parent.

(e)          Neither the Company nor any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)          The Company and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g)          Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax Sharing Agreement. Neither the Company nor any of its Subsidiaries (i) has been a member of a group of corporations filing a consolidated, combined, or unitary Tax Return (other than a group the common parent of which was the Company or one of its Subsidiaries) nor (ii) has liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

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(h)          Neither the Company nor any of its Subsidiaries has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction intended to be described in Section 355 of the Code.

(i)          Neither the Company nor any of its Subsidiaries has participated in a listed transaction or a reportable transaction within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4.

(j)          The Company and its Subsidiaries are in material compliance with the terms and conditions of any applicable Tax exemptions or Tax agreements of any government to which it may be subject or which it may have claimed relating to a material amount of Tax, and the Merger and the other Transactions will not have any adverse effect on such compliance.

(k)          Neither the Company nor any Subsidiary will be required to include any item of income or gain in, or exclude any item of loss or deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting made prior to the Closing; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the Closing; (iii) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing; or (v) prepaid amount received outside of the ordinary course of business on or prior to the Closing.

(l)           Nothing in this Section 2.10 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount of any net operating loss, capital loss, Tax credit carryover or other Tax asset or attribute of the Company in a taxable period (or portion thereof) after the Closing Date or (ii) the ability of the Company or any of its Affiliates to utilize any of the foregoing items in clause (i) in a taxable period (or portion thereof) after the Closing Date.

Section 2.11	Employee Benefits and Labor Matters.

(a)          Section 2.11(a) of the Company Disclosure Schedule contains a true, correct and complete list of all material Company Plans. For this purpose, “Company Plan” means (other than mandatory government or social security arrangements): (i) “employee benefit plans” as defined in Section 3(3) of ERISA, (ii) employee benefit plans, policies, agreements or arrangements and (iii) payroll practices, including employment, offer letter, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements, in each case with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any obligation or liability, contingent or otherwise (collectively, the “Company Plans”). All Company Plans that are (i) funds or arrangements operated entirely outside the United States and/or (ii) primarily for the benefit of Employees who are or were not U.S. Employees, are referred to as “Company Non-U.S. Benefit Plans” and indicated as such on Section 2.11(a) of the Company Disclosure Schedule.

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(b)          Correct and complete copies of the following documents with respect to each material Company Plan has been delivered or made available to Parent by the Company to the extent applicable: (i) any plan documents and related trust documents, insurance contracts or other funding arrangements, and all material amendments thereto, (ii) the most recent Form 5500s filings and all schedules thereto, if applicable, (iii) the most recent actuarial valuation report, if any, (iv) the most recent IRS determination or opinion letter, if any, (v) the most recent summary plan descriptions and (vi) written summaries of all non-written Company Plans.

(c)          All material contributions required to have been made under any of the Company Plans or by Applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no accumulated funding deficiencies exist in any of the Company Plans subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has or has had or would reasonably be expected to have any liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(d)          Each Company Plan has been established and maintained in compliance in all material respects with (i) its terms and (ii) the requirements prescribed by any and all Applicable Law, including ERISA and the Code. All material amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other Applicable Law have been made or taken, except to the extent that such amendments or actions are not required by Applicable Law to be made or taken until a date after the Effective Time. Each Company Plan maintained by the Company or any of its Subsidiaries has been established, administered and maintained in compliance in all material respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder. There is no arrangement or Contract by which the Company or any of its Subsidiaries is bound to compensate any Person for Taxes or penalties paid pursuant to Section 409A of the Code.

(e)          Neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will (either alone or in combination with any other event) result in (i) any payment becoming due to any Employee other than as expressly provided in Section 1.2(a)(iii) or Section 1.7, (ii) the provision of any benefits or other rights to any Employee, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, or (iv) require any contributions or payments to fund any obligations under any Company Plan. Neither the execution and delivery of this Agreement nor the consummation of the Merger and the other Transactions (either alone or in combination with any other event) could reasonably be expected to give rise to the payment of any amount or the provision of any benefit that constitutes an “excess parachute payment” within the meaning of Section 280G of the Code on account of the transactions contemplated by this Agreement. There is no arrangement or Contract by which the Company or any of its Subsidiaries is bound to compensate any Person for excise Taxes paid pursuant to Section 4999 of the Code.

(f)          Section 2.11(f) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Employees (including consultants and independent contractors) performing services for the Company or engaged by the Company as of the Agreement Date, and indicates whether the Person is an employee, consultant or independent contractor and, as applicable, each Person’s title, work location, date of hire or engagement, exempt or non-exempt classification, accrued but unused sick and vacation leave or paid time off, and whether the Employee is on a leave of absence and the type of such leave.

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(g)          To the Knowledge of the Company, none of the Employees of the Company or any of its Subsidiaries is represented in his or her capacity as an Employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. To the Knowledge of the Company, there is no union organization activity involving any of the Employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the Employees of the Company or any of its Subsidiaries. There are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. As of the Agreement Date, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. Since the Company Reference Date, the Company and each of its Subsidiaries at all times has been in compliance with all Applicable Law and with their own policies, handbooks, and internal regulations relating to the employment of labor and other service providers, including all such Applicable Law relating to termination of employment, employment practices, terms and conditions of employment, overtime, social benefits contributions, employee whistle-blowing, employee privacy, immigration, severance pay, wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (collectively, “WARN”), collective bargaining, discrimination, civil rights, safety and health, pay equity, workers’ compensation and the collection, withholding and payment of social security Taxes and any similar Taxes. In addition, to the Knowledge of the Company, the Company and its Subsidiaries have at all times since the Company Reference Date properly classified their workers (including the proper classification of workers as independent contractors and consultants under Applicable Law). There are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against the Company or any alleged violations of such Applicable Laws.

(h)          Neither the Company nor any of its Subsidiaries has entered into any settlement or similar agreement related to allegations of sexual harassment or sexual misconduct by an officer, director or employee of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made against any officer, director or employee of the Company or any of its Subsidiaries, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.12	Environmental Matters

Except for those matters that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is, and has been since the Company Reference Date, in compliance with all applicable Environmental Laws, (ii) there is no Legal Proceeding relating to or arising under applicable Environmental Law that is pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, and (iii) there are no investigations of the businesses of the Company or any of its Subsidiaries pending or threatened in writing that would reasonably be expected to result in the Company or any of its Subsidiaries incurring any material Liabilities under applicable Environmental Laws or concerning treatment of Hazardous Materials.

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Section 2.13	Material Contracts.

(a)          Section 2.13(a) of the Company Disclosure Schedule sets forth a complete and correct list of each of the following Contracts to which the Company or any of its Subsidiaries is a party (each of the Contracts and other documents required to be listed in Section 2.13(a) of the Company Disclosure Schedule, a “Company Material Contract”) as of the Agreement Date:

(i)       Contracts with the Company’s top five marketing and advertising partners based on cost in the 12-month period prior to the Agreement Date;

(ii)      All licenses pursuant to which any Person is authorized to use any Company-Owned IP Rights, other than Company-Owned IP Rights licensed to customers or marketing and advertising partners in the ordinary course of business;

(iii)     Contracts for the acquisition, sale or lease of material properties or material assets (by merger, purchase or sale of stock or assets or otherwise) other than for capital equipment in the ordinary course of business;

(iv)     Loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money (contingent or otherwise) or for the deferred purchase price of property or services by the Company or any of its Subsidiaries, or any Contract or instrument pursuant to which indebtedness for borrowed money (contingent or otherwise) or for the deferred purchase price of property or services may be incurred or is guaranteed by the Company or any of its Subsidiaries, or any guarantees by third parties for the benefit of the Company or any of its Subsidiaries, in each case having an outstanding principal amount in excess of $100,000;

(v)      Mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or material assets of the Company or any of its Subsidiaries other than for capital equipment in the ordinary course of business;

(vi)     Contracts containing a covenant expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries to engage in any business with any Person or in any geographic area or to compete with any Person;

(vii)    severance or change in control Contracts (but only to the extent remaining payments are or could be owing by the Company);

(viii)   any Contract that gives rise to any payment or benefit in excess of $100,000 as a result of the performance of this Agreement or any of the Transactions;

(ix)      Contracts with a term of more than six months which are not terminable by the Company upon less than 30 days’ notice without penalty and involve consideration in excess of $100,000 annually;

(x)       Contracts to which a Governmental Authority is a party;

(xi)      Contracts for the leases or subleases of real property to or by the Company or a Subsidiary, other than leases or subleases that do not involve aggregate payments in excess of $100,000 over the 12-month period commencing on the Agreement Date;

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(xii)     any settlement agreement of any Legal Proceeding since the Company Reference Date; and

(xiii)    any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from the Company or any of its Subsidiaries after the Agreement Date in excess of $250,000 annually, other than agreements with marketing or advertising partners entered into in the ordinary course of business that are terminable by the Company upon less than 30 days’ notice without penalty.

(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Material Contracts is, as of the Agreement Date, valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company or the applicable Subsidiary, subject to the General Enforceability Exceptions. Neither the Company nor the applicable Subsidiary is in default in any material respect under any Company Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default in any material respect thereunder by the Company or the applicable Subsidiary. As of the Agreement Date, to the Knowledge of the Company, (i) no other party to any Company Material Contract is in default, in any material respect, under any of the provisions, terms or conditions thereunder and (ii) no condition exists that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder. As of the Agreement Date, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice of (i) any termination or cancellation of any Company Material Contract or (ii) any past, present or future material breach or material default under any Company Material Contract, or granted to any third party any material rights, adverse or otherwise, that would constitute a material breach of any Company Material Contract (it being understood and agreed that any breach or default that gives the other party a right to termination shall be considered a material breach or material default).

Section 2.14	Title to Properties

The Company and each of its Subsidiaries (i) is in possession of and has good and valid title to all tangible assets used by the Company and its Subsidiaries in the conduct of their business as currently conducted and that are, individually or in the aggregate, material to the Company’s and its Subsidiaries’ business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the Agreement Date in the ordinary course of business and not in violation of this Agreement), free and clear of all Liens except Permitted Liens, (ii) is the valid lessee or sublessee of all leasehold estates and leasehold interests used by the Company and its Subsidiaries in the conduct of their business as currently conducted (or acquired after the Agreement Date) that are, individually or in the aggregate, material to the Company’s and its Subsidiaries’ business or financial condition on a consolidated basis, other than any such leaseholds whose scheduled terms have expired subsequent to the Agreement Date and (iii) does not own any real property, and has never owned any real property. Notwithstanding anything to the contrary contained herein, the representations and warranties contained in this Section 2.14 do not apply to ownership of, or Permitted Liens with respect to, Intellectual Property, which matters are addressed solely in the representations and warranties set forth in Section 2.15.

Section 2.15	Intellectual Property.

(a)          Certain Defined Terms. As used here, the following terms shall have the meanings indicated below:

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(i)       “Company Intellectual Property Agreements” means Contracts under which the Company or any of its Subsidiaries has granted or agreed to grant to any third party any assignment, license or similar right with respect to any Intellectual Property or under which any third party has granted or agreed to grant to the Company or any of its Subsidiaries any assignment, license or similar rights with respect to any Intellectual Property.

(ii)       “Company IP Rights” means (A) any and all Intellectual Property used (or held for use) in the conduct of the business of the Company or its Subsidiaries or practiced by the Company or its Subsidiaries, and (B) any and all Company-Owned IP Rights.

(iii)       “Company-Owned IP Rights” means any and all Intellectual Property owned or claimed or purported to be owned, either solely or jointly, by the Company or its Subsidiaries.

(iv)       “Company Products” means all services and products of the Company and its Subsidiaries that are currently offered commercially or under development.

(v)       “Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent to use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an active application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority owned by, or registered or filed in the name of, the Company or its Subsidiaries.

(vi)       “Intellectual Property” means any and all industrial and intellectual property rights and all rights associated therewith, throughout the world, including any and all rights in and to patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof, all inventions (whether patentable or not), all rights in invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, all copyrights, copyright registrations and applications therefor (including copyrights in computer software, source code, object code, firmware, development tools, files, records, data, schematics and reports), and all other rights corresponding thereto, all rights in databases and data collections, all moral rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

(vii)       “Open Source Materials” means any software or other material distributed as “free software,” “open source software” or under a similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

(viii)       “Third-Party IP Rights” means any Intellectual Property owned by a third party.

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(b)          Company Registered Intellectual Property. Schedule 2.15(b) of the Company Disclosure Schedule contains a complete and accurate list of all Company Registered Intellectual Property, in each case listing, as applicable: (i) the name of the current owner; (ii) the jurisdiction in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; (iii) the application or registration number; (iv) the filing date and issuance/registration/grant date; (v) the prosecution status; and (vi) all actions that are required to be taken by the Company within 60 days of the Agreement Date with respect to such Company-Owned IP Rights in order to avoid prejudice to, impairment or abandonment of such Company-Owned IP Rights. The Company and its Subsidiaries have taken reasonable actions to maintain, police and protect such Company Registered Intellectual Property. As of the Agreement Date, all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s or its applicable Subsidiary’s ownership interests therein.

(c)          Title. The Company and its Subsidiaries own and have good and exclusive title to each item of Company-Owned IP Rights, free and clear of any Liens (other than Permitted Liens). Neither the Company nor any of its Subsidiaries is a party to or bound by any decree, judgment, order, or arbitral award that would or could reasonably be expected to require the Company or any of its Subsidiaries to grant to any third party any license, covenant not to sue, immunity or other right with respect to any Company-Owned IP Rights or that affects the terms and conditions under which any such license, covenant, immunity or other right is, may be, or must be granted.

(d)          Sufficiency, Enforceability, Validity of Intellectual Property. To the Knowledge of the Company, the Company IP Rights are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted. As of the Agreement Date, none of the Company-Owned IP Rights is the subject of any Legal Proceeding, and the Company has not received a written notice indicating an intention on the part of any person to bring a Legal Proceeding, that any of the Company-Owned IP Rights are invalid, are unenforceable or have been misused. To the Knowledge of the Company, the Company-Owned IP Rights are subsisting and in full force and effect, are valid and enforceable, and except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, have not been abandoned or passed into the public domain.

(e)          Non-Infringement of Thirty-Party Intellectual Property Rights. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as such business is currently conducted, does not infringe or misappropriate any Third-Party IP Rights. As of the Agreement Date, there is no pending Legal Proceeding, and the Company has not received any written notice, which involves a claim of infringement or misappropriation of any Third-Party IP Rights by the Company or any of its Subsidiaries.

(f)          Non-Infringement by Third Parties. To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party. As of the Agreement Date, the Company has not instituted, or provided any final notice with the intention to institute, any Legal Proceedings for infringement or misappropriation of any Company-Owned IP Rights.

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(g)          Contributors. The Company and its Subsidiaries have secured from all consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company-Owned IP Rights (each, a “Company Author”), unencumbered and unrestricted exclusive ownership of, all of the Company Authors’ Intellectual Property rights in and to such Company-Owned IP Rights that the Company or the applicable Subsidiary does not already own by operation of law, and have obtained the waiver by each Company Author of all non-assignable rights in and to such Company-Owned IP Rights. No Company Author has retained any rights, licenses, claims or interest whatsoever with respect to any Company-Owned IP Rights. Without limiting the foregoing, the Company has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property rights assignments from all current and former Company Authors with respect to all Company-Owned IP Rights. The Company has provided to Parent copies of all such forms currently and historically used by the Company and its Subsidiaries.

(h)          No Impact on Company-Owned IP Rights. Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause (i) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right, or (ii) additional payment obligations by the Company in order to use or exploit the Company-Owned IP Rights to the same extent as the Company and is Subsidiaries were permitted before the Agreement Date.

(i)          Confidential Information. The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights (“Company Confidential Information”). To the Knowledge of the Company, all use and/or disclosure of Company Confidential Information by or to a third party has been pursuant to the terms of a written Contract between the Company or its Subsidiaries and such third party.

(j)          Open Source Materials. The Company and its Subsidiaries are in compliance with the terms and conditions of all licenses for the Open Source Materials used in the business of the Company and its Subsidiaries, and have not used such Open Source Materials in such a way that would obligate the Company or its Subsidiaries or Affiliates under the terms of such licenses to distribute, license or make available to any third party the source code of any of the Company’s products (other than the applicable Open Source Material itself).

(k)         Licenses. The Company and its Subsidiaries have not granted to any person any license, right, or other permission to use the Company-Owned IP Rights or to exercise any rights thereunder (other than non-exclusive licenses granted to customers, service providers or marketing and advertising partners in the ordinary course of business, or otherwise as would not be reasonably be expected to be material to the Company and its Subsidiaries taken as a whole) and are under no obligation to grant any such licenses, rights, or permissions. To the Knowledge of the Company, all of the Company IP Rights other than Company-Owned IP Rights are duly and validly licensed to the Company or its applicable Subsidiary pursuant to a valid and enforceable Contract, or the Company and its Subsidiaries otherwise have a valid and enforceable right with respect to such Company IP Rights, for use in the manner in which such Company IP Rights are used (or held for use) or practiced in the conduct of the Company’s and its Subsidiaries’ businesses including in the Company Products. Following the Effective Time, except as would not reasonably be expected to be material to the Surviving Corporation and its Subsidiaries taken as a whole, the Surviving Corporation will own or have the same rights as the Company and its Subsidiaries had immediately prior to the Effective Time with respect to all such Company IP Rights.

(l)           Company Intellectual Property Agreements. To the Knowledge of the Company, all material Company Intellectual Property Agreements are in full force and effect, and enforceable in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally). The Company and each of its Subsidiaries are in material compliance with, and have not materially breached any term of, any such Company Intellectual Property Agreements and, to the Knowledge of the Company, all other parties to such Company Intellectual Property Agreements are in material compliance with, and have not materially breached any term of, such Company Intellectual Property Agreements. To the Knowledge of the Company, there are no pending disputes regarding such Company Intellectual Property Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith.

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(m)         No Impact on Company Intellectual Property Agreements. Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will violate or result in the breach, material modification, cancellation, termination or suspension of, or acceleration of any payments under, the Company Intellectual Property Agreements (or give rise to any right with respect to any of the foregoing).

(n)         Contaminants. To the Knowledge of the Company, the software included in the Company Products is substantially free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, hardware, data or other materials (collectively, “Contaminants”).

(o)          Systems. The computer, information technology and data processing systems, facilities and services used by the Company and its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services used by the Company and its Subsidiaries (collectively, “Company Systems”), are reasonably sufficient for the existing needs of the Company and its Subsidiaries, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The Company Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company and its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Company Systems from Contaminants.

Section 2.16	Data Privacy.

(a)          Except as disclosed in Section 2.16 of the Company Disclosure Schedule or as has not had, and would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries, and, to the Knowledge of the Company, all of its providers of information technology services, have (a) complied with their respective published privacy policies and internal privacy policies and guidelines and all Applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personal data (as defined in the Regulation EU (2016/679), hereinafter “Personal Data”), including Personal Data of customers, employees, contractors and third parties who have provided information to the Company and its Subsidiaries; and (b) implemented and maintained a comprehensive security plan which implements and monitors reasonable administrative, technical and physical safeguards designed to protect Personal Data against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse. To the Knowledge of the Company, there has been no material loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other breach of security of Personal Data maintained by or on behalf of the Company and its Subsidiaries. The Company and each of its Subsidiaries’ privacy practices conform and at all times since the Company Reference Date have conformed to its own published and internal privacy policies, terms of use and guidelines related to information privacy and security, including with respect to the collection, use, disposal, disclosure, maintenance and transmission of Personal Data at the time such policies, terms of use or guidelines were in effect, in each case, except where any such nonconformance has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

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(b)          Except (i) as set forth in Section 2.16(b) of the Company Disclosure Schedule and (ii) as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect within the last five years prior to the Effective Time, no person (including any Governmental Authority) has made any material claim or commenced any action with respect to loss, damage, unauthorized access, unauthorized use, unauthorized modification, or breach of security of Personal Data maintained by or on behalf of the Company and its Subsidiaries.

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have made all necessary disclosures to, and obtained any necessary consent from, users, customers, employees, contractors and any other applicable persons required by Applicable Laws relating to data privacy, data protection and data security and have filed any required registrations with the competent data protection authorities and (ii) where required by Applicable Law, the Company has concluded data processing agreements with its service providers qualifying as data processors.

(d)          Except as set forth in Section 2.16(d) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries uses or supports the use of fake profiles or similar misleading activities to generate higher user numbers, and (ii) except in accordance with the Company’s end user terms and privacy policies, none of the Company Products (x) sends information of an end user to another person, (y) records an end user’s actions, or (z) employs an end user’s Internet connection to gather or transmit information regarding the end user or the end user’s behavior.

Section 2.17	Insurance

Section 2.17 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by the Company or its Subsidiaries (the “Company Policies”) as of the Agreement Date. The Company Policies are in full force and effect. As of the Agreement Date, neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification, of any of the Company Policies. Since the Company Reference Date, no insurance carrier of the Company or any Subsidiary of the Company has issued a denial of coverage or a reservation of rights with respect to any material claim made by the Company or any Subsidiary under the Company Policies or informed the Company or any Subsidiary of its intent to do so.

Section 2.18	Related Party/Affiliate Transactions.

(a)          (i) There are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Company Related Party, on the other hand, other than Contracts with respect to compensation for services rendered by such officer, director or employee in the ordinary course of employment or as otherwise provided for pursuant to an employee welfare benefit plan, program or policy, (ii) no Company Related Party provides, or causes to be provided, any material goods or services to the Company or any of its Subsidiaries, other than as an employee or director and (iii) neither the Company nor any of its Subsidiaries provides or causes to be provided goods or services to any Company Related Party, other than goods or services of a type available to Employees and directors of the Company or such Subsidiary generally or goods and services provided on an arms-length basis (collectively, “Company Related Party Transactions”).

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(b)          Except as disclosed in Section 2.18 of the Company Disclosure Schedule, no director, officer or Affiliate of the Company or any of its Subsidiaries as of the Agreement Date has or has had, directly or indirectly (other than arising under or in connection with any stock option plan, employment related contracts, and confidentiality contracts or other contracts incident to such Person’s employment), (i) a beneficial interest in any Company Material Contract; (ii) any contractual or other arrangement with the Company or any of its Subsidiaries or (iii) has an ownership or leasehold interest in any property (whether real, personal, tangible or intangible) used in, held by or required for the operation of the Company as presently conducted.

(c)          “Company Related Party” means (i) any director or officer of the Company or (ii) any Company Stockholder holding 1% or more of the issued and outstanding Company Capital Stock on the Agreement Date.

Section 2.19	Brokers and Other Advisors

Except as set forth on Section 2.19 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or any of its Affiliates.

Section 2.20	Illegal Payments.

(a)          None of the Company or any of its Subsidiaries (including any of its respective officers or directors) has taken or failed to take any action which would cause it to be in violation in any material respect of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, or any similar anti-bribery or anti-corruption law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third party acting on behalf of the Company or any of its Subsidiaries, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist the Company, any of its Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, the Company or any of its Subsidiaries.

(b)          For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority.

Section 2.21	Independent Investigation

The Company has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and Merger Sub, which investigation, review and analysis were performed by the Company and its Representatives. In entering into this Agreement, the Company acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of Parent, any of Parent’s Affiliates or any of their respective Representatives (except for the representations and warranties of Parent set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

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Section 2.22	No Other Representations and Warranties

Except for the representations and warranties contained in ARTICLE III, the Company acknowledges and agrees that none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger or with respect to any other information provided to the Company with respect to Parent or Merger Sub.

ARTICLE III
Representations and Warranties of Parent and Merger Sub

Except as set forth (i) in the Parent SEC Reports filed or furnished with the SEC prior to the Agreement Date (including any exhibits and other information incorporated by reference therein, but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures that are similarly predictive or forward-looking in nature; and provided that nothing disclosed in the Parent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.2(a), Section 3.7(ii) or Section 3.8), or (ii) on the Parent Disclosure Schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided that the inclusion of any fact or item disclosed in any Section or subsection of the Parent Disclosure Schedule shall be deemed disclosed and incorporated into each other Section or subsection of the Parent Disclosure Schedule only to the extent it is reasonably apparent from the face of the disclosure that such disclosure is relevant or applicable to such other Section or subsection) delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 3.1	Organization, Standing and Corporate Power.

(a)          Parent is a European stock corporation (Societas Europaea, SE) with corporate seat in Germany, duly organized, validly existing and in good corporate standing (to the extent such concepts are applicable) under the SE Regulation and the laws of the Federal Republic of Germany as applicable to European stock corporations. Parent has delivered to the Company a true, correct and complete copy of the Parent Articles of Association in effect as of the Agreement Date, and Parent is not in violation of any provision of the Parent Articles of Association.

(b)          Merger Sub is a corporation duly incorporated, validly existing and in good corporate standing under the laws of the State of Delaware. Parent formed Merger Sub solely for the purpose of engaging in the Transactions. The certificate of incorporation and bylaws of Merger Sub, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as in effect as of the Agreement Date and Merger Sub is not in violation of any provision thereof.

(c)          Section 3.1(c) of the Parent Disclosure Schedule sets forth a complete and correct list of each Subsidiary of Parent as of the date of this Agreement. Each of Parent’s material Subsidiaries is a legal entity, duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, except as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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(d)          Parent and each of Parent’s material Subsidiaries has all requisite corporate power or other power and authority to own or lease and to operate all of its properties and assets and to carry on its business as it is now being conducted, except as would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and each of Parent’s material Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.2	Capitalization.

(a)          The registered share capital (Grundkapital) of Parent under the Parent Articles of Association as of the Agreement Date amounts to EUR 1,316,866.00 and is divided into 1,316,866.00 Parent Ordinary Shares. As of the Agreement Date, 18,070 Parent Ordinary Shares are held in the treasury of Parent, and:

(i)       The issued and outstanding capital stock of Parent (excluding treasury shares) consists of 1,298,797 Parent Ordinary Shares.

(ii)       There are 18,070 Parent Ordinary Shares issuable upon exercise of all outstanding Parent Options, subject to adjustment on the terms set forth in Parent’s stock option plans, as amended.

(b)          The issued and outstanding Parent Ordinary Shares are validly issued, fully paid and non-assessable. All Parent Ordinary Shares to be issued in connection with the Merger will be, when issued in accordance with the terms hereof, duly authorized, validly issued, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights.

(c)          Except for Parent Options, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or other agreements of any character calling for Parent or any Subsidiary of Parent to issue, deliver, or sell, or cause to be issued, delivered, or sold, any Parent Ordinary Shares or any other equity security of Parent or any Subsidiary of Parent or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive, any Parent Ordinary Shares or any other equity security of Parent or any Subsidiary of Parent or obligating Parent or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no outstanding repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, or preemptive rights relating to any capital stock of Parent.

(d)          No Subsidiary of Parent (including Merger Sub) has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold, any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. Except as set forth on Section 3.2(d) of the Parent Disclosure Schedule, all of the shares of capital stock of each of Parent’s Subsidiaries (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (B) are owned by Parent free and clear of any Lien (other than Permitted Liens), and (C) were issued in compliance with the applicable governing documents and all Applicable Law. Except as described in Section 3.2(d) of the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants, “put” or “call” rights, stock-appreciation rights, security-based performance units, phantom stock, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued Parent equity securities, other securities or membership interests of any Subsidiary of Parent, or otherwise obligating Parent or any Subsidiary of Parent to issue, transfer, sell, purchase, redeem or otherwise acquire or sell such securities or membership interests, and there are no enforceable commitments against the Parent to provide in the future, any compensatory option or other equity-based or equity-linked compensation.

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Section 3.3	Authority; Noncontravention; Voting Requirements.

(a)          Each of Parent and Merger Sub has all necessary corporate or entity power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Transactions have been duly and validly authorized by all necessary action by each of the Parent Board and the board of directors of Merger Sub, and no other corporate or entity proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, subject only to:

(i)       approval by a Parent Qualified Stockholder Majority of the Parent Capital Increase Resolution and the completion of the other steps described in ARTICLE I,

(ii)      the approval of the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which approval will be provided promptly following the execution of this Agreement), and

(iii)     the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL.

This Agreement has been, and each of the other Transaction Agreements to which Parent or Merger Sub is a party will be at or prior to the Closing, duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the General Enforceability Exceptions.

(b)          Neither the execution and delivery of this Agreement and the other Transaction Agreements by Parent or Merger Sub nor the consummation by Parent and Merger Sub of the Transactions will (i) conflict with or violate any provision of the Parent Articles of Association or any other organizational document of Parent or Merger Sub, or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 are obtained and the filings referred to in Section 3.5 are made, (x) violate any Applicable Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of, Parent or any of its Subsidiaries under any of the terms, conditions or provisions of any Parent Contract or Parent Permit, to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, except, in the case of clauses (x) and (y), for such conflict, violation or default that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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Section 3.4	Governmental Approvals.

(a)          Except for:

(i)       the issuance of the California Permit;

(ii)       approval by Parent Stockholders of the Parent Capital Increase Resolution and the completion of the other steps described in ARTICLE I;

(iii)       the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and of any state securities and “blue sky” laws;

(iv)       the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and

(v)       the listing of the Parent ADRs with the NYSE American,

no consents or approvals of, or filings, declarations, notices or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder, or impede the consummation of the Transactions.

(b)          Parent is its own “ultimate parent entity” (as such term is defined in 16 CFR § 801.1(a)(3)).  Parent, together with all entities controlled by Parent, does not have (i) total assets having an aggregate book value of $180 million or more (as determined in accordance with 16 CFR §801.11) or (ii) annual revenue of $180 million or more as of its most recently completed fiscal year.  The term “controlled” as used in this Section 3.4(b) shall have the meaning set forth in 16 CFR §801(b).  This representation and warranty is made solely for the purpose of determining the applicability to the Transactions of the HSR Act.

Section 3.5	SEC Filings; Financial Statements.

(a)          Parent has filed or furnished, or will file or furnish, as applicable, on a timely basis all forms, statements, certifications, reports, schedules and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since September 29, 2017 (such date, the “Parent Reference Date”), including those filed or furnished subsequent to the Agreement Date, including any amendments thereto (collectively, the “Parent SEC Reports”). Each of the Parent SEC Reports, at the time of its filing or being furnished (or if amended, at the time of such amendment) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. As of their respective dates (or, if amended, as of the date of such amendment), the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

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(b)          Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Parent SEC Reports (the “Parent Financial Statements”) (i) complied, or if filed after the Agreement Date will comply, as of its respective dates of filing, in each case in all material respects, with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) has been prepared, or if filed after the Agreement Date, will be prepared, in accordance with IFRS in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presents, or if filed after the Agreement Date, will fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries at the respective dates thereof (taking into account the notes thereto). The balance sheet of Parent as of June 30, 2018 (the “Parent Balance Sheet Date”) included in the Parent Financial Statements is hereinafter referred to as the “Parent Balance Sheet.”

(c)          Parent has provided to the Company a true and correct copy of any written disclosure by any representative of Parent to Parent’s independent auditors relating to any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Parent to record, process, summarize and report financial data and any material weaknesses in internal controls. To the Knowledge of Parent, no fraud, whether or not material, involving management or other Parent Employees who have a significant role in the internal control over financial reporting of Parent has been committed.

Section 3.6	No Undisclosed Liabilities

Neither Parent nor any of its Subsidiaries has any Liabilities of any nature that are not provided for in the Parent Balance Sheet, other than Liabilities: (i) incurred in connection with the preparation, execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions, (ii) incurred in the ordinary course of business after the Parent Balance Sheet Date, (iii) incurred in connection with the performance of executory Contracts to which Parent or its Subsidiaries are a party as of or following the Parent Balance Sheet Date (including any Contracts entered into after the Agreement Date in compliance with Section 4.1) or (iv) that have not had and would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

Section 3.7	Absence of Certain Changes or Events

Between the Parent Balance Sheet Date and the Agreement Date, (i) neither Parent nor any of its Subsidiaries has taken any action described in Section 4.1(d)(ii), (iii), (iv), (v), (vi), (vii), (viii), (x) (xi), (xii), (xiii), (xiv) and (xv) that, if taken after the Agreement Date and prior to the Effective Time without the prior written consent of the Company, would violate such provision and (ii) no Parent Material Adverse Effect has occurred.

Section 3.8	Legal Proceedings

As of the Agreement Date, there is no pending or, to the Knowledge of Parent, threatened in writing, Legal Proceedings of Parent or any of its Subsidiaries, nor is there any Order by or before any Governmental Authority imposed (or, to the Knowledge of Parent, threatened in writing to be imposed) upon Parent or any of its Subsidiaries or their respective assets, by or before any Governmental Authority that, in each case,  (i) would reasonably be expected to have a Parent Material Adverse Effect or (ii) challenges, prevents, delays, makes illegal or otherwise materially interferes with, the consummation of the Merger or the Transactions.

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Section 3.9	Compliance with Laws; Permits.

(a)          From the Parent Reference Date through the Agreement Date, Parent and each of its Subsidiaries has been in compliance in all material respects with Applicable Law. From the Parent Reference Date through the Agreement Date, neither Parent nor any material Subsidiary has received written notice from a Governmental Authority alleging that Parent or such Subsidiary was not in compliance in any material respect with Applicable Law in respect of Parent or such Subsidiary. To the Knowledge of Parent, Parent and its Subsidiaries currently have all material permits, licenses, variances, registrations, exemptions, Orders, consents and approvals from any Governmental Authority necessary for the lawful operating of the businesses of Parent and each of its Subsidiaries (the “Parent Permits”). Neither Parent nor any of its Subsidiaries is in material default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material Parent Permit. Each of Parent and its Subsidiaries is, and has at all times since the Parent Reference Date been, in compliance in all material respects with the terms of all Parent Permits, and no event has occurred that, to the Knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Parent Permit except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          No investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries has been closed in the past three years that would reasonably be expected to have a Parent Material Adverse Effect on Parent or any of its Subsidiaries.

Section 3.10	Taxes.

(a)          Parent and Merger Sub have filed on a timely basis (taking into account all extensions of time to file that have been granted) all material Tax Returns that are required to have been filed by Parent or Merger Sub. All such Tax Returns were accurate and complete in all material respects and were prepared in substantial compliance with all Applicable Law. Neither Parent nor Merger Sub is the beneficiary of any extension of time (other than automatic extensions of time not requiring the consent of any Taxing Authority) within which to file any material Tax Return which Tax Return has not yet been filed. Since the Parent Balance Sheet Date, neither Parent nor Merger Sub has incurred Liability for material Taxes outside the ordinary course of business. The Parent Financial Statements accurately accrue all liabilities for material Taxes with respect to all periods through the dates thereof in accordance with IFRS.

(b)          Neither Parent nor Merger Sub has received a written notice of a claim by a Taxing Authority in a jurisdiction where Parent or Merger Sub does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither Parent nor Merger Sub is subject to any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency.

(c)          Parent and Merger Sub have withheld and paid (to the extent they have become due) to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)          To the Knowledge of Parent, no dispute or claim concerning any liability for Taxes of Parent or Merger Sub has been claimed or raised by any Taxing Authority which has not been resolved. Neither Parent nor Merger Sub has received: (i) any written notice from a Taxing Authority indicating an intent to open an audit or examination related to Tax matters, (ii) a request for information related to income or other material Tax matters, or (iii) a notice of deficiency or proposed Tax adjustment. Correct and complete copies of all income Tax Returns and other material Tax Returns of Parent for its five most recently completed taxable years have been made available to the Company.

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(e)          Neither Parent nor any of its Subsidiaries has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction intended to be described in Section 355 of the Code.

(f)           Neither Parent nor Merger Sub is a party to or bound by any Tax Sharing Agreement. Neither Parent nor Merger Sub (i) has been a member of a group of corporations filing a consolidated, combined, or unitary Tax Return (including for German tax purposes any fiscal group (Organschaft)) (other than a group the common parent of which was Parent) nor (ii) has liability for the Taxes of any other Person as a transferee or successor or under sec. 71, 73 through 75 of the German General Tax Act (Abgabenordnung – AO) or sec. 13c of the German Value Added Tax Act (Umsatzsteuergesetz – UStG) or under Treasury Regulation Section 1.1502-6 (or any similar provision of German or non-German federal, state, municipal or local law).

(g)          Both Parent and Merger Sub are in material compliance with the terms and conditions of any applicable Tax exemptions or Tax agreements of any government to which it may be subject or which it may have claimed relating to a material amount of Tax, and the Merger and the other Transactions will not have any adverse effect on such compliance.

(h)          Nothing in this Section 3.10 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount of any net operating loss, capital loss, Tax credit carryover or other Tax asset or attribute of Parent in a taxable period (or portion thereof) after the Closing Date or (ii) the ability of Parent or any of its Affiliates to utilize any of the foregoing items in clause (i) in a taxable period (or portion thereof) after the Closing Date.

Section 3.11	Employee Benefits and Labor Matters.

(a)          For purposes of this Agreement, “Parent Plans” means (other than mandatory government or social security arrangements, or benefits granted exclusively based on mandatory laws), each (i) “employee benefit plans” as defined in Section 3(3) of ERISA, (ii) employee benefit plans, policies, agreements or arrangements and (iii) payroll practices, including employment, offer letter, consulting or other compensation agreements, bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements, in each case with respect to which Parent or any of its Subsidiaries has or would reasonably be expected to have any obligation or liability, contingent or otherwise.

(b)          All material contributions required to have been made under any of Parent Plans or by Applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no accumulated funding deficiencies exist in any of Parent Plans subject to Title IV of ERISA or Section 412 of the Code. Neither Parent nor any of its Subsidiaries has or has had or would reasonably be expected to have any liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

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(c)          Neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will (either alone or in combination with any other event) result in (i) any payment becoming due to any Parent Employee, (ii) the provision of any benefits or other rights to any Parent Employee, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Parent Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, or (iv) require any contributions or payments to fund any obligations under any Parent Plan. Neither the execution and delivery of this Agreement nor the consummation of the Merger and the other Transactions (either alone or in combination with any other event) could reasonably be expected to give rise to the payment of any amount or the provision of any benefit that constitutes an “excess parachute payment” within the meaning of Section 280G of the Code on account of the Transactions. There is no arrangement or Contract by which Parent or any of its Subsidiaries is bound to compensate any Person for excise Taxes paid pursuant to Section 4999 of the Code.

(d)          Each Parent Plan has been established and maintained in compliance in all material respects with (i) its terms and (ii) the requirements prescribed by any and all Applicable Law, including ERISA and the Code, if applicable. All material amendments and actions required to bring Parent Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other Applicable Law have been made or taken, except to the extent that such amendments or actions are not required by Applicable Law to be made or taken until a date after the Effective Time. Each Parent Plan maintained by Parent or any of its Subsidiaries has been established, administered and maintained in compliance in all material respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder, if applicable. There is no arrangement or Contract by which Parent or any of its Subsidiaries is bound to compensate any Person for Taxes or penalties paid pursuant to Section 409A of the Code.

(e)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: to the Knowledge of Parent, neither Parent nor any of its Subsidiaries have entered into any collective bargaining agreement with a trade union; there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Parent Employees pending or, to the Knowledge of Parent, threatened; as of the Agreement Date, there are no complaints, charges or claims against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened before any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by Parent or any of its Subsidiaries, of any individual; and from the Parent Reference Date, Parent and its Subsidiaries at all times have been in compliance with all Applicable Law and with their own policies, handbooks, and internal regulations relating to employment of labor and other service providers, including all such Applicable Law relating to termination of employment, employment practices, terms and conditions of employment, overtime, social benefits contributions, employee whistle-blowing, employee privacy, immigration, severance pay, wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, pay equity, workers’ compensation and the collection, withholding and payment of social security Taxes and any similar Taxes. In addition, to the Knowledge of Parent, Parent and its Subsidiaries at all times since the Parent Reference Date have properly classified their workers (including the proper classification of workers as independent contractors and consultants under Applicable Law). There are no pending or, to the Knowledge of Parent, threatened in writing or otherwise threatened Legal Proceedings against Parent or any alleged violations of such Applicable Laws.

(f)           Neither Parent nor any of its Subsidiaries has entered into any settlement or similar agreement related to allegations of sexual harassment or sexual misconduct by an officer, director or employee of Parent or any of its Subsidiaries, and, to the Knowledge of Parent, no allegations of sexual harassment or sexual misconduct have been made against any officer, director or employee of Parent or any of its Subsidiaries, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 3.12	Environmental Matters

Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries is, and has been since the Parent Reference Date, in compliance with all applicable Environmental Laws, (ii) there is no Legal Proceeding relating to or arising under applicable Environmental Law that is pending or, to the Knowledge of Parent, threatened in writing against or affecting Parent or any of its Subsidiaries or any real property currently or, to the Knowledge of Parent, formerly owned, operated or leased by Parent or any of its Subsidiaries and (iii) there are no investigations of the businesses of Parent or any of its Subsidiaries pending or threatened in writing that would reasonably be expected to result in Parent or any of its Subsidiaries incurring any material Liabilities under applicable Environmental Laws or concerning treatment of Hazardous Materials.

Section 3.13	Material Contracts.

(a)          Section 3.13(a) of the Parent Disclosure Schedule sets forth a complete and correct list of each of the following Contracts (other than Parent Plans) to which Parent or any of its Subsidiaries is a party (each of the Contracts and other documents required to be listed in Section 3.13(a) of the Parent Disclosure Schedule, a “Parent Material Contract”) as of the Agreement Date:

(i)       Contracts with Parent’s top five marketing and advertising partners based on cost in the 12-month period prior to the Agreement Date;

(ii)      All licenses pursuant to which any Person is authorized to use any Parent-Owned IP Rights, other than Parent-Owned IP Rights licensed to customers or marketing and advertising partners in the ordinary course of business;

(iii)     Contracts for the acquisition, sale or lease of material properties or material assets (by merger, purchase or sale of stock or assets or otherwise) other than for capital equipment in the ordinary course of business;

(iv)     Loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money (contingent or otherwise) or for the deferred purchase price of property or services by Parent or any of its Subsidiaries, or any Contract or instrument pursuant to which indebtedness for borrowed money (contingent or otherwise) or for the deferred purchase price of property or services may be incurred or is guaranteed by Parent or any of its Subsidiaries, or any guarantees by third parties for the benefit of Parent or any of its Subsidiaries, in each case having an outstanding principal amount in excess of $100,000;

(v)      Mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or material assets of Parent or any of its Subsidiaries other than for capital equipment in the ordinary course of business;

(vi)     Contracts containing a covenant expressly limiting in any material respect the freedom of Parent or any of its Subsidiaries to engage in any business with any Person or in any geographic area or to compete with any Person;

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(vii)    Contracts to which a Governmental Authority is a party;

(viii)   any Contract that gives rise to any payment or benefit in excess of $100,000 as a result of the performance of this Agreement or any of the Transactions;

(ix)      Contracts for the leases or subleases of real property to or by Parent or a Subsidiary, other than leases or subleases that do not involve aggregate payments in excess of $100,000 over the 12-month period commencing on the Agreement Date;

(x)       any settlement agreement of any Legal Proceeding since the Parent Reference Date; and

(xi)      any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from Parent or any of its Subsidiaries after the Agreement Date in excess of $250,000 annually, other than agreements with marketing or advertising partners entered into in the ordinary course of business that are terminable by Parent upon less than 30 days’ notice without penalty.

(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the Parent Material Contracts is, as of the Agreement Date, valid, binding and in full force and effect and is enforceable in accordance with its terms by Parent or the applicable Subsidiary, subject to the General Enforceability Exceptions. Neither Parent nor the applicable Subsidiary is in default in any material respect under any Parent Material Contract, nor, to the Knowledge of Parent, does any condition exist that, with notice or lapse of time or both, would constitute a default in any material respect thereunder by Parent or the applicable Subsidiary. As of the Agreement Date, to the Knowledge of Parent, (i) no other party to any Parent Material Contract is in default, in any material respect, under any of the provisions, terms or conditions thereunder and (ii) no condition exists that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder. As of the Agreement Date, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received written notice of (i) any termination or cancellation of any Parent Material Contract or (ii) any past, present or future material breach or material default under any Parent Material Contract, or granted to any third party any material rights, adverse or otherwise, that would constitute a material breach of any Parent Material Contract (it being understood and agreed that any breach or default that gives the other party a right to termination shall be considered a material breach or material default).

Section 3.14	Title to Properties

Parent and each of its Subsidiaries (i) is in possession of and has good and valid title to all tangible assets used by Parent and its Subsidiaries in the conduct of their business as currently conducted and that are, individually or in the aggregate, material to Parent’s and its Subsidiaries’ business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the Agreement Date in the ordinary course of business and not in violation of this Agreement), free and clear of all Liens except Permitted Liens, (ii) is the valid lessee or sublessee of all leasehold estates and leasehold interests used by Parent and its Subsidiaries in the conduct of their business as currently conducted (or acquired after the Agreement Date) that are, individually or in the aggregate, material to Parent’s and its Subsidiaries’ business or financial condition on a consolidated basis, other than any such leaseholds whose scheduled terms have expired subsequent to the Agreement Date and (iii) does not own any real property, and has never owned any real property. Notwithstanding anything to the contrary contained herein, the representations and warranties contained in this Section 3.14 do not apply to ownership of, or Permitted Liens with respect to, Intellectual Property, which matters are addressed solely in the representations and warranties set forth in Section 3.15.

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Section 3.15	Intellectual Property

(a)          Certain Defined Terms. As used in this Section 3.15, the following terms shall have the meanings indicated below:

(i)       “Parent Intellectual Property Agreements” means Contracts under which Parent or any of its Subsidiaries has granted or agreed to grant to any third party any assignment, license or similar right with respect to any Intellectual Property or under which any third party has granted or agreed to grant to Parent or any of its Subsidiaries any assignment, license or similar rights with respect to any Intellectual Property.

(ii)      “Parent IP Rights” means (A) any and all Intellectual Property used (or held for use) in the conduct of the business of Parent or its Subsidiaries or practiced by Parent or its Subsidiaries, and (B) any and all Parent-Owned IP Rights.

(iii)     “Parent-Owned IP Rights” means any and all Intellectual Property owned or claimed or purported to be owned, either solely or jointly, by Parent or its Subsidiaries.

(iv)     “Parent Products” means all services and products of Parent and its Subsidiaries that are currently offered commercially or under development.

(v)      “Parent Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent to use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an active application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, or registered or filed in the name of, Parent or its Subsidiaries.

(b)          Parent Registered Intellectual Property. Schedule 3.15(b) of the Parent Disclosure Schedule contains a complete and accurate list of all Parent Registered Intellectual Property, in each case listing, as applicable: (i) the name of the current owner; (ii) the jurisdiction in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; (iii) the application or registration number; (iv) the filing date and issuance/registration/grant date; and (v) the prosecution status. Parent and its Subsidiaries have taken reasonable actions to maintain, police and protect such Parent Registered Intellectual Property. As of the Agreement Date, all registration, maintenance and renewal fees currently due in connection with such Parent Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Parent Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Parent Registered Intellectual Property and recording Parent’s or its applicable Subsidiary’s ownership interests therein.

(c)          Title. Parent and its Subsidiaries own and have good and exclusive title to each item of Parent-Owned IP Rights, free and clear of any Liens (other than Permitted Liens). Neither Parent nor any of its Subsidiaries is a party to or bound by any decree, judgment, order, or arbitral award that would or could reasonably be expected to require Parent or any of its Subsidiaries to grant to any third party any license, covenant not to sue, immunity or other right with respect to any Parent-Owned IP Rights or that affects the terms and conditions under which any such license, covenant, immunity or other right is, may be, or must be granted.

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(d)          Sufficiency, Enforceability, Validity of Intellectual Property. To the Knowledge of Parent, the Parent IP Rights are sufficient for the conduct of the business of the Parent and its Subsidiaries as currently conducted. As of the Agreement Date, none of Parent-Owned IP Rights is the subject of any Legal Proceeding, and Parent has not received a written notice indicating an intention on the part of any person to bring a Legal Proceeding, that any of Parent-Owned IP Rights are invalid, are unenforceable or have been misused. To the Knowledge of Parent, Parent-Owned IP Rights are subsisting and in full force and effect, are valid and enforceable, and except as would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole, have not been abandoned or passed into the public domain.

(e)          Non-Infringement of Thirty-Party Intellectual Property Rights. To the Knowledge of Parent, the operation of the business of Parent and its Subsidiaries as such business is currently conducted, does not infringe or misappropriate any Third-Party IP Rights. As of the Agreement Date, there is no pending Legal Proceeding, and Parent has not received any written notice, which involves a claim of infringement or misappropriation of any Third-Party IP Rights by Parent or any of its Subsidiaries.

(f)          Non-Infringement by Third Parties. To the Knowledge of Parent, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Parent-Owned IP Rights, by any third party. As of the Agreement Date, Parent has not instituted, or provided any final notice with the intention to institute, any Legal Proceedings for infringement or misappropriation of any Parent-Owned IP Rights.

(g)          Contributors. Parent and its Subsidiaries have secured from all consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Parent-Owned IP Rights (each, a “Parent Author”), unencumbered and unrestricted exclusive ownership of, all of Parent Authors’ Intellectual Property rights in and to such Parent-Owned IP Rights that Parent or the applicable Subsidiary does not already own by operation of law, and have obtained the waiver by each Parent Author of all non-assignable rights in and to such Parent-Owned IP Rights. No Parent Author has retained any rights, licenses, claims or interest whatsoever with respect to any Parent-Owned IP Rights. Without limiting the foregoing, Parent has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property rights assignments from all current and former Parent Authors with respect to all Parent-Owned IP Rights. Parent has provided to Company copies of all such forms currently and historically used by Parent and its Subsidiaries.

(h)          No Impact on Parent-Owned IP Rights. Neither the execution and delivery or effectiveness of this Agreement nor the performance of Parent’s obligations under this Agreement will cause (i) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Parent-Owned IP Right, or (ii) additional payment obligations by Parent in order to use or exploit Parent-Owned IP Rights to the same extent as Parent and its Subsidiaries were permitted before the Agreement Date.

(i)          Confidential Information. Parent and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in Parent IP Rights (“Parent Confidential Information”). To the Knowledge of Parent, all use and/or disclosure of Parent Confidential Information by or to a third party has been pursuant to the terms of a written Contract between Parent or its Subsidiaries and such third party.

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(j)          Open Source Materials. Parent and its Subsidiaries are in compliance with the terms and conditions of all licenses for the Open Source Materials used in the business of Parent and its Subsidiaries, and have not used such Open Source Materials in such a way that would obligate Parent or its Subsidiaries or Affiliates under the terms of such licenses to distribute, license or make available to any third party the source code of any of Parent’s products (other than the applicable Open Source Material itself).

(k)          Licenses. Parent and its Subsidiaries have not granted to any person any license, right, or other permission to use Parent-Owned IP Rights or to exercise any rights thereunder (other than non-exclusive licenses granted to customers, service providers or marketing and advertising partners in the ordinary course of business, or otherwise as would not be reasonably be expected to be material to Parent and its Subsidiaries taken as a whole) and are under no obligation to grant any such licenses, rights, or permissions. To the Knowledge of Parent, all of Parent IP Rights other than Parent-Owned IP Rights are duly and validly licensed to Parent or its applicable Subsidiary pursuant to a valid and enforceable Contract, or Parent and its Subsidiaries otherwise have a valid and enforceable right with respect to such Parent IP Rights, for use in the manner in which such Parent IP Rights are used (or held for use) or practiced in the conduct of Parent’s and its Subsidiaries’ businesses including in the Parent Products.

(l)           Parent Intellectual Property Agreements. To the Knowledge of Parent, all material Parent Intellectual Property Agreements are in full force and effect, and enforceable in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally). Parent and each of its Subsidiaries are in material compliance with, and have not materially breached any term of, any such Parent Intellectual Property Agreements and, to the Knowledge of Parent, all other parties to such Parent Intellectual Property Agreements are in material compliance with, and have not materially breached any term of, such Parent Intellectual Property Agreements. To the Knowledge of Parent, there are no pending disputes regarding such Parent Intellectual Property Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith.

(m)         No Impact on Parent Intellectual Property Agreements. Except as would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole, neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will violate or result in the breach, material modification, cancellation, termination or suspension of, or acceleration of any payments under, the Parent Intellectual Property Agreements (or give rise to any right with respect to any of the foregoing).

(n)          Contaminants. To the Knowledge of Parent, the software included in the Parent Products is substantially free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any Contaminants.

(o)          Parent Systems. The computer, information technology and data processing systems, facilities and services used by Parent and its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services used by Parent and its Subsidiaries (collectively, “Parent Systems”), are reasonably sufficient for the existing needs of Parent and its Subsidiaries, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The Parent Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of Parent and its Subsidiaries. Parent and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Parent Systems from Contaminants.

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Section 3.16	Data Privacy.

(a)          Except as disclosed in Section 3.16 of the Parent Disclosure Schedule or as has not had, and would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries, and to the Knowledge of Parent all of its providers of information technology services, have (a) complied with their respective published privacy policies and internal privacy policies and guidelines and all Applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of Personal Data, including Personal Data of customers, employees, contractors and third parties who have provided information to Parent and its Subsidiaries; and (b) implemented and maintained a comprehensive security plan which implements and monitors reasonable administrative, technical and physical safeguards designed to protect Personal Data against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse. To the Knowledge of Parent, there has been no material loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other breach of security of Personal Data maintained by or on behalf of Parent and its Subsidiaries. Parent and each of its Subsidiaries’ privacy practices conform and at all times since the Parent Reference Date have conformed to its own published and internal privacy policies, terms of use and guidelines related to information privacy and security, including with respect to the collection, use, disposal, disclosure, maintenance and transmission of Personal Data at the time such policies, terms of use or guidelines were in effect, in each case, except where any such nonconformance has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)          Except (i) as set forth in Section 3.16(b) of the Parent Disclosure Schedule and (ii) as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, within the last five years prior to the Effective Time, no person (including any Governmental Authority) has made any material claim or commenced any action with respect to loss, damage, unauthorized access, unauthorized use, unauthorized modification, or breach of security of Personal Data maintained by or on behalf of Parent and its Subsidiaries.

(c)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have made all necessary disclosures to, and obtained any necessary consent from, users, customers, employees, contractors and any other applicable persons required by Applicable Laws relating to data privacy, data protection and data security and have filed any required registrations with the competent data protection authorities and (ii) where required by Applicable Law, Parent has concluded data processing agreements with its service providers qualifying as data processors.

(d)          Except as set forth in Section 3.16(d) of the Parent Disclosure Schedule, (i) neither the Parent nor any of its Subsidiaries uses or supports the use of fake profiles or similar misleading activities to generate higher user numbers, and (ii) except in accordance with the Parent’s end user terms and privacy policies, none of the Parent Products (x) sends information of an end user to another person, (y) records an end user’s actions, or (z) employs an end user’s Internet connection to gather or transmit information regarding the end user or the end user’s behavior.

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Section 3.17	Insurance

All material insurance policies maintained by Parent or its Subsidiaries (the “Parent Policies”) as of the Agreement Date are in full force and effect. As of the Agreement Date, neither Parent nor any of its Subsidiaries is in material breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification, of any of the Parent Policies. Since the Parent Reference Date, no insurance carrier of the Parent or any Subsidiary of the Parent has issued a denial of coverage or a reservation of rights with respect to any material claim made by the Company or any Subsidiary under the Parent Policies.

Section 3.18	Related Party/Affiliate Transactions

(a)          (i) There are no Contracts between Parent or any of its Subsidiaries, on the one hand, and any Parent Related Party, on the other hand, other than Contracts with respect to compensation for services rendered by such officer, director or employee in the ordinary course of employment or as otherwise provided for pursuant to an employee welfare benefit plan, program or policy, (ii) no Parent Related Party provides, or causes to be provided, any material goods or services to Parent or any of its Subsidiaries, other than as an employee or director and (iii) neither Parent nor any of its Subsidiaries provides or causes to be provided goods or services to any Parent Related Party, other than goods or services of a type available to Employees and directors of Parent or such Subsidiary generally or goods and services provided on an arms-length basis (collectively, “Parent Related Party Transactions”).

(b)          Except as disclosed in Section 3.18 of the Parent Disclosure Schedule, no director, officer or Affiliate of Parent or any of its Subsidiaries as of the Agreement Date has or has had, directly or indirectly (other than arising under or in connection with any stock option plan, employment related contracts and confidentiality contracts or other contracts incident to such Person’s employment), (i) a beneficial interest in any Parent Material Contract; (ii) any contractual or other arrangement with Parent or any of its Subsidiaries or (iii) has an ownership or leasehold interest in any property (whether real, personal, tangible or intangible) used in, held by or required for the operation of Parent as presently conducted.

(c)          “Parent Related Party” means (i) any director or officer of Parent or (ii) any Parent Stockholder holding 1% or more of the issued and outstanding Parent Ordinary Shares (directly or through Parent ADSs) on the Agreement Date.

Section 3.19	Brokers and Other Advisors

Except as set forth on Section 3.19 of the Parent Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries or any of its Affiliates.

Section 3.20	Illegal Payments

None of Parent or any of its Subsidiaries (including any of its respective officers or directors) has taken or failed to take any action which would cause it to be in violation in any material respect of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, or any similar anti-bribery or anti-corruption law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. None of Parent or any of its Subsidiaries or, to the Knowledge of Parent, any third party acting on behalf of Parent or any of its Subsidiaries, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist Parent, any of its Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, Parent or any of its Subsidiaries.

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Section 3.21	Financial Resources.

(a)          Parent has received and accepted the Debt Commitment Letter to which the Debt Financing Sources have committed, upon the terms and subject to the conditions set forth therein, to provide the debt financing described therein in connection with the transactions contemplated thereby (the “Debt Financing”).

(b)          Parent has delivered to the Company true and correct copies of the executed Debt Commitment Letter and the related fee letter (including all exhibits, schedules, annexes and amendments thereto); provided that provisions in the fee letter may be redacted in a customary manner. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect without amendment or modification (and, to the Knowledge of Parent, no such amendment or modification is contemplated), and are legal, valid and binding obligations of Parent (except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or preferential transfers, moratorium or similar laws relating to the enforcement of creditors’ rights generally or by general principles of equity) and are enforceable against each party thereto and have not been withdrawn or rescinded in any respect.

(c)          As of the date of this Agreement, the Debt Commitment Letter has not been withdrawn or terminated, or amended or modified in any respect. As of the date of this Agreement, Parent (i) has no knowledge that any event has occurred that (with or without notice or lapse of time, or both) would reasonably be expected to constitute a breach or default under the Debt Commitment Letter, and (ii) assuming the accuracy of the Company’s representations and warranties contained in ARTICLE II and compliance by the Company with its covenants contained in ARTICLE IV and ARTICLE V, in each case, in all material respects, has no reason to believe that any of the conditions of the Debt Commitment Letter will not be satisfied on the Closing Date or that the Debt Financing will not be available to Parent or Merger Sub on the Closing Date. The consummation of the Debt Financing is subject to no conditions precedent or contingencies (including “market flex” provisions) that would permit the Debt Financing Sources to reduce the total amount of the Debt Financing except, in each case, as expressly set forth in the copy of the Debt Commitment Letter delivered to the Company. Except for the Debt Commitment Letter and the related fee letter that were delivered to the Company in accordance with Section 3.21(b), as of the date of this Agreement, there are no side letters, contracts or other agreements to which Parent or Merger Sub or any of their respective Affiliates are a party related to the funding of the Debt Financing.

Section 3.22	Ownership and Operations of Merger Sub

Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions, Merger Sub has neither incurred any obligation or Liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

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Section 3.23	Independent Investigation

Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company, which investigation, review and analysis were performed by Parent and Merger Sub and their Representatives. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 3.24	No Other Representations and Warranties

Except for the representations and warranties contained in ARTICLE II, each of Parent and Merger Sub acknowledge and agree that none of the Company and any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent and Merger Sub with respect to the Company.

ARTICLE IV
Additional Covenants and Agreements

Section 4.1	Conduct of Business

(a)          Except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) as required by Applicable Law, during the period from the Agreement Date until the earlier of the Effective Time and the termination of this Agreement pursuant to ARTICLE VII (the “Pre-Closing Period”), the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (A) conduct its business and operations in the ordinary course of business, including with respect to the (i) preparation of audited financial statements and (ii) maintenance of advertising and marketing budgets and spending as described in Section 4.1(a) of the Company Disclosure Schedule, and (B) maintain and preserve intact its current business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to preserve its assets and technology and relationships with its customers, suppliers, landlords, creditors, licensors, licensees and other persons having a business relationship with the Company or its Subsidiaries) and retain the services of its key employees and executive officers.

(b)          Without limiting the generality of the foregoing, except (x) as required by Applicable Law, (y) as set forth on Section 4.1(b) of the Company Disclosure Schedule or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Company will not, directly or indirectly:

(i)       issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests; provided that the Company may issue shares of Company Common Stock upon the conversion of the Company Preferred Stock and shares of Company Common Stock upon the exercise of Company Options or Company Warrants that are outstanding on the Agreement Date and in accordance with the terms thereof;

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(ii)       redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests;

(iii)      declare, set aside for payment or pay any dividend, or make any other distribution, whether payable in cash, stock or other property, in respect of any shares of Company Capital Stock or otherwise make any payments to the Company Stockholders in their capacity as such; provided that the Company shall be permitted to declare, set aside for payment or pay any dividend in respect of any shares of Company Capital Stock permissible under Applicable Law and the Company Organizational Documents as long as there shall remain in the Company at Closing, in bank accounts in the U.S., after giving effect to the amount of any such dividends and all other pre-Closing adjustments, unrestricted cash or cash equivalents in excess of $10 million;

(iv)      form any new Subsidiary;

(v)       acquire, by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest in any Person, or any tangible assets that have a purchase price in excess of $100,000 in the aggregate;

(vi)      make any loan or advance to or investment in any Person (other than (A) expense advances to the Company’s Employees in the ordinary course of business that are not, individually or in the aggregate, material or (B) loans or advances to or investments in a Subsidiary of the Company);

(vii)     issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or incur, assume, guarantee or otherwise become liable for any Indebtedness;

(viii)    make any capital expenditures or commitments outside of the ordinary course of business;

(ix)       sell, lease, pledge or otherwise dispose of any of its material assets or properties, or grant any Liens with respect to such assets or properties, other than sales of assets in the ordinary course of business at not less than fair market value;

(x)        (A) hire any Employee with annual compensation in excess of $200,000, (B) materially increase the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any Employee, (C) grant any bonus, benefit or other direct or indirect compensation to any Employee other than in the ordinary course of business, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement or other Company Plan made to, for or with any Employees of the Company or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement, or otherwise amend, modify or adopt any Company Plan, or (E) enter into any Company Plan (other than with respect to new non-executive hires made in the ordinary course of business), including any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) or enter into any agreement involving an Employee other than employment agreements with non-executive employees in the ordinary course of business and not, individually or in the aggregate, material, except, in each case, as required by Applicable Law from time to time in effect or by the terms as in effect on the date hereof of any Company Plans listed on Section 2.11(a) of the Company Disclosure Schedule and made available to Parent;

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(xi)       make, change or revoke any material election concerning Taxes, change any material tax accounting method, file (other than pursuant to Section 4.8(a)) any amended or original income Tax Return or other material Tax Return, enter into any closing agreement or waiver or extension of the statute of limitations with respect to Taxes, settle any Tax claim or assessment or obtain any Tax ruling;

(xii)      amend the Company Organizational Documents (other than by filing the Charter Amendment) or equivalent organizational or governing documents of any of the Company’s Subsidiaries or propose to the Company Stockholders any proposal to effect any of the foregoing;

(xiii)     adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than the Transaction Agreements; or

(xiv)     (A) commence any material Legal Proceeding other than for a breach of this Agreement, (B) release, assign, compromise, pay, discharge, waive, settle, agree to settle, or satisfy any material Legal Proceeding (including any Legal Proceeding relating to this Agreement or the Merger), except for any such settlement that (x) does not require any actions or impose any restrictions on the business or operations of the Company or any of its Subsidiaries or impose any other injunctive or equitable relief, (y) provides for the complete release of the Company and its Subsidiaries of all claims and (z) does not provide for any admission of liability by the Company or any of its Subsidiaries or (C) waive any claims of material value;

(xv)      materially change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or Applicable Law;

(xvi)     fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities; or

(xvii)    agree, in writing or otherwise, to take any of the foregoing actions.

(c)          Except (i) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) as required by Applicable Law, during the Pre-Closing Period, Parent shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (A) conduct its business and operations in the ordinary course of business and (B)  maintain and preserve intact its current business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to preserve its assets and technology and relationships with its customers, suppliers, landlords, creditors, licensors, licensees and other persons having a business relationship with Parent or its Subsidiaries) and retain the services of its key employees and executive officers.

(d)          Without limiting the generality of the foregoing paragraph (c), except (x) as required by Applicable Law, (y) as set forth on Section 4.1(d) of the Parent Disclosure Schedule or (z) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period Parent will not, and will not permit its Subsidiaries to, directly or indirectly:

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(i)       issue, sell, grant, dispose of, pledge or otherwise encumber any Parent Ordinary Shares, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any Parent Ordinary Shares, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Parent Ordinary Shares, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Parent Ordinary Shares, voting securities or equity interests; provided that Parent may (x) issue Parent Ordinary Shares upon the exercise of Parent Options that are outstanding on the Agreement Date and in accordance with the terms thereof and (y) grant awards under the Parent Option Plans in connection with retention of current Parent Employees or new hires in the ordinary course of business, in an amount not to exceed the aggregate number of shares of Parent capital stock reserved and available for award under the Parent Option Plans as of the Agreement Date as set forth on Section 3.2(d) of the Parent Disclosure Schedule;

(ii)      redeem, purchase or otherwise acquire any outstanding Parent Ordinary Shares, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any Parent Ordinary Shares, voting securities or equity interests;

(iii)     declare, set aside for payment or pay any dividend, or make any other distribution, whether payable in cash, stock or other property, in respect of any Parent Ordinary Shares or otherwise make any payments to the Parent Stockholders in their capacity as such;

(iv)     acquire, by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest in any Person, or any tangible assets that have a purchase price in excess of $100,000 in the aggregate;

(v)      make any loan or advance to or investment in any Person (other than (A) expense advances to Parent’s employees in the ordinary course of business that are not, individually or in the aggregate, material or (B) loans or advances to or investments in a Subsidiary of Parent);

(vi)     issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or incur, assume, guarantee or otherwise become liable for any Indebtedness;

(vii)    make any capital expenditures or commitments outside of the ordinary course of business;

(viii)   sell, lease, pledge or otherwise dispose of any of its material assets or properties, or grant any Liens with respect to such assets or properties, other than sales of assets in the ordinary course of business at not less than fair market value;

(ix)      (A) materially increase the compensation or benefits payable or to become payable by Parent or any of its Subsidiaries to any Employee, (B) grant any bonus, benefit or other direct or indirect compensation to any employee other than in the ordinary course of business, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement or other Parent Plan made to, for or with any employees of Parent or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement, or otherwise amend, modify or adopt any Parent Plan, or (D) enter into any Parent Plan (other than with respect to new hires made in the ordinary course of business), including any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) or enter into any agreement involving an employee of Parent or any of its Subsidiaries other than employment agreements with non-executive employees in the ordinary course of business and not, individually or in the aggregate, material, except, in each case, as required by Applicable Law from time to time in effect and or by the terms as in effect on the date hereof of any Parent Plans;

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(x)       make, change or revoke any material election concerning Taxes, change any material tax accounting method, file any material amended Tax Return, income Tax Return or other material Tax Return in a manner inconsistent with past practices (except as otherwise required by Applicable Law), enter into any closing agreement or waiver or extension of the statute of limitations with respect to Taxes, settle any Tax claim or assessment or obtain any Tax ruling, provided, that in the case of filing any income Tax Return or other material Tax Return in a manner inconsistent with past practices and not required by Applicable Law, Parent or its applicable Subsidiary shall be required to consult with the Company regarding such filing but shall not be required to obtain the Company’s consent to such filing;

(xi)      other than as required to effect the Parent Capital Increase, amend the Parent Articles of Association or equivalent organizational or governing documents of any of the Parent’s Subsidiaries or propose to the Parent General Meeting a proposal to effect any of the foregoing;

(xii)     adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, other than the Transaction Agreements or with respect to any Subsidiaries of Parent that are not, individually or in the aggregate, material; or

(xiii)    (A) commence any material Legal Proceeding other than for a breach of this Agreement, (B) release, assign, compromise, pay, discharge, waive, settle, agree to settle, or satisfy any material Legal Proceeding (including any Legal Proceeding relating to this Agreement or the Merger), except for any such settlement that (x) does not require any actions or impose any restrictions on the business or operations of Parent or any of its Subsidiaries or impose any other injunctive or equitable relief, (y) provides for the complete release of Parent and its Subsidiaries of all claims and (z) does not provide for any admission of liability by Parent or any of its Subsidiaries or (C) waive any claims of material value;

(xiv)    materially change any of the accounting methods, principles or practices used by it unless required by a change in GAAP, IFRS (as applicable) or Applicable Law;

(xv)     fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities; or

(xvi)    agree, in writing or otherwise, to take any of the foregoing actions.

(e)          Nothing contained herein shall give to Parent, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company and each of its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations. Notwithstanding anything to the contrary contained herein, no consent of Parent shall be required with respect to any matter set forth in this Section 4.1 or elsewhere in the Agreement to the extent the requirement of such consent would violate Applicable Law.

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Section 4.2	Company Stockholder Approval; Joinders; 280G Approval.

(a)          The Company, immediately after the issuance of the California Permit, shall seek to obtain, and, within two Business Days of such issuance, shall deliver to Parent a written consent in substantially the form attached hereto as Exhibit F (the “Written Consent”) from each of the Company Consenting Stockholders providing irrevocably the Company Stockholder Approval.

(b)          Within one Business Day after the issuance of the California Permit, the Company shall mail to all Company Stockholders and all holders of Vested Options or Cash-Out Warrants the Permit Information Statement.

(c)          During and after delivery of the Written Consents as provided above and prior to the Closing, the Company shall use commercially reasonable efforts to obtain (x) from every Company Stockholder that did not previously deliver a Written Consent or an executed Joinder Agreement, a Written Consent and/or an executed Joinder Agreement, as applicable, and (y) from every holder of a Vested Option or a Cash-Out Warrant, a Joinder Agreement.

(d)          The Company shall promptly provide to the Company Stockholders any other notices required under Applicable Law and the Company Organizational Documents in connection with or as a result of the solicitation or obtaining of the Written Consents and the Company Stockholder Approval.

(e)          The Company’s obligation to solicit the Company Stockholder Approval, the Written Consent and executed Joinder Agreements as provided herein shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Acquisition Proposal, or any inquiry or other approach relating to any Company Acquisition Proposal. Neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify, the unanimous recommendation of the Company Board, as described in Section 2.3(a), with respect to the Transactions.

(f)          Following the Agreement Date, the Company shall (i) obtain waivers (in a manner reasonably satisfactory to Parent) from any individual who is receiving, or may receive, a parachute payment under Section 280G of the Code whom the Company or Parent reasonably believes is, with respect to the Company or any of its Subsidiaries, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the solicitation of the 280G Approval, and (ii) after such waivers are obtained, submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Parent) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent reasonably determines may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that, if the 280G Approval is obtained in accordance with Section 280G and the regulations promulgated thereunder, such payments and benefits shall not be “parachute payments” under Section 280G of the Code. The Company shall promptly, and in any event no later than three Business Days prior to the Closing, deliver to Parent evidence reasonably satisfactory to Parent (i) that a Company Stockholder vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”) or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of such payments and/or benefits that were executed by the affected individuals.

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Section 4.3	No Solicitation by the Company or Parent.

(a)          During the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries or its or its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents or other representatives (collectively, “Representatives”) to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance) any inquiries relating to or the making of any Company Acquisition Proposal, (ii) enter into, participate in or maintain or continue any discussions or negotiate with any Person in furtherance of such inquiries or with respect to a Company Acquisition Proposal or (iii) enter into any Contract or any agreement in principle or arrangement relating to, or approve, endorse or recommend, or publicly propose or indicate any desire to enter into any such Contract or agreement in principle or arrangement or to approve, endorse or recommend, a Company Acquisition Proposal. The Company shall promptly notify Parent upon receipt of, and promptly communicate to Parent the terms of, any Company Acquisition Proposal or any request for non-public information in connection with a Company Acquisition Proposal, and shall keep Parent reasonably informed, on a current basis, regarding any such matters. The Company shall not enter into any transaction or series of transactions the consummation of which would impede, interfere with, prevent or delay the consummation of the Merger and the other Transactions.

(b)          “Company Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent or its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of a material portion of the assets of the Company and its Subsidiaries, taken as a whole (excluding in all cases sales of assets and licenses entered into in the ordinary course of business), (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of a material portion of the equity securities of the Company (other than grants or issuances by the Company of equity securities to service providers) or (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, other than the Transactions.

(c)          In addition to the other obligations of the Company and its Subsidiaries set forth in this Section 4.3, the Company and each of its Subsidiaries shall:

(i)       promptly advise Parent, in writing, and in no event later than 48 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Company Acquisition Proposal, and, in any such notice to Parent, indicate the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts, as well as the identity of the Person making such proposal, offer, inquiry or other contact,

(ii)      immediately terminate, and cause its Representatives to terminate, any discussions relating to any proposals, offers, inquiries or requests relating to any Company Acquisition Proposal, and

(iii)     immediately revoke or withdraw access of any Person (other than Parent and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with any Company Acquisition Proposal and use its commercially reasonable efforts to obtain the return from all such Persons with whom it has had any discussions or negotiations with respect to a Company Acquisition Proposal or cause the destruction of all copies of confidential information previously provided to such parties by the Company or its Representatives in connection with a Company Acquisition Proposal.

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(d)          During the Pre-Closing Period, Parent shall not, and shall not permit any of its Subsidiaries or its or its Subsidiaries’ respective Representatives to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance) any inquiries relating to or the making of any Parent Acquisition Proposal, (ii) enter into, participate in or maintain or continue any discussions or negotiate with any Person in furtherance of such inquiries or with respect to a Parent Acquisition Proposal or (iii) enter into any Contract or any agreement in principle or arrangement relating to, or approve, endorse or recommend, or publicly propose or indicate any desire to enter into any such Contract or agreement in principle or arrangement or to approve, endorse or recommend, a Parent Acquisition Proposal. Parent shall promptly notify the Company upon receipt of, and promptly communicate to the Company the terms of, any Parent Acquisition Proposal or any request for non-public information in connection with a Parent Acquisition Proposal and shall keep the Company reasonably informed, on a current basis, regarding any such matters. Parent shall not enter into any transaction or series of transactions the consummation of which would impede, interfere with, prevent or delay the consummation of the Merger and the other Transactions.

(e)          “Parent Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than the Company or its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of a material portion of the assets of Parent and its Subsidiaries, taken as a whole (excluding in all cases sales of assets and licenses entered into in the ordinary course of business), (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of a material portion of the equity securities of Parent (other than grants or issuances by Parent of equity securities to service providers) or (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent, in each case, other than the Transactions.

(f)          In addition to the other obligations of Parent and its Subsidiaries set forth in this Section 4.3, Parent and each of its Subsidiaries shall

(i)          promptly advise the Company, in writing, and in no event later than 48 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Parent in respect of any Parent Acquisition Proposal, and shall, in any such notice to the Company, indicate the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts as well as the identity of the Person making such proposal, offer, inquiry or other contact,

(ii)         immediately terminate, and cause its Representatives to terminate, any discussions relating to any proposals, offers, inquiries or requests relating to any Parent Acquisition Proposal, and

(iii)        immediately revoke or withdraw access of any Person (other than the Company and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to Parent in connection with any Parent Acquisition Proposal and use its commercially reasonable efforts to obtain the return from all such Persons with whom it has had any discussions or negotiations with respect to a Parent Acquisition Proposal or cause the destruction of all copies of confidential information previously provided to such parties by Parent or its Representatives in connection with a Parent Acquisition Proposal.

(g)          Parent’s obligation to seek approval of the Parent Capital Increase Resolution by the Parent Stockholders shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Parent Acquisition Proposal or any inquiry or other approach relating to any Parent Acquisition Proposal and neither the Parent Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose to withhold, withdraw, amend or modify, the Parent Board Recommendation.

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Section 4.4           Regulatory Approvals.

(a)          Subject to the terms and conditions of this Agreement (including Section 4.4(e)), each of the Parties shall cooperate with the other Parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions.

(b)          Subject to appropriate confidentiality protections and restrictions required by Applicable Law, each of the Parties shall promptly supply, and shall use its reasonable best efforts to cause their Affiliates or owners promptly to supply, the others with any information and reasonable assistance that may be reasonably required to make any filings or applications pursuant to Section 4.4(a).

(c)          Each of the Parties shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party and (ii) use its reasonable best efforts to keep the other Party informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Without limiting the generality of the foregoing, and subject to applicable confidentiality restrictions required by Applicable Law, each of the Parties will notify the others promptly upon the receipt of (x) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant hereto or the Merger itself and (y) any request by any officials or any Governmental Authority for answers to any questions or the production of any documents relating to an investigation of the Merger by any Governmental Authority. Subject to appropriate confidentiality protections, each Party shall provide to the other Parties (or their respective Representatives) upon request copies of all correspondence between such Party and any Governmental Authorities relating to the Merger. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 4.4(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls and meetings with a Governmental Authority regarding the Merger shall include Representatives of Parent and the Company. Subject to Applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memorandum, briefs, arguments and proposals made or submitted to any Governmental Authority regarding the Merger by or on behalf of any Party.

(d)          If any objections are asserted with respect to the Transactions under any Antitrust Law or if any Legal Proceeding is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any Antitrust Law, each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, and to: (A) oppose or defend against any action to prevent or enjoin consummation of this Agreement and the Transactions, and/or (B) take such action as reasonably necessary to overturn any regulatory action by any such Governmental Authority to prevent or enjoin consummation of this Agreement and the Transactions, including by defending any Legal Proceeding brought by any such Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such Transactions under such Antitrust Law so as to permit consummation of the Transactions.

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(e)          Notwithstanding anything in this Agreement to the contrary (including the other provisions of this Section 4.4), if any Legal Proceeding is instituted (or threatened to be instituted) challenging any Transaction as violative of any applicable Antitrust Law, it is expressly understood and agreed that: (i) neither Party shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture; and (ii) neither Party or its respective Subsidiaries may conduct or agree to conduct a Divestiture without the prior written consent of the other Party. “Divestiture” shall mean (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, Company, or any of their respective Subsidiaries, (B) the imposition of any limitation or restriction on the ability of Parent, the Company or any of their respective Subsidiaries to freely conduct their business (including, with respect to Parent, the ability to control the Company and its Subsidiaries after the Closing), (C) the holding separate of any of the assets of the Company or Parent (or any limitation or regulation on the ability of Parent or any of its Subsidiaries to exercise full rights of ownership of the Company after the Closing), or (D) the making of any payment or commercial concession to any third party as a condition to obtaining a required consent of any third party in connection with the Agreement.

Section 4.5           Necessary Consents

Parent and the Company shall (and shall cause their respective Subsidiaries to) use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to Applicable Law or Contract, or otherwise) by such Party in connection with the Merger or any of the Transactions for any such Contracts to remain in full force and effect following the Effective Time.

Section 4.6           Public Announcements

The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Transactions without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law, in each case, as determined in the good faith judgment of the Party proposing to make such release (in which case, to the extent reasonably practical, such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party reasonably in advance of such public announcement).

Section 4.7           Access to Information; Confidentiality.

(a)          Subject to Applicable Law relating to the exchange of information, the Company shall afford to Parent and its Representatives and Debt Financing Sources reasonable access during normal business hours to all of the Company’s and each of its Subsidiaries’ properties, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, accountants, counsel and financial advisors and the Company shall furnish promptly to Parent all information in the Company’s possession concerning its business, properties and personnel as Parent may reasonably request; provided that none of the Company, its Subsidiaries or any of their respective Representatives shall be required to provide access to or to disclose information to the extent such access or disclosure would contravene any Applicable Law or Contract or would reasonably be expected to violate or result in a loss or impairment of any attorney-client, work product, or other privilege; provided, further, that the Company shall have used reasonable efforts to provide the maximum access allowed by such restriction. Notwithstanding anything herein to the contrary, no investigation conducted pursuant to this Section 4.7 or otherwise by Parent shall affect any representation or warranty given by the Company hereunder or disclosed in the Company Disclosure Schedule or in the certificates referenced in Section 6.2 or otherwise affect or limit the remedies available under this Agreement.

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(b)          Without limiting the generality of the foregoing, from the Agreement Date through the Closing, the Company shall promptly make available to Parent copies of:

(i)          its unaudited monthly consolidated balance sheets as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be prepared in accordance with GAAP and consistent with the Company’s preparation of the Company Financial Statements delivered to Parent within 17 days after the end of such calendar month;

(ii)         subject to appropriate confidentiality protections and restrictions required by Applicable Law, all marketing key performance indicator (KPI) reports prepared for its management, on a weekly basis, and any operational reports prepared and delivered to the Company Board by the Company’s senior management;

(iii)        any written materials or communications sent by or on behalf of the Company to the Company Stockholders;

(iv)        any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of the Company in connection with the Merger or any of the other Transactions; and

(v)         any material notice, report or other document received by the Company from any Governmental Authority in connection with the Merger or any of the other Transactions.

(c)          Subject to Applicable Law relating to the exchange of information, Parent shall afford to the Company and its Representatives reasonable access during normal business hours to all of Parent’s and each of its Subsidiaries’ properties, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, accountants, counsel and financial advisors and Parent shall furnish promptly to the Company all information in Parent’s possession concerning its and its Subsidiaries’ businesses, properties and personnel as the Company may reasonably request; provided that none of Parent, its Subsidiaries or any of their respective Representatives shall be required to provide access to or to disclose information to the extent such access or disclosure would contravene any Applicable Law or Contract or would reasonably be expected to violate or result in a loss or impairment of any attorney-client, work product, or other privilege; provided, further, that Parent shall have used reasonable efforts to provide the maximum access allowed by such restriction. Notwithstanding anything herein to the contrary, no investigation conducted pursuant to this Section 4.7 or otherwise by the Company shall affect any representation or warranty given by Parent hereunder or disclosed in the Parent Disclosure Schedule or in the certificates referenced in Section 6.2 or otherwise affect or limit the remedies available under this Agreement.

(d)          Without limiting the generality of the foregoing, from the date hereof through the Closing, Parent shall promptly make available to the Company copies of:

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(i)          (A) its unaudited quarterly consolidated balance sheets as of the end of each calendar quarter and the related unaudited quarterly consolidated statements of operations and statements of cash flows for such calendar quarter, which shall be prepared in accordance with IFRS consistent with past practices and delivered to the Company within 40 days after the end of such calendar quarter, and (B) any other material financial information provided on a monthly basis to the Parent Board, which Parent shall deliver to the Company within 17 days after the end of each such calendar month;

(ii)         subject to appropriate confidentiality protections and restrictions required by Applicable Law, all marketing key performance indicator (KPI) reports prepared for its management, on a weekly basis, and any operational reports prepared and delivered to the Parent Board by Parent’s senior management;

(iii)        any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of Parent in connection with the Merger or any of the other Transactions (other than forms, statements, certifications, reports and documents filed or furnished by it with the SEC);

(iv)        any written materials or communications sent by or on behalf of the Parent to the Parent Stockholders (other than any such materials or communications filed or furnished by it with the SEC); and

(v)         any material notice, report or other document received by Parent from any Governmental Authority in connection with the Merger or any of the other Transactions.

(e)          Except for disclosures permitted by the terms of the Non-Disclosure Agreement, dated as of October 8, 2018, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent and the Company shall (and shall cause their respective Representatives and Affiliates to) hold information received pursuant to this Section 4.7 in confidence in accordance with the terms of the Confidentiality Agreement.

Section 4.8           Tax Matters.

(a)          The Company shall, and shall cause each of its Subsidiaries to, (i) prepare in the ordinary course of business (except as otherwise required by Applicable Law) and timely file all Tax Returns that are required to be filed by it on or before the Closing (“Post-Signing Returns”) and (ii) deliver drafts of such Post-Signing Returns to Parent no later than 10 Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed. The Company shall not unreasonably refuse to reflect in the Post-Signing Returns as filed any comments received from Parent no later than 5 Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed. Parent shall, on behalf of the Company and its Subsidiaries (A) prepare in the ordinary course of business and in accordance with past practice of the Company and its Subsidiaries, as applicable, (except as otherwise required by Applicable Law) and timely file all Tax Returns that are required to be filed by them after the Closing that relate to any Taxable period beginning before the Closing Date (“Post-Closing Returns”) and (B) permit the Holders’ Representative to review and comment on all material Post-Closing Returns that reflect a Tax liability that is or reasonably could be subject to a claim for indemnification under Section 8.2(a), and deliver drafts of such Post-Closing Returns, to the Holders’ Representative no later than 20 Business Days prior to the date (including extensions) on which such Post-Closing Returns are required to be filed. Solely with respect to Tax Returns described in the preceding sentence reflecting a Tax liability that is or reasonably could be subject to a claim for indemnification pursuant to Section 8.2(a), Parent shall not unreasonably refuse to reflect in the Tax Returns as filed any comments received from the Holders’ Representative no later than 5 Business Days prior to the date (including extensions) on which such Tax Returns are required to be filed. In the event of a proposed amendment to a Tax Return of the Company or its Subsidiaries that reflects a Tax liability that is or reasonably could be subject to a claim for indemnification under Section 8.2(a), Parent shall not amend such Tax Returns of the Company or its Subsidiaries for a taxable period on or before the Closing Date or initiate any discussions with any Taxing Authority concerning any such Tax Returns without the Holders’ Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

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(b)          Any deductions of the Company or its Subsidiaries attributable to Company Transaction Expenses and payments with respect to Company Options (“Transaction Deductions”) shall, to the fullest extent permitted by Applicable Law, be allocated to the taxable period (or portion thereof) ending on or before the Closing Date.

(c)          Prior to the Closing, each Party shall promptly notify the other Party of any Legal Proceeding pending against or with respect to the notifying Party in respect of any Tax matter, including Tax liabilities and refund claims, and not settle or compromise any Tax matter or action without the other Party’s consent (which shall not be unreasonably withheld, conditioned or delayed). Following the Closing, Parent shall promptly notify the Holders’ Representative of any Legal Proceeding that would reasonably be expected to be subject to a claim for indemnification under Section 8.2 pending against or with respect to the Company or one of its Subsidiaries in respect of any Tax matter, including Tax liabilities and refund claims, that pertains to a taxable period (or portion thereof) ending on or prior to the Closing Date. Parent shall have the right to control the conduct of such Legal Proceeding; provided that Parent shall (i) keep the Holders’ Representative timely informed about the status of such Legal Proceeding, (ii) permit the Holders’ Representative the opportunity to review and comment, at the expense of the Company Holders, on any proposed submissions to a Taxing Authority in connection with such Legal Proceeding and (iii) not settle or compromise any such Legal Proceeding, to the extent such settlement or compromise would give rise to a claim for indemnification under Section 8.2, without the Holders’ Representative’s consent (which shall not be unreasonably withheld, conditioned or delayed). This Section 4.8(c) shall govern in the event of any conflict with ARTICLE VIII.

(d)          Following the Closing, Parent, Merger Sub, the Company, and the Holders’ Representative shall, as reasonably requested by any party hereto and at the requesting party’s expense: (i) reasonably assist any other party in preparing any Tax Returns relating to the Company that such other party is responsible for preparing and filing, (ii) reasonably cooperate in preparing for any Tax audit of, or dispute with Taxing Authorities regarding, and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims, and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Company and (iii) make available to the other Parties and to any Taxing Authority as reasonably requested all information, records and documents relating to Taxes relating to the Company that are in the possession of or reasonably available to Parent, Merger Sub, the Company, any Company Subsidiary or the Company Holders, as applicable. Notwithstanding anything to the contrary in this Agreement, the Holders’ Representative shall have no obligation to prepare or file any Tax Returns.

(e)          On or prior to the Closing, the Company shall deliver to Parent (i) a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3) and (ii) a statement setting forth the dollar amount of the accruals taken in respect of the payment of all Taxes for the period from the Company Balance Sheet Date through the Closing Date.

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Section 4.9           Indemnification of Officers and Directors.

(a)          For a period of six years from the Closing Date, Parent shall cause the Surviving Corporation to perform (including with respect to advancement of expenses) its obligations, if any, to defend, hold harmless, indemnify and advance expenses to any present and former directors, officers and employees of the Company who may presently serve or have served at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Company Indemnified Parties”), under the Company Organizational Documents in effect as of the Agreement Date as well as any rights to indemnification and advancement of expenses provided in employment agreements or indemnification agreements between the Company and any Company Indemnified Parties (in each cases to the extent consistent with Applicable Law and with respect to only such documents and agreements in effect as of the Agreement Date and made available to Parent). Parent, from and after the Closing Date, shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Company Indemnified Parties with respect to limitation of certain liabilities of directors, officers, employees and agents and indemnification than are set forth as of the Agreement Date in the Company Organizational Documents, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Company Indemnified Parties.

(b)          Prior to the Effective Time, the Company may, in its sole discretion, and, at Parent’s request, shall, purchase run-off coverage for Company’s directors and officers in a form acceptable to the Company and Parent, which shall provide such directors and officers with coverage for six years following the Effective Time in an amount not less than the existing coverage and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder. The premiums for such policy shall be a Company Transaction Expense.

(c)          In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 4.9, without relieving Parent of its obligations under this Section 4.9. The obligations under this Section 4.9 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 4.9 applies without the consent of such affected Company Indemnified Party.

(d)          This Section 4.9 is intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs, and their representatives.

(e)          Notwithstanding anything to the contrary in this Agreement, in no event shall a Company Indemnified Party’s right to indemnification, contribution or advancement reduce such Company Indemnified Party’s liability for his, her or its Pro Rata Portion of any Indemnifiable Damages pursuant to ARTICLE VIII.

Section 4.10         Service Provider Expenses

Parent and Merger Sub shall be responsible for the fees and expenses of (i) the Escrow Agent relating to the Escrow Agreement, (ii) the Exchange Agent and (iii) the Contribution Agent.

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Section 4.11         Capitalization Spreadsheet.

(a)          Not less than two Business Days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet (the “Estimated Capitalization Spreadsheet”) substantially in the form of Section 2.2(b) of the Company Disclosure Schedule, which spreadsheet shall include, as of the Closing,

(i)          the Outstanding Share Number, the Fully Diluted Share Number, the Aggregate Exercise Price, the Company Closing Cash, the Company Closing Debt, and the Company Transaction Expenses unpaid as of the Closing;

(ii)         the number of Vested Options and Cash-out Warrants;

(iii)        a list of all Company Holders and their respective addresses and email addresses (to the extent available) as reflected in the Company’s books and records,

(iv)        for each Company Holder, the number of shares of Company Capital Stock (A) held by such Company Holder (including the respective certificate numbers), (B) issuable upon exercise of any Company Options held by such Company Holder (including the number of Vested Options, Unvested Options, and vesting schedule with respect to Unvested Options), and (C) issuable upon exercise of any Company Warrants held by such Company Holder,

(v)         the amount of the Merger Aggregate Closing Cash Consideration to be paid to each Company Holder at the Closing,

(vi)        the amount of the Merger Aggregate Stock Consideration Value to be paid to each Company Stockholder at the Closing,

(vii)       each Company Holder’s Pro Rata Portion of the Adjustment Escrow Amount, the Representative Expense Amount and the Holdback Amount (in both percentage and dollar terms), and

(viii)      the total amount of each award under the Company Liquidity Bonus Plan, including (A) the amount in cash to be paid to each Company Holder at the Closing (net of contributions to the Holdback Fund, the Adjustment Escrow Fund and the Representative Expense Fund) and (B) the number of Parent ADSs issuable pursuant to such award,

(ix)         the amounts and payment information for any Company Closing Debt and Company Transaction Expenses to be paid at Closing.

(b)          Prior to the Closing, the Company shall revise the Estimated Capitalization Spreadsheet to reflect any changes or correct any inaccuracies set forth in the Estimated Capitalization Spreadsheet provided pursuant to the first sentence of this Section 4.11 (such final spreadsheet delivered to Parent, the “Capitalization Spreadsheet”). The Company shall notify Parent and discuss with Parent on a current basis any such revisions prior to finalizing the Capitalization Spreadsheet.

(c)          During the preparation of the Estimated Capitalization Spreadsheet and the Capitalization Spreadsheet, the Company shall keep Parent reasonably informed as to the status of, shall consult and discuss with Parent, and shall provide to Parent drafts and related information with respect to, the Estimated Capitalization Spreadsheet and the Capitalization Spreadsheet. The Company shall give reasonable effect to Parent’s comments, and shall resolve all questions from Parent prior to the Closing.

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Section 4.12         Retention Plan

Prior to the Closing, Parent will establish a cash and/or equity retention pool (the “Retention Plan”) of the amount specified in Schedule 4.12 for the benefit of certain Employees of the Company, and the allocation thereof among such Employees shall be as mutually agreed between Parent and the Company prior to the Closing. Awards granted under the Retention Plan shall be in the form of Parent restricted stock units/options and/or cash bonus awards, shall be issued upon the terms and subject to the conditions set forth in an award agreement in form and substance reasonably satisfactory to Parent and the Company, and shall not be deducted from or otherwise decrease the amount of Merger Aggregate Consideration payable pursuant to this Agreement.

Section 4.13         Option Notice

On or prior to the Closing, the Company shall prepare and deliver, after providing to Parent an opportunity to comment and reasonably considering any comments from Parent, a notice to each Person holding a Company Option notifying such holder of a Company Option of the ability to exercise any such vested Company Option prior to the Effective Time and the treatment of such Company Option under Section 1.2(a)(iii) in the event that such Company Option remains unexercised and outstanding as of the Effective Time.

Section 4.14         Liquidity Plan Agreements

The Company shall obtain from each recipient of cash and/or Parent ADSs under the Company Liquidity Bonus Plan a release and joinder agreement (which release and joinder agreement shall be a condition to participation in the Company Liquidity Bonus Plan) prior to the Closing Date in a form reasonably satisfactory to Parent.

Section 4.15         Employee Matters.

(a)          Parent agrees that, for a period of 12 months commencing on the Closing Date, each Continuing Employee who continues employment with Parent or the Surviving Corporation (or an employing Affiliate thereof), for so long as such Continuing Employee continues such employment, shall continue to receive (i) base compensation or pay rate and quarterly cash bonus, cash commission or other cash incentive compensation opportunities on an aggregate basis (as applicable to a Continuing Employee) that are substantially equivalent to such base compensation or pay rate and annual cash bonus, cash commissions or other cash incentive opportunities provided to such Continuing Employee immediately prior to the Closing and (ii) employee benefits that are, in the aggregate, substantially equivalent to that provided by the Company as of immediately prior to the Effective Time. Effective as of, and following, the Closing, Parent and its Subsidiaries will provide credit for each Continuing Employee’s length of service with the Company for all purposes (including eligibility, vesting and benefit accrual) under each benefit plan of Parent and/or the Surviving Corporation (or any employing Affiliate thereof), except that such prior service credit will not be required to the extent that it results in a duplication of benefits.

(b)          If requested by Parent at least 10 Business Days prior to the Effective Time, the Company shall terminate its 401(k) plan effective no later than the day immediately preceding the Closing Date, and shall provide to Parent prior to the Closing Date evidence of such termination, including evidence of the adoption by the Company Board of resolutions so terminating the 401(k) plan. The Company shall ensure that, following any such termination, no Person shall have any right thereafter to contribute any amounts to such 401(k) plan.

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(c)          This Section 4.15 shall not operate to duplicate any payment or benefit provided to any Continuing Employee to fund any such payment or benefit, or to or create any third party rights of causes of action for any Employee or other Person (including any employee representative, union, or labor organization). Nothing contained in this Agreement shall or is intended to (i) be treated as an amendment of any particular Company Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their respective benefit plans in accordance with their terms, or (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee. Nothing contained in this Agreement is intended to create any third-party beneficiary rights in any Employee, or any beneficiary or dependent thereof, or any other Person, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee (other than the rights of Company Indemnified Parties pursuant to Section 4.9).

(d)          For purposes of this Agreement, “Continuing Employee” means all current employees of the Company as of immediately prior to the Closing who remain employed by the Surviving Corporation immediately after the Effective Time.

Section 4.16         Financing.

(a)          Each of Parent and Merger Sub shall use its reasonable best efforts, to the extent in its control, to take, or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Debt Financing, including, (i) maintain in effect the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms (including any “market flex” provisions related thereto) and subject only to the conditions set forth in the Debt Commitment Letter (or on such other terms and conditions to the extent permitted under Sections 4.16(b) or 4.16(d) below), (iii) satisfy (or obtain a waiver of), on a timely basis, all conditions within the control of Parent or Merger Sub to obtaining the Debt Financing and (iv) consummate the Debt Financing at or prior to the Closing Date.

(b)          Parent shall keep the Company informed on a reasonably current basis and in reasonable detail regarding the status of its efforts to arrange the Debt Financing, including by delivering to the Company drafts of the material definitive agreements with respect to the Debt Financing and otherwise upon reasonable request of the Company. Parent and Merger Sub shall give the Company prompt notice within two Business Days of (i) any breach, default, termination, cancellation or repudiation by any party to any of the Debt Commitment Letter and (ii) the receipt by Parent or Merger Sub of any written notice from any Debt Financing Source with respect to (x) any actual or alleged breach, default, termination, cancellation or repudiation by any party to any of the Debt Commitment Letter, or (y) any disagreement between Parent and any Debt Financing Source as to the availability of the Debt Financing, that in each case could reasonably be expected to adversely impact or materially delay the ability of Parent or Merger Sub to obtain the portion of the Debt Financing that is necessary to consummate the Transactions. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent and Merger Sub shall (i) provide prompt notification to the Company in writing, and (ii) if required in order to obtain the funds necessary to consummate the Transactions, use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources (“Alternative Debt Financing”) in an amount sufficient to consummate the Transactions on terms and conditions, taken as a whole, not materially less favorable (as determined in the reasonable judgment of Parent) to Parent and Merger Sub (or their respective Affiliates), than the terms set forth in the Debt Commitment Letter (including any “market flex” provisions related thereto) as promptly as reasonably practicable following the occurrence of such event; provided that in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require Parent or Merger Sub to (i) pay fees materially in excess of those contained in the Debt Commitment Letter, or (ii) enter into any Alternative Debt Financing the terms of which are materially less favorable to Parent and Merger Sub than the Debt Commitment Letter. To the extent Parent and Merger Sub obtain Alternative Debt Financing, Parent shall deliver to the Company true and complete copies of the commitment letters pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing and the related fee letter; provided that provisions in the fee letter may be redacted in a customary manner. For purposes of this Agreement, references to (x) the “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 4.16 and (y) references to the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 4.16.

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(c)          The Company shall use its reasonable best efforts to cooperate, and to cause its Representatives to cooperate, with Parent and Representatives of Parent in connection with the arrangement and consummation of the Debt Financing, including (i) causing members of the Company’s senior management to, as reasonably necessary, participate in a reasonable number of lender meetings and lender presentations with the actual and prospective Debt Financing Sources and prospective lenders and investors, in each case upon reasonable advance notice and at mutually agreed times, and the actual and prospective Debt Financing Sources and potential lenders or investors in the Debt Financing, on the other hand, (ii) furnishing as promptly as reasonably practicable to Parent or Merger Sub the Required Information that is Compliant and such other financial and other pertinent information regarding the Company as may be reasonably requested by Parent or Merger Sub in order to consummate the Debt Financing or that is customarily needed for financings of the type contemplated by the Debt Commitment Letter, (iii) reasonably assisting Parent, Merger Sub and the Debt Financing Sources with their marketing efforts with respect to the Debt Financing, including in their preparation of (A) any bank information memoranda, offering memoranda, confidential information memoranda, private placement memoranda, prospectuses and related lender presentations, business projections or other marketing documents customarily used to arrange the Debt Financing and (B) materials for rating agency presentations, (iv) assisting with the preparation, negotiation, execution and delivery of any loan agreements, guarantees, pledge and security agreements, notes and other definitive financing documents as may be reasonably required by Parent or Merger Sub; provided that (A) no obligation of the Company under any such document or agreement shall be effective until the Closing, and (B) the execution and delivery of any loan agreements, guarantees, pledge and security agreements, notes or other definitive financing documents will only be required of executive officers of the Company who retain their respective positions as of and after the Closing, (v) assisting with the preparation of and providing information for the pledging of collateral, the completion of the schedules to any pledge and security documents and other definitive financing documents in connection with the Debt Financing or other certificates or documents and taking reasonable actions necessary to permit the Debt Financing Sources to evaluate the Company’s assets for the purposes of establishing collateral arrangements (it being understood that no such pledging of collateral will be effective until at or after the Closing), (vi) assist with the preparation of and providing information necessary for the completion of any solvency or other financial certificate delivered by Parent or Merger Sub, (vii) providing customary authorization and representation letters authorizing the distribution of information to prospective lenders, (viii) cooperating in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive document relating to the Debt Financing to the extent satisfaction of such condition requires the cooperation of, or is within the control of, the Company (including obtaining documentation reasonably requested by Parent or Merger Sub or Debt Financing Sources relating to the repayment to the existing Indebtedness of the Company and the release of related Liens and related guarantees, including customary payoff letters), (ix) assisting Parent or Merger Sub in its efforts to obtain waivers, legal opinions and insurance certificates and endorsements at the expense of, and as reasonably requested by, Parent or Merger Sub, (x) to the extent requested at least five Business Days prior to the Closing Date, furnishing at least three Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations, including the PATRIOT Act, (xi) facilitating the taking of all corporate, limited liability or similar actions reasonably requested by Parent or Merger Sub to permit the consummation of the Debt Financing, it being understood and agreed that (A) no such corporate, limited liability or similar action will take effect prior to the Closing and (B) any such corporate, limited liability or similar action will only be required of the directors, members, partners, managers or officers of the Company who retain their respective positions as of and after the Closing, and (xii) cooperating reasonably with the due diligence of the Debt Financing Sources, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company; provided that nothing herein shall require such assistance to the extent it would unreasonably interfere with the business or operations of the Company; provided, further, that, notwithstanding the foregoing, no obligations of the Company or its Affiliates or Representatives under any agreement, document or instrument executed or delivered by the Company or its Affiliates or Representatives pursuant to the Company’s obligations under this Section 4.16 shall be effective until the Effective Time; and provided, further, that nothing herein shall require such assistance to the extent it would require the Company to pay (or to agree to pay) any fees, reimburse any expenses, incur any liability or give any indemnities prior to the Effective Time for which it is not reimbursed or indemnified. Parent and Merger Sub shall reimburse the Company, promptly upon request by the Company, for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such assistance. In addition, nothing in this Section 4.16 shall require any action that would violate the Company Charter or Company’s bylaws or any Applicable Law or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any Company Material Contract. The Company hereby consents to the use of the logos, brands and trademarks of the Company in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or their reputation or goodwill in any material respect.

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(d)          Neither Parent nor Merger Sub shall, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), amend, modify, alter, waive, replace or agree to amend, modify, alter, waive, terminate or replace (in any case whether by action or inaction), any term of the Debt Commitment Letter if such amendment, modification, waiver, termination or replacement would (i) reduce the aggregate amount of any portion of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Debt Commitment Letter and related fee letter on the Agreement Date) unless an alternative source of debt financing with substantially similar terms and conditions (and that would not otherwise impair or materially delay the ability of Parent to consummate the Transactions) is increased by a corresponding amount, (ii) impose new or additional conditions precedent to the availability of the Debt Financing or otherwise expand, amend or modify any of the conditions precedent to the Debt Financing, or (iii) impact or delay in any material respect the availability of the Debt Financing; provided that Parent or Merger Sub may, without the consent of the Company, amend, supplement, replace, substitute or modify the Debt Commitment Letter to add additional agents, co-agents, lenders, lead arrangers, joint bookrunners, syndication agents, managers or similar entities that have not executed such Debt Commitment Letter as of the Agreement Date, together with any conforming or ministerial changes related thereto. Parent shall promptly deliver to the Company copies of any amendment, modification, supplement, replacement, substitution, consent or waiver to or under the Debt Commitment Letter.

(e)          Neither Parent nor Merger Sub shall, without prior consultation with the Company, consent to or approve the syndication, assignment or participation of all or a portion of the loans and commitments evidenced by the Debt Commitment Letter by the Debt Financing Sources to one or more other lenders.

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(f)          Following the Closing, Parent shall not consummate a refinancing or replacement of the Debt Financing if any such refinancing or replacement would require new or amended conditions that, when taken as a whole, are materially more restrictive to Parent’s ability to make payments with respect to the Holdback Fund pursuant to Section 8.6(b), unless the Holdback Fund is first distributed to each Company Holder or to the Exchange Agent for further distribution to each Company Holder in accordance with Section 8.6(b) (notwithstanding that such distribution date may be earlier than the Holdback Release Date).

ARTICLE V
ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1           Fairness Hearing and Company Stockholder Matters.

(a)          As promptly as practicable after the Agreement Date:

(i)          Parent shall prepare an application to obtain from the Commissioner of Business Oversight of the State of California (the “California Commissioner”), after a hearing before the California Commissioner (the “Fairness Hearing”) pursuant to the CCC, including Sections 25121 and 25142 thereof (the “Fairness Hearing Law”), a permit (the “California Permit”) to issue securities in exchange for outstanding securities, the obtainment of which would result in the issuance of Parent Ordinary Shares in the Merger (and the Parent ADSs representing such Parent Ordinary Shares) being exempt from registration under the Securities Act by virtue of the exemption provided by Section 3(a)(10) thereof, and Parent shall apply for the California Permit.

(ii)         The Company shall prepare an information statement (the “Permit Information Statement”), which shall, among other things, include: (w) a statement that the Company Board unanimously recommends that the Company Stockholders vote in favor of the adoption and approval of this Agreement, (x) a statement that appraisal rights may be available to the Company Stockholders in accordance with the DGCL or, if applicable, the CCC, and all related required disclosures, (y) a form of the Written Consent and a copy of the Joinder Agreement, and (z) such other information as Parent and the Company may agree is required or advisable under the DGCL or the CCC, to be included therein. The Permit Information Statement shall constitute a disclosure document for the offer and issuance of the Parent Ordinary Shares to be issued in the Merger and the Parent ADSs to be received by the Company Stockholders in the Merger and an information statement for the Company’s solicitation of the Written Consents. Parent shall use its reasonable best efforts to obtain confidential treatment by the Commissioner of any highly confidential Company information and/or materials constituting Company trade secrets, in each case as reasonably designated by the Company, furnished by the Company for use in the Permit Information Statement or the application for the California Permit, and the Company shall cooperate with Parent in any related application for confidential treatment.

(b)          Parent and the Company shall cooperate in the preparation of the materials described in subsection (a) above (including the application for the California Permit and the Permit Information Statement and any amendment or supplement to any thereof) in good faith with the objective of filing the application for the California Permit with the California Commissioner on or before the date that is 10 Business Days after the Agreement Date, and each of Parent and the Company shall use commercially reasonable efforts to cause such materials to comply with Applicable Law. Without limiting the generality of the foregoing, the Company shall provide to Parent such information concerning its business, financial statements and affairs as, in the reasonable judgment of Parent or its counsel, is required under the Fairness Hearing Law to be included in the materials to be provided in connection with the application for the California Permit or in any amendment or supplement thereto and, whenever the Company becomes aware of any event that occurs that is required to be set forth in an amendment or supplement to the application for the California Permit or the Permit Information Statement, the Company shall notify Parent and cooperate with Parent in preparing and delivering any such amendment or supplement to all Company Stockholders and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials. The Company shall obtain the approval of Parent (not to be unreasonably withheld or delayed) prior to mailing or otherwise delivering the Permit Information Statement or any other materials to the Company Stockholders or any holder of Company Options or Cash-Out Warrants, and shall not amend or supplement the Permit Information Statement or such other materials, or provide any other materials, without the approval of Parent (not to be unreasonably withheld or delayed).

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Section 5.2           Listing

Parent shall use its reasonable best efforts to cause the Parent ADRs being issued in the Merger to be approved for listing (subject to notice of issuance) on the NYSE American at or prior to the Effective Time. The Company shall reasonably cooperate with such efforts.

Section 5.3           Charter Amendment

Promptly following execution of the Written Consent by Company Stockholders collectively representing the Company Stockholder Approval, the Company will cause the Charter Amendment to be filed with the Secretary of State of the State of Delaware, so that the terms of this Agreement will govern the distribution of the Merger Aggregate Consideration to Company Stockholders upon and subject to the Closing.

Section 5.4           Exclusivity Agreement

The Exclusivity Agreement, dated as of January 28, 2019, by and between Parent and the Company, is hereby terminated and of no further force or effect.

ARTICLE VI
Conditions Precedent

Section 6.1           Conditions to Each Party’s Obligation to Effect the Merger

The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:

(a)          Company Stockholder Approval. Company Stockholders constituting the Company Stockholder Approval shall have adopted and approved this Agreement.

(b)          No Injunctions or Restraints. No final and non-appealable injunction, judgment, ruling or other Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

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(c)          Parent Capital Increase Resolution. (i) The Parent General Meeting shall have adopted the Parent Capital Increase Resolution and (ii) the Parent Capital Increase Resolution shall have become final and non-appealable (bestandskräftig), i.e., (1) no shareholder of Parent shall have raised an objection (Widerspruch) against the Parent Capital Increase Resolution and had such objection recorded in the minutes (Protokoll) of the Parent General Meeting pursuant to Section 245 no. 1 AktG, (2) if any such objection shall have been raised and so recorded, then one month shall have passed since the Parent General Meeting and no contestation actions (Beschlussmängelklagen) against the Parent Capital Increase Resolution shall have been brought during such period pursuant to Section 246(1) AktG, or (3) if any contestation actions (Beschlussmängelklagen) against the Parent Capital Increase Resolution shall have been so brought, (A) the Parent Capital Increase Resolution shall have been released for entry in the Commercial Register by means of a court ruling pursuant to Section 246a(1) sentence 1 AktG (Freigabebeschluss) or (B) such contestation actions (Beschlussmängelklagen) against the Parent Capital Increase Resolution shall have been (x) dismissed (abgewiesen) by final and non-appealable (rechtskräftig) court judgment or (y) terminated by way of settlement (Vergleich), withdrawal of such actions (Klagerücknahme) or declaration of termination of such actions (Erledigterklärung).

(d)          California Permit. The California Permit shall have been issued by the California Commissioner and no Order suspending the effectiveness of the California Permit or any part thereof shall have been issued.

(e)          Listing. The Parent ADRs to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the NYSE American.

(f)          Financing. Parent shall have obtained the Debt Financing as contemplated by Section 4.16(a) and gross proceeds totaling at least $120 million shall have been funded to Parent thereunder pursuant to the terms thereof.

(g)          Tax Treatment. The Parties shall have jointly determined, based upon the Parent trading price and other relevant factual inputs updated through the Closing Date, that Parent will not be treated as a domestic corporation under Section 7874(b) of the Code as a result of the Merger.  The foregoing determination shall be made in good faith using a methodology agreed upon by the Parties on or before the Agreement Date, provided, however, that in the event of a change, after the Agreement Date, in Section 7874 of the Code, Treasury regulations promulgated thereunder, or the interpretation, administration or application of Section 7874 or such Treasury regulations, prior to Closing the Parties shall cooperate in good faith to agree upon any revisions to such methodology that are appropriate to take into account such change.

Section 6.2           Conditions to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties.

(i)          The representations and warranties of the Company contained in Section 2.1 (Organization, Standing and Corporate Power; No Subsidiaries), Section 2.2 (Capitalization), Section 2.3(a) (Authority) and Section 2.19 (Brokers and Other Advisors) shall be true and correct in all respects as of the Agreement Date and as of the Closing Date as if made at and as of the Closing Date (except for inaccuracies that are not material and except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all material respects as of such earlier date).

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(ii)         The other representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Agreement Date and at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date), except (in the case of this clause (ii)) where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(b)          Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Officer’s Certificate. Parent shall have received a certificate executed and delivered on behalf of the Company by an executive officer of the Company, in his or her capacity as such, dated as of the Closing Date, stating therein that the conditions set forth in subsections (a), (b), (e), (g), (h), (i) and (j) of this Section 6.2 have been satisfied, and representing and warranting that the information and calculations contained in the Capitalization Spreadsheet are accurate and correct.

(d)          Escrow Agreement. The Escrow Agreement shall have been executed and delivered to Parent by the Holders’ Representative.

(e)          No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred, and be continuing as of the Closing Date, a Company Material Adverse Effect.

(f)          Capitalization Spreadsheet. Parent shall have received from the Company, at least two Business Days prior to the Closing Date, the final Company Closing Financial Statement pursuant to Section 1.7 and the Capitalization Spreadsheet pursuant to Section 4.11.

(g)          280G Stockholder Approval or Disapproval. With respect to any payments and/or benefits that the Company or Parent determine may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and the Company, Parent and its Subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(h)          Company Adjusted EBITDA. The amount of Company Adjusted EBITDA for the twelve months through the last final full calendar month ended at least 30 calendar days prior to the Closing shall have been equal to or in excess of the applicable amount set forth in Schedule 6.2(h) attached hereto.

(i)          Appraisal Rights. Company Stockholders of no more than 5% of the outstanding shares of Company Capital Stock (measured on an as-converted-to-common basis) shall have demanded, or be eligible to demand, appraisal rights or dissenters’ rights.

(j)          Joinder Agreements. Parent shall have received, from holders of at least 90% of all outstanding shares of Company Capital Stock, Vested Options and Cash-Out Warrants (determined in the aggregate on an as-converted-to-common basis), Joinder Agreements, in each case duly executed by the applicable holder and the Company.

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(k)          Payoff Letters. Parent shall have received copies of customary payoff letters in connection with the repayment of Company Transaction Expenses from the Persons listed on Schedule 6.2(k) hereto.

Section 6.3           Conditions to Obligation of the Company

The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties.

(i)          The representations and warranties of Parent contained in Section 3.1 (Organization, Standing and Corporate Power), Section 3.3 (Authority) and Section 3.19 (Brokers and Other Advisors) shall be true and correct in all respects as of the Agreement Date and as of the Closing Date as if made at and as of the Closing Date (except for inaccuracies that are not material and except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all material respects as of such earlier date). The representations and warranties of Parent contained in Section 3.2(a) (Capitalization) shall be true and correct in all respects as of the Agreement Date and as of the Closing Date as if made at and as of the Closing Date (except for inaccuracies in the amounts or numbers of Parent Ordinary Shares set forth in Section 3.2(a) that are not, in each case, greater than 1% of the actual amounts or numbers as of the Closing Date).

(ii)         The other representations and warranties of Parent contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Agreement Date and at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date), except (in the case of this clause (ii)) where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)          Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)          Officer’s Certificate. The Company shall have received a certificate executed and delivered on behalf of Parent by an officer of Parent, in his or her capacity as such, dated as of the Closing Date, stating therein that the conditions set forth in subsections (a), (b) and (e) of this Section 6.3 have been satisfied.

(d)          Escrow Agreement. The Escrow Agreement shall have been executed and delivered to the Holders’ Representative by Parent.

(e)          No Parent Material Adverse Effect. Since the Agreement Date, there shall not have occurred, and be continuing as of the Closing Date, a Parent Material Adverse Effect.

(f)          Parent Adjusted EBITDA. The amount of Parent Adjusted EBITDA for the twelve months through the last final full calendar month ended at least 30 calendar days prior to the Closing shall have been equal to or in excess of the applicable amount set forth in Schedule 6.2(h) attached hereto.

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(g)          Retention Plan. The Retention Plan shall have been established in accordance with Section 4.12.

Section 6.4           Frustration of Closing Conditions

None of (a) the Company, with respect to Section 6.1 and Section 6.3, as applicable, and (b) Parent or Merger Sub, with respect to Section 6.1 and Section 6.2, as applicable, may rely on the failure of any such condition as the case may be, to be satisfied, if such failure was caused by, or directly resulted from, such party’s (or in the case of Parent and Merger Sub, either party’s) failure to comply with any provision of this Agreement.

ARTICLE VII
Termination

Section 7.1           Termination

This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)          by the mutual written consent of the Company and Parent;

(b)          by either the Company or Parent, upon written notice to the other Party:

(i)          if the Merger shall not have been consummated on or before August 21, 2019 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

(ii)         if there shall be in effect a final non-appealable order, injunction, judgment, decree, ruling, writ, assessment or arbitration award issued by a court of competent jurisdiction or other Governmental Authority (each, an “Order”) prohibiting consummation of the Merger or the Transactions; provided that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any Party whose action or failure to act has been a principal cause of such Order and such action or failure to act constitutes a breach of this Agreement; or

(c)          by Parent:

(i)          upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such breach or inaccuracy is capable of being cured by the Company, then this Agreement shall not terminate pursuant to this Section 7.1(c)(i) as a result of such breach or inaccuracy until the earlier of (A) the expiration of the period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and ending on the earlier of the 30th day following the date of such notice and the second Business Day immediately preceding the Outside Date, and (B) the Company ceasing to exercise commercially reasonably efforts to cure such breach or inaccuracy (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(c)(i) as a result of such breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

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(ii)         upon a willful and material breach by the Company or any Representative of the Company of any of the terms of Section 4.2 or Section 4.3;

(iii)        if the Company Stockholder Approval is not obtained within two Business Days following the issuance of the California Permit; or

(iv)        (A) if all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than (1) the condition set forth in Section 6.1(f) and (2) those conditions that by their nature are to be satisfied by actions taken at the Closing), (B) the condition set forth in Section 6.2(h) has not been satisfied by the Company as of immediately prior to the time of termination and (C) Parent stood ready and willing to consummate the Closing at such time;

(d)          by the Company:

(i)          upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of the Parent or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such breach or inaccuracy is capable of being cured by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 7.1(d)(i) as a result of such breach or inaccuracy until the earlier of (A) the expiration of the period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy and ending on the earlier of the 30th day following the date of such notice and the second Business Day immediately preceding the Outside Date, and (B) Parent ceasing to exercise commercially reasonably efforts to cure such breach or inaccuracy (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(d)(i) as a result of such breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

(ii)         upon a willful and material breach by Parent or any Representative of Parent of any of the terms of Section 4.3;

(iii)        if the Parent Stockholders fail to approve the Parent Capital Increase Resolution at the Parent General Meeting; or

(iv)        (A) if all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than (1) the condition set forth in Section 6.1(f) and (2) those conditions that by their nature are to be satisfied by actions taken at the Closing), (B) the condition set forth in Section 6.3(f) has not been satisfied by Parent as of immediately prior to the time of termination and (C) the Company stood ready and willing to consummate the Closing at such time.

Section 7.2           Expenses and Termination Fees.

(a)          Except as set forth in this Section 7.2, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b)          If this Agreement is terminated by Parent pursuant to Section 7.1(c)(i), Section 7.1(c)(ii), Section 7.1(c)(iii) or Section 7.1(c)(iv), then the Company shall pay or cause to be paid to Parent, within three Business Days after termination of this Agreement, $5,000,000 by wire transfer of same day funds to one or more accounts designated by Parent; provided that the Company shall not be required to pay the foregoing fee if this Agreement is terminated by Parent pursuant to Section 7.1(c)(iv) at a time when the Debt Financing Sources stood ready and willing to consummate the Debt Financing notwithstanding the failure of the Company to satisfy the condition set forth in Section 6.2(h).

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(c)          If this Agreement is terminated by the Company pursuant to Section 7.1(d)(i), Section 7.1(d)(ii), Section 7.1(d)(iii) or Section 7.1(d)(iv), then Parent shall pay or cause to be paid to the Company, within three Business Days after termination of this Agreement, $5,000,000 by wire transfer of same day funds to one or more accounts designated by the Company; provided that Parent shall not be required to pay the foregoing fee if this Agreement is terminated by the Company pursuant to Section 7.1(d)(iv) at a time when the Debt Financing Sources stood ready and willing to consummate the Debt Financing notwithstanding the failure of Parent to satisfy the condition set forth in Section 6.3(f).

Section 7.3           Effect of Termination

In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability hereunder on the part of any Party (other than with respect to Section 4.6 (Public Announcements), Section 4.7(c) (Access to Information; Confidentiality), but only as it pertains to confidentiality, Section 4.10 (Service Provider Expenses), Section 7.2 (Expenses), this Section 7.3 and ARTICLE IX, all of which shall survive termination of this Agreement); provided that nothing herein (including payment of the termination fees described in Section 7.2) shall relieve any Party from liability for Fraud or any willful and material breach of this Agreement prior to the termination of this Agreement. For purposes of this Agreement, “willful and material breach” means a deliberate act or omission taken with the knowledge that such act or omission in and of itself constitutes, or would reasonably be expected to constitute, a material breach of any covenant contained in this Agreement.

ARTICLE VIII
Survival and Indemnification

Section 8.1           Survival

Subject to the other provisions of this ARTICLE VIII, if the Merger is consummated, (i) the representations and warranties of the Company contained herein, or in any other writing delivered in connection with this Agreement, and the indemnification obligations of the Company Holders for Indemnifiable Damages pursuant to Section 8.2(a)(ii)-(v) shall survive until 5:00 p.m. Pacific time on December 31, 2020 (the date and time of expiration, the “Holdback Release Date”); (ii) all covenants, agreements and obligations of the Company shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements and obligations provide that they are to be performed after the Closing, which covenants, agreements and obligations shall expire upon the earlier to occur of their complete performance and the Holdback Release Date; and (iii) the indemnification obligations of the Company Holders for Indemnifiable Damages pursuant to Section 8.2(a)(vi) shall survive until 5:00 p.m. Pacific time on the fifth anniversary of the Closing Date. Notwithstanding the foregoing, if a Claim Notice is delivered in accordance with the terms hereof prior to the Holdback Release Date, or in the case of claims under Section 8.2(a)(vi) prior to 5:00 p.m. Pacific time on the fifth year anniversary of the Closing Date, then the claim set forth in such Claim Notice shall continue indefinitely until such claim is finally resolved pursuant to the terms of this ARTICLE VIII. If the Merger is consummated, the representations, warranties, covenants, agreements and obligations of Parent contained herein, or in any other writing delivered in connection with this Agreement, shall not survive, and shall terminate and expire upon, the Closing, and after the Closing shall not provide the basis for any Liability to any Company Holder or any other Person, except for and to the extent any such covenants, agreements and obligations expressly provide herein that they are to be performed after the Closing.

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Section 8.2           Indemnification by the Company Holders.

(a)          If the Merger is consummated, from and after the Effective Time, by virtue of the Merger and subject to the terms, conditions and limitations of this ARTICLE VIII, the Company Holders shall, severally (in accordance with each Company Holder’s Pro Rata Portion), but not jointly, indemnify and hold harmless the Surviving Corporation, Parent, Merger Sub and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the “Indemnified Parties”) from and against any and all Indemnifiable Damages, regardless of whether or not such Indemnifiable Damages relate to any third party claim, if and to the extent resulting from:

(i)          any inaccuracy in any of the representations or warranties made by the Company herein as of the Agreement Date or as of the Closing Date, including in any certificate delivered by or on behalf of the Company (except in the case of representations and warranties that by their terms speak as of a specific date, which representations and warranties shall be true and correct as of such date);

(ii)         any breach of or failure to perform on or prior to the Closing any covenants, agreements or obligations made by or of the Company herein that are required to be performed on or prior to the Closing;

(iii)        any payments made with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the consideration that otherwise would have been payable pursuant to Section 1.2(a)(i), Section 1.2(a)(iii) or Section 1.2(a)(iv), as applicable, upon the exchange of such Dissenting Shares, and any interest, costs, expenses and fees incurred by any Indemnified Party in connection with the exercise of any appraisal rights;

(iv)        any inaccuracy or miscalculation in the Capitalization Spreadsheet, including any use of incorrect information and any failure to properly calculate or describe any payment resulting in any overpayment or other incorrect payment by or on behalf of Parent;

(v)         any payments made by Parent or the Surviving Corporation to any Company Indemnified Party pursuant to Section 4.9; and

(vi)        any Fraud on the part of the Company (including any Representative of the Company).

The foregoing clauses (i)-(vi) are hereinafter referred to together as the “Indemnifiable Matters.”

(b)          The Parties acknowledge and agree that, if the Surviving Corporation or any of its Subsidiaries suffers, incurs or otherwise becomes subject to any Indemnifiable Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation or any of its Subsidiaries as Indemnified Parties) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Indemnifiable Damages as a result of and in connection with such inaccuracy or breach.

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(c)          Without limiting the representations and warranties of Parent and Merger Sub set forth in Section 3.24, the rights of the Indemnified Parties to indemnification, compensation and reimbursement contained in this ARTICLE VIII relating to the representations, warranties, covenants, agreements and obligations of the Company are part of the basis of the bargain contemplated by this Agreement, and such representations, warranties, covenants, agreements and obligations, and the rights and remedies that may be exercised by the Indemnified Parties with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnified Parties shall be deemed to have relied upon such representations, warranties, covenants, agreements and obligations notwithstanding) any knowledge on the part of Parent or any of its Representatives or any of the other Indemnified Parties (regardless of whether obtained through any investigation by any such Person or through disclosure by the Company or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that any such Person knew or should have known that any representation or warranty is or might be inaccurate or untrue.

Section 8.3           Limitations

Recovery by Indemnified Parties of their Indemnifiable Damages will be subject to the following limitations:

(a)          Other than pursuant to Section 8.2(a)(vi), with respect to Indemnifiable Damages claimed pursuant to Section 8.2(a):

(i)          except as set forth below, no Indemnified Party shall have any indemnification obligations unless the aggregate amount of all Indemnifiable Damages (excluding Indemnifiable Damages pursuant to Section 8.2(a)(vi)) exceeds $5,000,000 (the “Deductible”), in which case the Indemnified Parties may make claims for the amount of such Indemnifiable Damages only in excess of the Deductible, subject to the conditions and other limitations of this ARTICLE VIII; and

(ii)         an Indemnified Party may recover its Indemnifiable Damages solely by reclaiming cash from the Holdback Fund.

Notwithstanding the foregoing, (x) the Deductible shall not apply to Indemnifiable Damages pursuant to Section 8.2(a)(vi) and (y) in the case of claims under Section 8.2(a)(vi), (A) an Indemnified Party may recover its Indemnifiable Damages directly from the Company Holders only after exhausting the available Holdback Fund and (B) the aggregate liability of the Company Holders for Indemnifiable Damages under this ARTICLE VIII shall not exceed the total amount of Merger Aggregate Consideration actually received by such Company Holders hereunder.

(b)          The Indemnified Parties shall not be entitled to recover any Indemnifiable Damages relating to any Indemnifiable Matter arising pursuant to one provision of this Agreement to the extent that the Indemnified Parties have already recovered the same Indemnifiable Damages with respect to such Indemnifiable Matter pursuant to any other provision of this Agreement.

(c)          The amount of Indemnifiable Damages payable by a Company Holder under this ARTICLE VIII shall be reduced by (i) any insurance proceeds received from an insurance carrier by the Indemnified Party with respect thereto (net of any costs or recovery, applicable deductibles, premium adjustment (retroactive or prospective) or similar costs or payments), and (ii) indemnity or contribution amounts received from third parties (net of any applicable costs of recovery or collection thereof); provided that if an Indemnified Party receives insurance proceeds, indemnity or contribution amounts, after having received payment from (or on behalf of) any Company Holder with respect to any Indemnifiable Damages, such Indemnified Party shall refund such Company Holder up to the lesser of (x) the amount of the insurance proceeds received and (y) the amount of indemnification received by the Indemnified Party from the Company Holders.

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(d)          For the purpose of determining the failure of any representations or warranties to be true and correct, the breach of any covenants and agreements, and the amount of the Indemnifiable Damages pursuant to this ARTICLE VIII, any “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty shall in each case be disregarded and without effect.

(e)          The Indemnified Parties shall use commercially reasonable efforts to mitigate the amount of any Indemnifiable Damages to the extent required by Applicable Law.

Section 8.4           Claims for Indemnification; Resolution of Conflicts.

(a)          Direct Claims for Indemnification. Parent shall administer all claims for indemnification on behalf of the Indemnified Parties. Parent, on behalf of an Indemnified Party that seeks recovery of Indemnifiable Damages pursuant to this ARTICLE VIII, shall deliver to the Holders’ Representative a Claim Notice in respect of such claim.

(i)          To be valid pursuant to this Section 8.4(a), a Claim Notice relating to any Indemnifiable Damages under Section 8.2(a)(i)-(v) must be delivered to the Holders’ Representative prior to the Holdback Release Date and a Claim Notice relating to any Indemnifiable Damages under Section 8.2(a)(vi) must be delivered to the Holders’ Representative prior to 5:00 p.m. Pacific time on the fifth anniversary of the Closing Date; provided that any claims by Parent (on behalf of any Indemnified Party) with respect to any such Indemnifiable Damages made prior to the applicable Holdback Release Date shall continue indefinitely until such claim is resolved pursuant to the terms of this ARTICLE VIII. The date of such delivery of a Claim Notice is referred to herein as the “Claim Date” of such Claim Notice (and the claims for indemnification contained therein).

(ii)         “Claim Notice” means a notice delivered by Parent (on behalf of an Indemnified Party): (i) stating that an Indemnified Party has paid, sustained or incurred, or reasonably anticipates in good faith that it will have to pay, sustain or incur Indemnifiable Damages and (ii) specifying or estimating in reasonable detail, to the extent known, the Indemnifiable Damages included in the amount so stated (including, in the case of claims pursuant to Section 8.2(a)(i), to the extent known, the applicable representation and warranty claimed to be inaccurate), and the nature of the Indemnifiable Matter to which such item is related.

(iii)        The Holders’ Representative may object to a claim for indemnification set forth in a Claim Notice by delivering to Parent within 30 days from the delivery by Parent of a Claim Notice (such date, the “Objection Deadline”), a written statement of objection to the claim made in the Claim Notice (an “Objection Notice”), which Objection Notice shall set forth the nature of the objections to the claims in respect of which the objection is made. If the Holders’ Representative does not object in writing by the Objection Deadline, such failure to so object shall be an acknowledgment by the Holders’ Representative and the Company Holders that the Indemnified Party is entitled to the full amount of the claims for Indemnifiable Damages set forth in such Claim Notice, and Parent shall be entitled to reclaim the full amount of such claim in cash from the Holdback Fund.

(b)          Resolution of Conflicts.

(i)          If the Holders’ Representative timely delivers an Objection Notice in accordance with Section 8.4(a), the Holders’ Representative and Parent (on behalf of the Indemnified Party) shall attempt in good faith for 30 days to resolve such dispute. If the Holders’ Representative and Parent reach an agreement with respect to such dispute, a memorandum setting forth such agreement shall be prepared and signed by both parties (a “Settlement Memorandum”) (any claims covered by such an agreement, “Settled Claims”).

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(ii)         If the Holders’ Representative and Parent (on behalf of the Indemnified Party) are unable to reach an agreement with respect to such dispute after good faith negotiation during the aforementioned 30-day period following delivery of an Objection Notice with respect to such claim, any party to such dispute may institute Legal Proceedings in accordance with Section 8.5 with respect to the matter unless the amount of the Indemnifiable Damages that are at issue is the subject of a pending Legal Proceeding with a third party, in which event such Legal Proceedings shall not be commenced until such amount is ascertained, or both parties otherwise agree. Any final and non-appealable decision, judgment or award rendered by a Governmental Authority of competent jurisdiction, or any consummation of arbitration, as to the validity and amount of any claim in such Claim Notice shall be final, binding and conclusive upon the parties hereto and any other Company Holders and Indemnified Parties. If reasonably possible, such final decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the decision, judgment or award awarded by such Governmental Authority or arbitrator(s) (a “Written Decision”), and Parent shall be entitled to reclaim cash from the Holdback Fund (subject to the limitations of this ARTICLE VIII) consistent with such Written Decision.

(c)          Treatment of Indemnification Payments. The Company Holders, the Holders’ Representative and Parent agree to treat (and cause their Affiliates to treat) any payments received pursuant to this ARTICLE VIII as adjustments to the Merger Aggregate Adjusted Cash Consideration for all Tax purposes, to the maximum extent permitted by Applicable Law.

Section 8.5           Third-Party Claims.

(a)          In the event that any Legal Proceeding is instituted, or that any claim is asserted, by any Person not party hereto in respect of an Indemnifiable Matter against an Indemnified Party (a “Third-Party Claim”), such Indemnified Party (or Parent on behalf thereof) shall promptly notify the Holders’ Representative of any such claim (describing the claim, the amount therefor (in known and quantifiable) and the basis thereof in reasonable detail) of which it has knowledge. The failure to so notify the Holders’ Representative of the commencement of any such Third-Party Claim will relieve the Company Holders from liability in connection therewith only if and to the extent that such failure adversely affects the defense of such Third-Party Claim.

(b)          The Holders’ Representative shall have the right, at its sole option and expense (on behalf of the Company Holders), to be represented by counsel of its choice, which must be reasonably satisfactory to Parent, and to defend against, negotiate, settle or otherwise deal with any Third-Party Claims and if the Holders’ Representative elects to defend against, negotiate, settle or otherwise deal with any Third-Party Claim, it shall within 30 days (or sooner, if the nature of such Third-Party Claim so requires) (the “Dispute Period”) notify Parent of its intent to do so.

(c)          If the Holders’ Representative does not elect within the Dispute Period to defend against, negotiate, settle or otherwise deal with any Third-Party Claim, Parent (on behalf of the applicable Indemnified Party) may defend against, negotiate, settle or otherwise deal with such Third-Party Claim. Notwithstanding anything to the contrary contained herein, the Holders’ Representative shall be entitled on behalf of the Company Holders, at their expense, to participate in, but not to determine or conduct, the defense of such Third-Party Claim or other Third-Party Claim for which an Indemnified Party assumes the defense. Such Indemnified Party that assumes the defense of such Third-Party Claim shall have the right in its sole discretion to conduct the defense of any such claim; provided that any settlement or consent to the entry of judgment with respect to any such claim without the prior written consent of the Holders’ Representative shall not be determinative, in and of itself, of the existence or amount of Indemnifiable Damages relating to such matter.

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(d)          If the Holders’ Representative elects to defend against, negotiate, settle or otherwise deal with any Third-Party Claim, (i) the Holders’ Representative shall use its commercially reasonable efforts to defend such Third-Party Claim, (ii) Parent (on behalf of the applicable Indemnified Party), prior to the period in which the Holders’ Representative assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of such Indemnified Party’s rights to defense and indemnification pursuant hereto, but with such actions not being determinative of the amount of any Indemnifiable Damages except to the extent the Holders’ Representative’s ability to defend such action is materially prejudiced by such actions and (iii) Parent (on behalf of the applicable Indemnified Party) may participate in (but may not direct or control) the defense of such Third-Party Claim at its own expense; provided that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Company Holder if, (A) so requested by the Holders’ Representative to participate or (B) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Holders’ Representative that would make such separate representation advisable; provided, further, that the Company Holders shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third-Party Claim. Notwithstanding anything to the contrary contained herein, the Holders’ Representative shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment (each, a “Settlement”) unless (i) the claimant and the Holders’ Representative provide to such Indemnified Party an unqualified release from all liability in respect of such Third-Party Claim, (ii) such Settlement does not impose any liabilities or obligations on the Indemnified Party and (iii) with respect to any non-monetary provision of such Settlement, such provisions would not, in the Indemnified Party’s reasonable judgment, have or be reasonably expected to have any adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Indemnified Party. Any settlement or compromise that does not comply with the preceding sentence shall not be determinative of the amount of Indemnifiable Damages with respect to any related claims for indemnification pursuant to this ARTICLE VIII.

(e)          The parties hereto agree to (i) cooperate with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim, (ii) make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and to work with each other in preparation for such events consistent with deadlines dictated by the particular Third-Party Claim and (iii) preserve all documents and things required by litigation hold orders pending with respect to particular Third-Party Claims, and to provide such documents and things to each other, consistent with deadlines dictated by a particular matter, as required by legal procedure or court order, or if reasonably requested by another party hereto, provided such cooperation referenced in clauses (i) – (iii) would not reasonably be expected to result in a waiver of any attorney-client, work product or other privilege.

Section 8.6           Holdback Fund.

(a)          At the Effective Time, Parent shall withhold the Holdback Amount from the Merger Aggregate Consideration otherwise payable to each Company Holder pursuant to Section 1.2 and/or the Company Liquidity Bonus Plan in accordance with each such Company Holder’s Pro Rata Portion. The balance of the Holdback Fund shall accrue interest at the Applicable Rate from the Closing Date until the earlier to occur of (a) the release and payment of the Holdback Fund to the Company Holders pursuant to Section 8.6(b) and (b) the exhaustion of the Holdback Fund pursuant to claims for Indemnifiable Damages in accordance with this Article VIII. Subject to Section 8.1, Parent shall hold the Holdback Fund until 5:00 p.m. Pacific time on the Holdback Release Date.

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(b)          Promptly following (and in any event no later than five Business Days after) the Holdback Release Date, Parent shall distribute to each Company Holder or to the Exchange Agent for further distribution to each Company Holder, such Company Holder’s Pro Rata Portion of any balance of the Holdback Fund, less (i) any amounts that would be necessary in the reasonable judgment of Parent to satisfy any then pending and unsatisfied or unresolved claim for indemnification pursuant to this ARTICLE VIII delivered to the Holders’ Representative prior to the Holdback Release Date if such claim(s) were resolved in full in favor of the Indemnified Parties (which amounts will continue to be withheld until the related claims have been finally resolved) and (ii) any applicable withholding Tax relating to such amount. Promptly following the time that any such pending and unsatisfied or unresolved claims have been resolved, Parent shall deliver the remaining portion of such undistributed amount, if any, not used to satisfy such claims, and less any applicable withholding Taxes, to the Company Holders (based on their Pro Rata Portion).

(c)          Parent shall not be required to set aside or otherwise hold separate any funds withheld as or otherwise constituting the Holdback Fund.

Section 8.7           Holders’ Representative.

(a)          Appointment. By virtue of the Merger and the adoption of this Agreement, each of the Company Holders irrevocably nominates, constitutes and appoints Fortis Advisors LLC as his, her or its exclusive agent and true and lawful attorney-in-fact (the “Holders’ Representative”), with full power of substitution, to act in the name, place and stead of the Company Holders for purposes of executing any documents and taking any actions that the Holders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under this Article VIII or the resolution of any claims or disputes under Section 1.7 or under the Escrow Agreement. Fortis Advisors LLC hereby accepts its appointment as Holders’ Representative.

(b)          Authority. The Company Holders grant to the Holders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of each such Company Holder (in the name of any or all of the Company Holders or otherwise) any and all documents that the Holders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Holders’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 8.7. Notwithstanding the foregoing, the Holders’ Representative shall have no obligation to act on behalf of the Company Holders, except as expressly provided herein, in the Escrow Agreement and in the Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Holders’ Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. The Holders’ Representative shall be entitled to: (i) rely upon the Capitalization Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Holder or other party. Notwithstanding anything to the contrary contained herein or in any other agreement executed in connection with the Transactions: (i) Parent, the Surviving Corporation and their respective Representatives shall be entitled to deal exclusively with the Holders’ Representative on all matters relating to any claims for indemnification, compensation or reimbursement pursuant to this ARTICLE VIII or any claims or disputes under Section 1.7 or pursuant to the Escrow Agreement and (ii) Parent, the Surviving Corporation, the Escrow Agent and each Company Holder and their respective Representatives shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Holder by the Holders’ Representative, and on any other action taken or purported to be taken on behalf of any Company Holder by the Holders’ Representative, as fully binding upon such Company Holder. A decision, act, consent or instruction of the Holders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.2 and Section 9.4, shall constitute a decision of the Company Holders and shall be final, binding and conclusive upon the Company Holders and their respective successors; and all defenses which may be available to any Company Holder to contest, negate or disaffirm the action of the Holders’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Representative Engagement Agreement are waived. The Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Holders’ Representative as being the decision, act, consent or instruction of the Company Holders. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Holders’ Representative.

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(c)          Power of Attorney. The Company Holders recognize and intend that the power of attorney granted in Section 8.7(a) and the powers, immunities and rights to indemnification granted to the Holders’ Representative Group hereunder: (i) are coupled with an interest and are irrevocable, (ii) may be delegated by the Holders’ Representative, (iii) shall survive the death or incapacity of each of the Company Holders, (iv) shall be binding on any successor thereto and (v) shall survive the delivery by any Company Holder of an assignment of the whole or any fraction of his, her, or its interest in the Adjustment Escrow Fund and the Holdback Fund.

(d)          Replacement. If the Holders’ Representative shall resign or otherwise be unable to fulfill its responsibilities hereunder, the Company Holders shall (by consent of those Persons entitled to at least a majority of the Adjustment Escrow Fund), within 10 days after such resignation or inability, appoint a successor to the Holders’ Representative (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Holders’ Representative as Holders’ Representative hereunder. If for any reason there is no Holders’ Representative at any time, all references herein to the Holders’ Representative shall be deemed to refer to the Company Holders. The immunities and rights to indemnification shall survive the resignation or removal of the Holders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(e)          Indemnification; Representative Expenses. Certain Company Holders have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Holders’ Representative to provide direction to the Holders’ Representative in connection with its services under this Agreement, the Escrow Agreement and the Representative Engagement Agreement (such Company Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Holders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Holders’ Representative Group”) shall be liable for any action taken or omitted to be taken by it as Holders’ Representative except in the case of willful misconduct or gross negligence. The Company Holders on whose behalf the Representative Expense Amount was contributed to the Representative Expense Fund shall jointly and severally indemnify the Holders’ Representative Group and defend and hold the Holders’ Representative Group harmless from and against any loss, liability, damage, fee, fine, cost, judgment, amount paid in settlement or expense of any nature incurred by such Holders’ Representative arising out of or in connection with the administration of its duties as Holders’ Representative, including reasonable legal and skilled professionals’ fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises, and expenses incurred in connection with seeking recovery from insurers (collectively, the “Representative Expenses”), unless such Representative Expenses shall be caused by such Holders’ Representative’s willful misconduct or gross negligence. The Company Holders acknowledge that the Holders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Holders’ Representative shall not be required to take any action unless the Holders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Holders’ Representative against the costs, expenses and liabilities which may be incurred by the Holders’ Representative in performing such actions.

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(f)          Representative Expense Fund. The Representative Expense Amount shall be available as a fund for (i) the Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement, or the Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group. In the event that the Representative Expense Amount shall be insufficient to satisfy the expenses of the Holders’ Representative, and if not recovered directly from the Company Holders, prior to the distribution from the Adjustment Escrow Fund or the Holdback Fund to the Company Holders of any amounts thereof in accordance with this Agreement and the Escrow Agreement, the Holders’ Representative shall have the right to recover the Representative Expenses from any remaining portion of the Adjustment Escrow Fund and/or the Holdback Fund prior to any distribution to the Company Holders and prior to any such distribution, shall deliver to Parent or the Escrow Agent, as applicable, a certificate setting forth the Representative Expenses actually incurred. Upon receipt of such certificate, Parent or the Escrow Agent, as applicable shall pay such Representative Expenses to the Holders’ Representative. Notwithstanding anything to the contrary contained herein, the Holders’ Representative’s right to recover Representative Expenses shall not prejudice Parent’s right to recover the full amount that Parent is entitled to recover from the Adjustment Escrow Fund and Holdback Fund pursuant to this Agreement. The Company Holders shall not receive interest or other earnings on the Representative Expense Fund. The Representative shall have no responsibility or liability for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Holders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Expense Fund, and has no tax reporting or income distribution obligations. The Company Holders will not receive any interest on the Representative Expense Fund and assign to the Holders’ Representative any such interest. Subject to Advisory Group approval, the Holders’ Representative may contribute funds to the Representative Expense Fund from any consideration otherwise distributable to the Company Holders. For tax purposes, the Representative Expense Fund shall be treated as having been received and voluntarily set aside by the Company Holders at the time of Closing. Any amounts remaining from the Representative Expense Fund shall be paid to the Exchange Agent for distribution to the Company Holders (based on their Pro Rata Portions) at such time as the Holders’ Representative determines to be appropriate.

Section 8.8           Exclusive Remedy

Subject to Section 8.6, from and after the Effective Time, except for equitable remedies pursuant to Section 9.6 for non-monetary relief, (a) the rights to indemnification, compensation and reimbursement set forth in this ARTICLE VIII shall be the sole and exclusive remedies of the Indemnified Parties with respect to any breach of this Agreement by the Company or any inaccuracy in any representation or warranty or any of the other matters set forth in Section 8.2(a) (meaning, for the avoidance of doubt, that the survival periods and liability limits set forth in this ARTICLE VIII shall control notwithstanding any statutory or common law provisions or principles to the contrary), (b) all applicable statutes of limitations or other claims periods with respect to claims for Indemnifiable Damages shall be shortened to the applicable claims periods and survival periods set forth herein and (c) the Indemnified Parties irrevocably waive any and all rights they may have to make claims against any Company Holders under statutory and common law as a result of any Indemnifiable Damages incurred by the Indemnified Parties with respect to any breach of this Agreement by the Company or any inaccuracy in any representation or warranty or any of the other matters set forth in Section 8.2(a) whether or not in excess of the maximum amounts permitted to be recovered pursuant to this ARTICLE VIII.

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ARTICLE IX
Miscellaneous

Section 9.1           Interpretation.

(a)          When a reference is made herein to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.” The “ordinary course of business” means an action taken by a Person in the ordinary course of such Person’s business, consistent with past practices. Where a reference is made to a Contract, instrument or law, such reference is to such Contract, instrument or law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any person include the successors and permitted assigns of that person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (vii) the phrases “provide to” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (viii) the phrase “made available to” and phrases of similar import means, with respect to any information, document or other material of Parent or the Company, that such information, document or material was made available for review by the Company or Parent, respectively, and its Representatives in the virtual data room established by Parent or the Company, respectively, in connection with this Agreement at least 24 hours prior to the execution of this Agreement. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to a Person are also to its permitted successors and assigns. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

(b)          The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(c)          For purposes of the dollar thresholds in this Agreement, any item of revenue or expenditure of a Party or its Subsidiaries (or the value of any asset of a Party or its Subsidiaries) not denominated in dollars shall be converted into dollars at the rate of exchange from the applicable foreign currency as published by the Wall Street Journal as of the end of the last trading day prior to the applicable date of measurement.

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Section 9.2           Amendment or Supplement

Subject to Applicable Law, this Agreement can be amended, supplemented or modified only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification is sought; provided that, following the Effective Time, the written consent of the Holders’ Representative shall also be required to approve any amendment on behalf of the Company. For purposes of this Section 9.2, the Company Holders agree that any amendment of this Agreement as to which the Holders’ Representative has given its written consent shall be binding upon and effective against the Company Holders whether or not they have signed such amendment, supplement or modification. Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, none of Sections 9.3, 9.5(c), 9.5(d), 9.9 and this Section 9.2 may be amended, supplemented or modified in a manner adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 9.3           Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided that Parent may collaterally assign its rights under this Agreement to any Debt Financing Source. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.3 shall be null and void.

Section 9.4           Extension of Time, Waiver

At any time prior to the Effective Time, any Party may, subject to Applicable Law, (i) waive any inaccuracies in the representations and warranties of any other Party, (ii) extend the time for the performance of any of the obligations or acts of any other Party or (iii) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding anything to the contrary contained herein, no failure or delay by the Company, Parent, Merger Sub or Holders’ Representative, in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. For purposes of this Section 9.4, the Company Holders agree that any extension or waiver signed by the Holders’ Representative shall be binding upon and effective against all Company Holders whether or not they have signed such extension or waiver.

Section 9.5           Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without regard to conflicts of law principles that would refer a matter to another jurisdiction.

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(b)          Each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court or Federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by Applicable Law, in such Federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in any Delaware State court or in any such Federal court, (iii) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth below shall be effective service of process for any suit, action or proceeding brought in any such court.

(c)          EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the Parties (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other hereto have been induced to enter into this Agreement and the consummation of the Transactions, by, among other things, the mutual waivers and certifications in this Section 9.5.

(d)          Notwithstanding anything in Sections 9.5(a) or 9.5(b) to the contrary, each of the Parties (a) agrees that it will not bring or support (and it will not support any of its Affiliates in bringing or supporting) any claim, suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against or involving any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the performance thereof, in any forum other than any New York State court or the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (d) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (e) agrees that any action arising out of or related to the Debt Commitment Letter or the transactions contemplated hereby or thereby that involves any Debt Financing Source will be governed by, construed and interpreted in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York. Each of the Parties agrees that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 (or in such other manner as may be permitted by Applicable Law) shall be valid and sufficient service thereof and the Parties hereby irrevocably waive any objections to service accomplished in the manner provided herein. The Parties hereby irrevocably waive all right to a trial by jury in any action or other proceeding against or involving any Debt Financing Source arising out of this Agreement or the Debt Financing.

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Section 9.6           Specific Performance

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company or Parent or Merger Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or Parent and Merger Sub, as applicable, under this Agreement. Except as otherwise provided herein, any and all remedies herein conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Applicable Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 9.7           Notices

All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission), (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt) or (iv) when sent by email of a PDF document (with written confirmation of transmission), in each case at the following addresses, facsimile numbers and email addresses, as applicable (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision); provided that with respect to notices delivered to the Holders’ Representative, such notices must be delivered solely via facsimile or email:

If to Parent or Merger Sub, to:

Spark Networks SE
Kohlfurter Str. 41/43

10999 Berlin, Germany
Attention: Gitte Bendzulla, General Counsel
Facsimile: +49 30 868 000 220

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: Murray A. Indick
E-mail: MIndick@mofo.com
Facsimile: (415) 276-7147

If to the Company, to:

Zoosk, Inc.
555 Mission Street, Third Floor
San Francisco, CA 94105
Telephone: (415) 529-3021
Attention: General Counsel
With a copy to: legalnotices@zoosk.com

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with a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Kris Withrow and Cynthia Clarfield Hess
Facsimile: (650) 938-5200

If to the Holders’ Representative, to:

Fortis Advisors LLC
Attention: Notice Department
Facsimile: (858) 408-1843
Email: notices@fortisrep.com

with a copy to:

Email: kcberkman@fortisrep.com

Section 9.8           Severability

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible. Except as otherwise provided for herein, nothing contained in any representation or warranty, or the fact that any representation or warranty may or may not be more specific than any other representation or warranty, shall in any way limit or restrict the scope, applicability, or meaning of any other representation or warranty contained herein.

Section 9.9           Entire Agreement; No Third-Party Beneficiaries.

(a)          This Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other Transaction Agreements (i) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (ii) except for, after the Effective Time, if the Merger is consummated, the rights of the Company Holders to receive the applicable portion of the Merger Aggregate Consideration, are not intended to and shall not confer upon any Person other than the Parties any rights or remedies, other than the rights of the Company Indemnified Parties pursuant to Section 4.9; provided that the Debt Financing Sources are express third party beneficiaries of Sections 9.2, 9.3, 9.5(d) and this Section 9.9. The Exhibits to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

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(b)          This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions may only be made against the entities that are expressly identified as signatories hereto and none of the Debt Financing Sources, Parent’s Affiliates, and any Specified Person of Parent shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. The Company agrees not to, and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Specified Person of Parent. Without limiting the generality of any of the foregoing, the Company hereby agrees that (a) no Debt Financing Source shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) to the Company or any Company Holder for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this sentence shall limit the liability or obligations of the parties under the Debt Commitment Letter or the documents governing any credit facilities or other financing provided by any Debt Financing Source).

Section 9.10         Legal Representation; Conflict Waiver

Parent, Merger Sub and the Company hereby agree that, in the event that a dispute arises after the Closing between Parent and the Surviving Corporation, on the one hand, and the Holders’ Representative and the Company Holders, on the other hand, Fenwick & West LLP (“Fenwick”) may represent the Holders’ Representative and the Company Holders in such dispute even though the interests of the Holders’ Representative and the Company Holders may be directly adverse to Parent, the Surviving Corporation or any of their respective Subsidiaries; provided that this sentence shall not apply if Fenwick is handling ongoing matters for Parent, the Surviving Corporation or any of their respective Subsidiaries. Parent, Merger Sub and the Company further agree that, as to all communications among Fenwick and the Holders’ Representative and the Company Holders and their respective Affiliates (individually and collectively, the “Seller Group”) that relate primarily to the negotiation, execution and delivery of this Agreement, the attorney-client privilege and the exception of client confidence belongs solely to the Seller Group and may be controlled only by the Seller Group (and the Holders’ Representative, on behalf of the Seller Group) and shall not pass to or be claimed by Parent, Merger Sub or the Company, because the interests of Parent and its Affiliates were directly adverse to the Company, the Company Holders and the Holders’ Representative at the time such communications were made. This right to the attorney-client privilege shall exist even if such communications may exist on the Surviving Corporation’s computer system or in documents in the Surviving Corporation’s possession. Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub and the Surviving Corporation, on the one hand, and a Person other than a Party to this Agreement, on the other hand, after the Closing, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by Fenwick; provided that the Surviving Corporation may not waive such privilege without the prior written consent of the Holders’ Representative.

Section 9.11         Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood and agreed that all Parties need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the Parties to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

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Section 9.12         Definitions.

(a)          As used herein, the following terms have the meanings ascribed thereto below:

“Adjustment Escrow Amount” means $1,000,000.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Aggregate Exercise Price” means an amount equal to the aggregate exercise price for all Vested Options and Cash-Out Warrants outstanding as of immediately prior to the Effective Time.

“AktG” means the German Stock Corporation Act (Aktiengesetz).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the, the Federal Trade Commission Act, as amended, all applicable foreign antitrust laws and other Applicable Law issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.

“Applicable Rate” means 2% per annum, computed based on the actual number of days elapsed and on a year of 365 days; provided that in the event any remaining portion of the Holdback Fund remains unpaid on the sixth Business Day following the Holdback Release Date (other than amounts withheld pursuant to clauses (i) or (ii) of Section 8.6(b)), then from and after such date the “Applicable Rate” shall instead mean 12% per annum.

“Business Day” means a day except a Saturday, a Sunday or other day on which banks in San Francisco, California are authorized or required by Applicable Law to be closed.

“CCC” means the California Corporations Code.

“Charter Amendment” means the amendment to the Company’s Amended and Restated Certificate of Incorporation in the form attached to the Written Consent.

“Code” means Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercial Register” means the German commercial register (Handelsregister).

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“Company Adjusted EBITDA” means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (a) consolidated net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, plus (b) the sum, without duplication, of the amounts for such period of the following:

(i)          transaction costs, fees and expenses incurred in connection with the consummation of the Transactions, including amendments, modifications and waivers of the Transactions, and

(ii)         the amount of extraordinary, nonrecurring or unusual costs, charges, expenses or losses (including any legal settlements and including all fees and expenses relating thereto); provided, the amount added back for cash costs, charges, expenses or losses pursuant to this clause (ii) shall not exceed an aggregate amount equal to 7.5% of EBITDA (calculated before giving effect to such add-back for any measurement period), and

(iii)        all costs or expenses incurred pursuant to any management equity plan or stock option plan, share-based incentive compensation plan or any other management or employee benefit plan or arrangement, pension plan, any stock subscription or stockholders agreement or any distributor equity plan or agreement, including any charges arising from the grant or settlement of stock options, stock appreciation or similar rights, and

(iv)        payments to Employees (x) made prior to the Closing Date in connection with the Company Liquidity Bonus Plan and (y) in connection with the Retention Plan, and

(v)         all adjustments applicable to the Company and its Subsidiaries set forth in the quality of earnings report delivered to the Debt Financing Sources on February 28, 2019, and

(vi)        all adjustments set forth in the financial model delivered to the Debt Financing Sources on March 4, 2019, including all adjustments for retention, recruiting, relocation and signing bonuses and expenses, and

(vii)       interest expense, amortization, depreciation and tax expense.

“Company Capital Stock” means the outstanding shares of Company Common Stock, Company Preferred Stock and any other classes and series of common and preferred stock of the Company, in each case on a fully diluted, as converted to Company Common Stock basis.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

“Company Closing Cash” means all cash and cash equivalents of the Company and its Subsidiaries, as determined in accordance with GAAP applied consistently with the Company Financial Statements, in bank accounts of the Company and its Subsidiaries as of immediately prior to the Closing, not including any amounts considered restricted cash, but including the amount of (i) checks that have been received by the Company and its Subsidiaries but that have not yet been deposited, (ii) deposits in transit from payment processors of the Company and its Subsidiaries and (iii) up to $100,000 in cash collateral pledged in respect of the Company’s credit card accounts with Silicon Valley Bank.

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“Company Closing Debt” means all outstanding Indebtedness incurred or assumed by the Company and its Subsidiaries as of immediately prior to the Closing.

“Company Closing Financial Statement” means a statement delivered by the Company setting forth the Company’s bona fide estimates of:

(i)          the amount of the Company Closing Cash,

(ii)         the amount of the Company Closing Debt,

(iii)        the amount of Company Transaction Expenses,

(iv)        the amount of the Aggregate Exercise Price,

(v)         the cash amounts payable under the Company Liquidity Bonus Plan,

(vi)        the resulting Merger Aggregate Adjusted Cash Consideration (the “Estimated Merger Aggregate Adjusted Cash Consideration”), and

(vii)       the resulting Merger Aggregate Stock Consideration Value (the “Estimated Merger Aggregate Stock Consideration Value”).

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Holder” means each holder of Vested Options, Cash-Out Warrants or shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and each recipient of cash and/or Parent ADSs under the Company Liquidity Bonus Plan.

“Company Liquidity Bonus Plan” means the Company’s Amended and Restated Liquidity Event Bonus Plan.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Option Plans” means the Company’s 2007 Stock Plan and the Company’s 2017 Equity Incentive Plan, as amended.

“Company Options” means all options granted pursuant to the Company Option Plans, and any other options or other rights (including commitments to grant options or other rights) to purchase or otherwise acquire Company Capital Stock.

“Company Preferred Stock” means the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock and Company Series E Preferred Stock.

“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

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“Company Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series C Preferred Stock” means the Series C Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series D Preferred Stock” means the Series D Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series E Preferred Stock” means the Series E Preferred Stock, par value $0.0001 per share, of the Company.

“Company Stockholders” means each holder of Company Common Stock or Company Preferred Stock as of immediately prior to the Effective Time.

“Company Transaction Expenses” means, without duplication, all of the fees and expenses incurred or required to be paid by the Company in connection with this Agreement and the Transactions, including (i) all legal, accounting, investment banking, financial advisory, consulting and other fees and expenses of third parties incurred by the Company or its Subsidiaries in connection with the negotiation, preparation, execution and performance of this Agreement and the Transaction Agreements and the effectuation of the Merger and the other Transactions, (ii) all bonus, change of control and other similar payment obligations owed by the Company to the Company’s directors, employees and/or consultants solely due to the Closing (but excluding any cash severance), (iii) all premiums for the run-off insurance as contemplated by Section 4.9, (iv) all bonuses and other amounts paid or payable as a result of the Merger under the Company Liquidity Bonus Plan (but excluding the Parent ADSs issuable pursuant to awards under such plan), (v) all employer-side Taxes related to any bonus, change of control, or other payment described in clause (ii) above, the Company Liquidity Bonus Plan, the treatment of and payment for the Vested Options as provided hereunder, or any cash severance payable or otherwise arising out of termination on or before the Closing Date, and (vi) all costs, fees and other expenses in connection with the proposed improvements to the server room located in the Company’s offices at the address indicated in Section 9.7 hereof incurred but unpaid as of the Closing.

“Company Warrants” means warrants to purchase shares of Company Capital Stock.

“Compliant” means, with respect to the Required Information, that (i) such Required Information, taken as a whole and giving effect to all supplements and updates provided thereto, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which it was made or disclosed, not misleading, (ii) the Company’s auditors have not withdrawn any audit opinion with respect to any 9.7 hereof, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of interim financial statements, for normal and recurring year-end adjustments and the absence of footnotes).

“Contract” means any (whether written or oral) contract, loan or credit agreement, debenture, note, guaranty, bond, mortgage, indenture, deed of trust, license, lease or other agreement, arrangement or instrument that is legally binding.

“Contribution Agreement” means a contribution agreement (Einbringungsvertrag) among Parent and the Contribution Agent in form and substance reasonable satisfactory to Parent and the Company, under which the Contribution Agent contributes and transfers the Contribution In Kind to Parent against (i) payment (as provided in this Agreement) of the Merger Aggregate Adjusted Cash Consideration and (ii) the issuance of new Parent Ordinary Shares, such assignment of the Contribution In Kind being subject only to the condition precedent of the registration of the Parent Capital Increase with the commercial register of Parent.

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“Debt Financing Sources” means the financing sources party to the Debt Commitment Letter, and any other lender, arranger, bookrunner or agent of or under the Debt Financing, their respective Affiliates and their and their Affiliates’ respective officers, directors, incorporators, managers, employees, members, advisors, agents, partners, controlling parties, representatives, successors and assigns.

“Depositary” means The Bank of New York Mellon.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights in connection with the Merger shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL or, if applicable, the CCC.

“Employee” means any current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries or Affiliates.

“Environmental Law” means any Applicable Law as in effect on or prior to the Closing Date relating to the protection of the environment, protection of human health as it relates to any harmful or deleterious substances or protection of natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means actual fraud (requiring an intent to deceive).

“Fully Diluted Share Number” means the sum, as of immediately prior to the Effective Time, of the aggregate number of (i) all shares of Company Common Stock issued and outstanding, plus (ii) all shares of Company Preferred Stock issued and outstanding, on an as-converted-to-common basis, (iii) the maximum aggregate shares of Company Common Stock issuable upon full exercise of all Vested Options, plus (iv) the maximum aggregate shares of Company Common Stock issuable upon full exercise of all Cash-Out Warrants.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority, self-regulatory organization or stock exchange, or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

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“Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons, and all other ozone-depleting substances.

“Holdback Amount” means $10,000,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financial Reporting Standards, and the interpretations thereto, as adopted by the International Accounting Standards Board.

“Indebtedness” means all Liabilities (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (d) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or other security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (e) under leases required to be accounted for as capital leases under GAAP or IFRS (as applicable) or (f) under guarantees and other contingent obligations relating to any such Liabilities.

“Indemnifiable Damages” means any payment, cost, damage, disbursement, expense, fee, loss, injury, deficiency, judgment, award, fine, penalty or settlement; provided that Indemnifiable Damages shall not include any punitive or exemplary damages or damages that are not a reasonably foreseeable outcome of the inaccuracy of a representation or warranty (or the breach of a covenant, as applicable) giving rise to such damages (except in each case to the extent such damages or Indemnifiable Damages are awarded by an arbitrator or Governmental Authority to a third party and payable to such third party by an Indemnified Party).

“Knowledge” means (a) with respect to the Company, the knowledge, after due inquiry, of any of the individuals set forth on Schedule 9.12(a) and (b) with respect to Parent and Merger Sub, the knowledge, after due inquiry, of any of the individuals set forth on Schedule 9.12(b).

“Liability” means any liability, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be reflected in financial statements.

“Liens” means any lien (statutory or otherwise), pledge, charge, mortgage, encumbrance, deed of trust, security interest, attachment, hypothecation, violation, lease, servient easement, deed restriction, adverse claim, reversion, reverter, condition, restriction or charge or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.

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“Material Adverse Effect” means, with respect to a Party, any material adverse effect on, or change, event, occurrence or state of facts materially adverse to (x) the business, properties, assets, liabilities (contingent or otherwise), results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, or (y) the ability of such Party to perform its obligations hereunder and to consummate the Merger and the other Transactions; provided that, for purposes of the foregoing clause (x) only, Material Adverse Effect shall not include: (i) any effect, change, event, occurrence or state of facts that generally affects the industry in which the applicable Party operates, to the extent they do not disproportionately affect such Party and its Subsidiaries as a whole relative to other companies in such industry, (ii) any effect, change, event, occurrence or state of facts that results from general economic conditions in any state or country where the Party’s business is conducted, to the extent they do not disproportionately affect the applicable Party and its Subsidiaries as a whole relative to other companies therein, (iii) any effect, change, event, occurrence or state of facts that results from any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, to the extent they do not disproportionately affect the applicable Party and its Subsidiaries as a whole relative to other companies in such Party’s industry, (iv) any failure, in and of itself, by such Party or any of its Subsidiaries to meet internal projections or forecasts or revenue or earnings predictions for any period ending on or after the Agreement Date (provided that the cause or basis for such Party or its Subsidiaries to meet such projections or forecasts or revenue or earnings predictions shall not be excluded), (v) the taking of any action required to be taken, or the failure to take any action prohibited, by this Agreement (other than the first sentence of Section 4.1(a)), (vi) any effect, change, event, occurrence or state of facts that results from the announcement of this Agreement or the other Transaction Agreements, (vii) any changes in Applicable Law or GAAP or the interpretation or enforcement thereof or (viii) any matter disclosed in the Parent Disclosure Schedule with respect to Parent and Merger Sub or the Company Disclosure Schedule with respect to the Company.

“Merger Aggregate Adjusted Cash Consideration” means (i) the Merger Aggregate Cash Consideration, plus (ii) the Aggregate Exercise Price, plus (iii) the Company Closing Cash in excess of $10,000,000, less (iv) the Company Closing Cash less than $10,000,000, less (v) the Company Closing Debt, less (vi) the Company Transaction Expenses incurred but unpaid as of the Closing.

“Merger Aggregate Cash Consideration” means $115,000,000.

“Merger Aggregate Closing Cash Consideration” means the difference of (i) the Merger Aggregate Adjusted Cash Consideration minus (ii) the Adjustment Escrow Amount, minus (iii) the Holdback Amount, minus (iv) the Representative Expense Amount.

“Merger Aggregate Consideration” means the Merger Aggregate Adjusted Cash Consideration plus the Merger Aggregate Stock Consideration Value.

“Merger Aggregate Stock Consideration” means (i) 12,980,000 Parent ADSs minus (ii) the number of Parent ADSs issued upon settlement of awards under the Company Liquidity Bonus Plan.

“Merger Aggregate Stock Consideration Value” means the product of (i) the Merger Aggregate Stock Consideration multiplied by (ii) the Parent ADS Closing Price.

“Optionholder” means each holder, as of immediately prior to the Effective Time, of a Company Option, whether or not vested.

“Outstanding Share Number” means the sum, as of immediately prior to the Effective Time, of the aggregate number of (i) all shares of Company Common Stock issued and outstanding, plus (ii) all shares of Company Preferred Stock issued and outstanding, on an as-converted-to-common basis.

“Parent Adjusted EBITDA” means, for any period, an amount determined for Parent and its Subsidiaries (other than the Company) on a consolidated basis equal to (a) consolidated net income (or loss) of Parent and its Subsidiaries (other than the Company) on a consolidated basis for such period taken as a single accounting period determined in conformity with IFRS, plus (b) the sum, without duplication, of the amounts for such period of the following:

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(i)           transaction costs, fees and expenses incurred in connection with the consummation of the Transactions, including amendments, modifications and waivers of the Transactions, and

(ii)          the amount of extraordinary, nonrecurring or unusual costs, charges, expenses or losses (including any legal settlements and including all fees and expenses relating thereto); provided, the amount added back for cash costs, charges, expenses or losses pursuant to this clause (ii) shall not exceed an aggregate amount equal to 7.5% of EBITDA (calculated before giving effect to such add-back for any measurement period), and

(iii)         all (A) costs or expenses incurred pursuant to any management equity plan or stock option plan, share-based incentive compensation plan or any other management or employee benefit plan or arrangement, pension plan, any stock subscription or stockholders agreement or any distributor equity plan or agreement, including any charges arising from the grant or settlement of Parent’s Virtual Stock Option Plan of November 2017 or Parent’s Virtual Stock Option Plan of March 2018, stock appreciation or similar rights and (B) the Permitted Cash VSOP Payments, and

(iv)         all adjustments applicable to Parent and its Subsidiaries (other than the Company) set forth in the quality of earnings report delivered to the Debt Financing Sources on March 1, 2019, and

(v)          all adjustments set forth in the financial model delivered to the Debt Financing Sources on March 4, 2019, and

(vi)         interest expense, amortization, depreciation and tax expense.

“Parent ADRs” means American Depositary Receipts evidencing Parent ADSs.

“Parent ADS Closing Price” means the average closing price of the Parent ADSs on the NYSE American over the 20-day trading period ending on the third Business Day immediately preceding the Closing Date.

“Parent ADSs” means American Depositary Shares representing Parent Ordinary Shares.

“Parent Articles of Association” means the articles of association (Satzung) of Parent, as amended from time to time.

“Parent Capital Increase” means the increase in the registered share capital (Grundkapital) of Parent pursuant to Section 182 et seq. AktG with exclusion of the shareholders’ subscription rights (Bezugsrechtsausschluss) under which the Parent Ordinary Shares underlying the Merger Aggregate Stock Consideration are issued to the Contribution Agent for the benefit of the former holders of shares of Company Capital Stock at an issue price of EUR 1.00 per share against contribution and transfer by the Contribution Agent to Parent of the Contribution In Kind.

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“Parent Capital Increase Resolution” means the resolution by the Parent General Meeting on the Parent Capital Increase in substantially the form attached hereto as Exhibit G to be adopted by a Parent Qualified Stockholder Majority.

“Parent Employee” means any current or former employee, consultant, independent contractor or director of Parent or any of its Subsidiaries or Affiliates.

“Parent General Meeting” means the general meeting (Hauptversammlung) of Parent.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Option Plans” means the Parent’s 2007 Omnibus Incentive Plan, Parent’s Virtual Stock Option Plan of November 2017 and Parent’s Virtual Stock Option Plan of March 2018.

“Parent Options” means all options and any other rights (including commitments to grant options or other rights) to purchase or otherwise acquire Parent Ordinary Shares.

“Parent Ordinary Shares” means ordinary no-par value registered shares (auf den Namen lautende Stückaktien) of Parent.

“Parent Qualified Stockholder Majority” means a majority comprising at least three quarters of the registered share capital (Grundkapital) of Parent represented at the Parent General Meeting pursuant to Articles 5 and 9(1) lit. c) ii) SE Regulation in connection with Section 186(3) sentence 2 AktG.

“Parent Stockholders” means each holder of Parent Ordinary Shares.

“Per Option/Warrant Closing Payment” means the difference of (i) the quotient of (x) the Total Closing Consideration Value divided by (y) the Fully Diluted Share Number minus (ii) the applicable per share exercise price for the Vested Option or Cash-Out Warrant, as applicable.

“Per Share Closing Cash Consideration” means the quotient of (i) the difference of (x) the Merger Aggregate Closing Cash Consideration minus (y) the sum of the aggregate cash amount to be paid in respect of the Vested Options and the Cash-Out Warrants pursuant to Section 1.2 plus the Aggregate Exercise Price divided by (ii) the Outstanding Share Number.

“Per Share Closing Payment” means, collectively, the Per Share Closing Cash Consideration and the Per Share Stock Consideration.

“Per Share Merger Aggregate Consideration” means the quotient of (i) the Merger Aggregate Consideration divided by (ii) the Fully Diluted Share Number.

“Per Share Stock Consideration” means a number of Parent ADSs equal to the quotient of (i) the Merger Aggregate Stock Consideration divided by (ii) the Outstanding Share Number.

“Permitted Cash VSOP Payments” means cash payments made to holders of equity interests under the Parent Option Plans after the Agreement Date and prior to the Closing Date that satisfy the following conditions: (i) such payments are in an aggregate amount that does not exceed the lesser of (A) $5,500,000 and (B) the amount actually paid as Tax liabilities of the recipients of such payments in respect to the equity interests held by such recipients pursuant to the Parent Option Plans; and (ii) the members of the “c-suite” executive team of Parent (the “Parent Executives”) enter into a customary “lock-up” that prohibits the sale of 70% of the aggregate after-tax shareholdings (calculated in a manner to be agreed after the acceleration of the Parent Option Plans) of the Parent Executives from the Closing Date through the date that is 12 months following the Closing Date.

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“Permitted Liens” means (i) statutory Liens securing payments not yet due, (ii) Liens with respect to the payment of Taxes, in all cases that are not yet due or payable, or that are being contested in good faith, in either case for which reserves adequate for payment of such Taxes have been established, (iii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by Applicable Law created in the ordinary course of business for amounts that are not yet delinquent or that are being contested in good faith by appropriate proceedings properly instituted and diligently conducted, (iv) Liens granted to any lender at the Closing in connection with any financing obtained by Parent or Merger Sub to fund any portion of the Transactions and (v) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Post-Closing Cash Consideration” means an amount equal to the sum of (i) the amount (if any) of the Adjustment Escrow Fund released for payment to the Company Holders pursuant to this Agreement and the Escrow Agreement, (ii) the amount (if any) of the Holdback Fund released for payment to the Company Holders pursuant to this Agreement, (iii) the amount (if any) of the Representative Expense Fund released for payment to the Company Holders pursuant to this Agreement and the Escrow Agreement, and (iv) the amount (if any) payable by Parent pursuant to Section 1.7(g).

“Pro Rata Portion” means, with respect to a Company Holder, the quotient of (i) the sum of the portion of the Merger Aggregate Consideration payable to such Company Holder (for purposes of this definition of Pro Rata Portion, without regard to the withholding of the Adjustment Escrow Amount, Holdback Amount and Representative Expense Amount) plus the cash and aggregate value (based on the Parent ADS Closing Price) of the Parent ADSs issuable to such Company Holder pursuant to the Company Liquidity Bonus Plan, divided by (ii) the sum of the Merger Aggregate Consideration for all Company Holders (for purposes of this definition of Pro Rata Portion, without regard to the withholding of the Adjustment Escrow Amount, Holdback Amount and Representative Expense Amount) plus the cash and aggregate value (based on the Parent ADS Closing Price) of the Parent ADSs issuable to such Company Holders pursuant to the Company Liquidity Bonus Plan.

“Representative Expense Amount” means $100,000.

“Required Information” means in each case as required by the Debt Commitment Letter, the financial statements and all other information necessary to satisfy the conditions set forth in the Debt Commitment Letter (or any analogous section in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to Section 4.16), including conditions 6 (Historical Financial Statements) and 7 (Pro Forma Financial Statements, Projections and Quality of Earnings Report) of the Debt Commitment Letter. Notwithstanding anything to the contrary herein, nothing will require the Company to provide (or be deemed to require the Company to prepare) (x) any pro forma financial statements or (y) audited financial statements for the fiscal year ended December 31, 2018.

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“SE Regulation” means the Council Regulation (EC) No 2157/2001 of 8 October 2001 on the Statute for a European company (SE).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Person” means with respect to any Person, any of the current or former directors, officers, employees, shareholders, members, managers, partners, agents, successors, assigns or any other related Person of such Person, or any of their respective Affiliates.

“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other similar assessments in the nature of taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i), and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express obligation to indemnify any other Person or as a result of being liable for the payment of such Taxes as a matter of Applicable Law.

“Tax Returns” means with respect to Taxes any return, report or information return filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreements” means any agreement relating to the sharing, allocation or indemnification of Taxes or amounts in lieu of Taxes, or any similar Contract or arrangement, excluding any commercial agreement entered into in the normal course of business not primarily related to Taxes.

“Taxing Authority” means any Governmental Authority validly exercising its taxing authority.

“Total Closing Consideration Value” means the sum of (i) the Merger Aggregate Stock Consideration Value plus (ii) the Merger Aggregate Closing Cash Consideration.

“Transaction Agreement” means any agreement or other executed document necessary for the completion of the Transactions, including this Agreement, the Escrow Agreement and the Confidentiality Agreement.

“Warrantholder” means each holder, as of immediately prior to the Effective Time, of a Company Warrant, whether or not vested.

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(b)          As used herein, the following terms are defined in the Section of this Agreement set forth after such term below:

“280G Approval”	4.2(f)
“Adjustment Escrow Fund”	1.4(b)(i)
“Advisory Group”	8.7(e)
“Agreement”	Preamble
“Alternative Debt Financing”	4.16(b)
“California Commissioner”	5.1(a)(i)
“California Permit”	5.1(a)(i)
“Capitalization Spreadsheet”	4.11(b)
“Cash-Out Warrant”	1.2(a)(iv)
“Certificate”	1.6(a)
“Certificate of Merger”	1.1(d)
“Claim Date”	8.4(a)(i)
“Claim Notice”	8.4(a)(ii)
“Closing”	1.1(c)
“Closing Date”	1.1(c)
“Company”	Preamble
“Company Acquisition Proposal”	4.3(b)
“Company Author”	2.15(g)
“Company Balance Sheet”	2.5(a)
“Company Balance Sheet Date”	2.5(a)
“Company Board”	Recitals
“Company Confidential Information”	2.15(j)
“Company Consenting Stockholders”	Recitals
“Company Disclosure Schedule”	Article II
“Company Financial Statements”	2.5(a)
“Company Indemnified Parties”	4.9(a)
“Company Intellectual Property Agreements”	2.15(a)(i)
“Company IP Rights”	2.15(a)(ii)
“Company Material Contract”	2.13(a)
“Company Non-U.S. Benefit Plans”	2.11(a)
“Company Organizational Documents”	2.1(c)
“Company-Owned IP Rights”	2.15(a)(iii)
“Company Permits”	2.8(a)
“Company Plans”	2.11(a)
“Company Policies”	2.17
“Company Products”	2.15(a)(iv)
“Company Registered Intellectual Property”	2.15(a)(iii)
“Company Related Party”	2.18(c)
“Company Related Party Transactions”	2.18(a)
“Company Stockholder Approval”	2.3(b)
“Confidentiality Agreement”	4.7(e)
“Contaminants”	2.15(p)
“Continuing Employees”	4.15(d)
“Contribution”	1.5(f)
“Contribution Agent”	1.5(d)(i)(A)
“Contribution Agent Agreement”	1.5(d)(i)(A)
“Contribution Agent Registration”	1.5(e)
“Contribution Auditor”	1.5(a)
“Contribution In Kind”	1.5(a)
“Debt Commitment Letter”	Recitals
“Debt Financing”	3.21(a)
“Dispute Period”	8.5(b)
“Disputed Item”	1.7(c)
“Divestiture”	4.4(e)
“Effective Time”	1.1(d)
“Escrow Agent”	1.4(b)
“Escrow Agreement”	1.4(b)
“Estimated Capitalization Spreadsheet”	4.11(a)
“Estimated Merger Aggregate Adjusted Cash Consideration”	9.12(a)
“Estimated Merger Aggregate Stock Consideration Value”	9.12(a)
“Excess Adjustment Amount”	1.7(f)
“Excess Securities”	1.2(a)(ii)(A)
“Exchange Agent”	1.5(d)(i)(B)
“Exchange Agent Agreement”	1.5(d)(i)(B)
“Exchange Fund”	1.5(i)(iii)
“Fairness Hearing”	5.1(a)(i)
“Fairness Hearing Law”	5.1(a)(i)
“Fenwick”	9.10
“Final Adjustment Shortfall”	1.7(f)
“Final Adjustment Surplus”	1.7(g)

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“Final Merger Aggregate Adjusted Cash Consideration”	1.7(e)
“Fractional Dividends”	1.2(a)(ii)
“General Enforceability Exceptions”	2.3(a)(ii)
“Holdback Fund”	1.4(c)
“Holdback Release Date”	8.1
“Holders’ Representative”	8.7(a)
“Indemnifiable Damages”	8.2(a)
“Indemnifiable Matters”	8.2(a)
“Indemnified Parties”	8.2(a)
“Initial Payment Amount”	1.6(b)
“Intellectual Property”	2.15(a)(vi)
“Joinder Agreement”	Recitals
“Legal Proceedings”	2.7
“Merger”	Recitals
“Merger Sub”	Preamble
“Merger Sub Common Stock”	1.5(e)
“Notice of Objection”	1.7(c)
“NYSE American”	1.2(a)(ii)(A)
“Objection Deadline”	8.4(a)
“Objection Notice”	8.4(a)
“Objection Period”	1.7(c)
“Official”	2.20(b)
“Open Source Materials”	2.15(a)(vii)
“Order”	7.1(b)(ii)
“Outside Date”	7.1(b)(i)
“Parent”	Preamble
“Parent Acquisition Proposal”	4.3(e)
“Parent Author”	3.15(g)
“Parent Balance Sheet”	3.5(b)
“Parent Balance Sheet Date”	3.5(b)
“Parent Board”	Recitals
“Parent Capital Increase Registration”	1.5(g)
“Parent Confidential Information”	3.15(j)
“Parent Consenting Stockholders”	Recitals
“Parent Disclosure Schedule”	Article III
“Parent Executives”	9.12(a)
“Parent Financial Statements”	3.5(b)
“Parent Intellectual Property Agreements”	3.15(a)(i)
“Parent IP Rights”	3.15(a)(ii)
“Parent Material Contract”	3.13(a)
“Parent Ordinary Share Deposit”	1.5(i)(i)
“Parent-Owned IP Rights”	3.15(a)(iii)
“Parent Permits”	3.9(a)
“Parent Plans”	3.11(a)
“Parent Policies”	3.17
“Parent Post-Closing Statement”	1.7(b)
“Parent Products”	3.15(a)(iv)
“Parent Reference Date”	3.5(a)
“Parent Registered Intellectual Property”	3.15(a)(v)
“Parent Related Party”	3.18(c)
“Parent Related Party Transactions”	3.18(a)
“Parent SEC Reports”	3.5(a)
“Parent Share Issuance”	1.5(g)
“Permit Information Statement”	5.1(a)(ii)
“Personal Data”	2.16(a)
“Post-Closing Returns”	4.8(a)
“Post-Signing Returns”	4.8(a)
“Pre-Closing Period”	4.1(a)
“Representative Engagement Agreement”	8.7(e)
“Representative Expense Fund”	1.4(c)
“Representative Expenses”	8.7(e)
“Representatives”	4.3(a)
“Retention Plan”	4.12
“Reviewing Accountant”	1.7(e)
“Seller Group”	9.10
“Settled Claims”	8.4(b)(i)
“Settlement”	8.5(d)
“Settlement Memorandum”	8.4(b)(i)
“Share Exchange”	1.5(i)(iii)
“Surviving Corporation”	1.1(a)
“Surviving Corporation Common Stock”	1.2(c)
“Systems”	2.15(q)
“Third-Party Claim”	8.5(a)
“Third-Party IP Rights”	2.15(a)(viii)
“Transaction Deductions”	4.8(b)
“Transactions”	Recitals
“Unvested Option”	1.2(a)(iii)(B)
“Vested Option”	1.2(a)(iii)(A)

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“WARN”	2.11(g)
“Written Consent”	4.2(a)
“Written Decision”	8.4(b)(ii)

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

SPARK NETWORKS SE

By:	/s/ Jeronimo Folgueira
Name: Jeronimo Folgueira
Title: Chief Executive Officer

By:	/s/ Michael Schrezenmaier
Name: Michael Schrezenmaier
Title: Chief Operating Officer

CHEMISTRY INC.

By:	/s/ Robert O’Hare
Name: Robert O’Hare
Title: President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

ZOOSK, INC.

By:	/s/ Steve McArthur
Name: Steve McArthur
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

FORTIS ADVISORS LLC,
solely in its capacity as the Holders’ Representative

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

[Signature Page to Merger Agreement]